File No. 333-93365
    As Filed with the Securities and Exchange Commission on February __, 1999

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  Pre-Effective Amendment No. 1 to FORM SB-2/A
             Registration Statement Under the Securities Act of 1933


                                NORTH BAY BANCORP
                 (Name of small business issuer in its charter)

           California                     6021                   68-0434802
  ----------------------------   ---------------------------  ------------------
  (State or Other Jurisdiction   (Primary Standard Industrial (I.R.S. Employer
        of Incorporation               Classification           Identification
         or Organization)                Code Number)                No.)

            1500 Soscol Avenue, Napa California 94559 (707) 257-8585
            --------------------------------------------------------
          (Address and telephone number of principal executive offices)

                    1500 Soscol Avenue, Napa California 94559
                    -----------------------------------------
                    (Address of principal place of business)


             TERRY L. ROBINSON, PRESIDENT & CHIEF EXECUTIVE OFFICER
            1500 Soscol Avenue, Napa California 94559 (707) 257-8585
            --------------------------------------------------------
               (Name, address and telephone of agent for service)

                                    Copy to:
                   R. Brent Faye, Esq., Lillick & Charles LLP
                        2 Embarcadero Center, 27th Floor,
                 San Francisco, California 94111 (415) 984-8365

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
---------------------------- ------------------------- ------------------------- ------------------------- ------------------------
  Title of each class of      Amount to be registered      Proposed maximum          Proposed maximum       Amount of registration
securities to be registered                             offering price per unit  aggregate offering price             fee
---------------------------- ------------------------- ------------------------- ------------------------- ------------------------
Common Stock, No Par Value            200,000                  $25.00                 $5,000,000                $1,390.00(2)
            (1)
---------------------------- ------------------------- ------------------------- ------------------------- ------------------------

(1) This Registration Statement relates to 200,000 new shares of Common Stock of the Registrant issuable to the public.

(2) Pursuant to Rule 457(o), the registration fee was computed on the basis of the maximum offering price of securities being offered. Previously paid.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                NORTH BAY BANCORP


                               1500 SOSCOL AVENUE
                             NAPA, CALIFORNIA 94559
                                 (707) 257-8585
                                 200,000 Shares
                           Common Stock, No Par Value

North Bay Bancorp is offering up to 200,000 shares of common stock for sale to the public at a price of $25.00 per share. The offering will be conducted on a best efforts basis by the officers and directors of North Bay, Vintage Bank, and the proposed directors of Solano Bank (Proposed). See "THE OFFERING."

The purpose of the offering is to raise funds for North Bay to invest in Solano Bank, a proposed wholly-owned subsidiary of North Bay which intends to conduct a banking business in Solano County, California and for general corporate purposes. If Solano Bank does not receive the requisite regulatory approvals, all net proceeds will be used for general corporate purposes.


North Bay will pay the expenses of registering the securities offered.


North Bay's common stock is publicly traded in the over-the-counter market under the symbol NBAN and is not listed on any stock exchange or quoted on the NASDAQ. The last sales price of North Bay common stock on or before February 4, 2000, the last practicable date before printing of this prospectus, was $24.25, which reflects a sale that occurred on February 4, 2000 (might not reflect the effect of the 5% stock dividend payable March 20, 2001).

Directors and officers of North Bay and the proposed directors of Solano Bank have indicated an intention to subscribe for between 22,000-24,000 shares of North Bay common stock in the offering.


                     ---------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE SECURITIES COMMISSION OF ANY STATE, OR ANY FEDERAL OR STATE BANK REGULATORY AGENCY NOR HAS THE COMMISSION, ANY STATE SECURITIES COMMISSION, OR ANY FEDERAL OR STATE BANK REGULATORY AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


FOR A DISCUSSION OF CERTAIN FACTORS  IMPORTANT TO THE INVESTMENT  DECISION,  SEE
"RISK FACTORS" COMMENCING AT PAGE 5 OF THIS PROSPECTUS.
====================================================================================================
                                                Underwriting discounts        Proceeds to issuer
                            Price to Public        and commissions          or other persons (1)
----------------------------------------------------------------------------------------------------
Per Share of Common stock      $ 25.00                    N/A                    $5,000,000
----------------------------------------------------------------------------------------------------
Total                         $5,000,000                  N/A                    $5,000,000
----------------------------------------------------------------------------------------------------

(1) Before deducting expenses payable by North Bay estimated at an aggregate of $135,000.

                 The date of this Prospectus is February 9, 2000

                           OTHER AVAILABLE INFORMATION


         This prospectus is a part of a Registration Statement on Form SB-2 filed by North Bay with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The registration statement registers the shares being offered for sale in the offering. For information in addition to that contained in this prospectus, reference is made to the registration statement, including the exhibits contained in the registration statement.


         North Bay is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance with that Act files reports and other information with the Securities and Exchange Commission. These reports, North Bay's Proxy Statements filed pursuant to Section 14(a) of the 1934 Act, and other information filed by North Bay, including the Registration Statement, can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices, including the Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, N.Y. 10048, and the Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

         Prior to becoming the wholly-owned subsidiary of North Bay, Vintage Bank was also subject to the requirements of the Exchange Act. Vintage Bank filed these reports and its proxy statements with the Board of Governors of the Federal Reserve System. These reports can be obtained at prescribed rates from the Public Reference Section of the Federal Reserve System, Washington, D.C. 20549.

         NO DEALER, SALESPERSON, AGENT OR OFFICER OF NORTH BAY OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NORTH BAY.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OF SUCH SECURITIES TO A PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF THE SECURITIES COVERED BY THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


         THESE SECURITIES MAY NOT BE USED AS COLLATERAL TO SECURE A LOAN FROM VINTAGE BANK OR FROM SOLANO BANK (PROPOSED).

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY............................................................3

SELECTED FINANCIAL AND OTHER DATA.............................................4

WHO CAN HELP ANSWER YOUR QUESTIONS............................................4

RISK FACTORS..................................................................5

MARKET INFORMATION............................................................9

THE OFFERING.................................................................10

PLAN OF DISTRIBUTION.........................................................10

HANDLING OF STOCK SUBSCRIPTION FUNDS.........................................11

FEDERAL INCOME TAX CONSEQUENCES..............................................13

USE OF PROCEEDS..............................................................15

DETERMINATION OF OFFERING PRICE..............................................16

CAPITALIZATION...............................................................17

VINTAGE BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS..................................21

NINE MONTHS ENDED SEPTEMBER 30, 1999 and 1998 ...............................20

YEARS ENDED DECEMBER 31, 1998, 1997 and 1996.................................26

COMPETITION..................................................................46

SUPERVISION AND REGULATION...................................................47

MANAGEMENT...................................................................49

SECURITY OWNERSHIP OF MANAGEMENT.............................................53

EXECUTIVE COMPENSATION.......................................................56

OTHER INFORMATION REGARDING MANAGEMENT.......................................61

MANAGEMENT OF SOLANO BANK (PROPOSED).........................................62

PRINCIPAL SHAREHOLDERS.......................................................64

DESCRIPTION OF SECURITIES....................................................65

LEGAL PROCEEDINGS............................................................69

LEGAL MATTERS................................................................69

EXPERTS......................................................................69

INDEX TO FINANCIAL STATEMENTS................................................70

                               PROSPECTUS SUMMARY

The following provides a selective summary of the information contained in this prospectus and is qualified in its entirety by the information and financial statements appearing elsewhere in the prospectus. Potential purchasers are urged to read the entire prospectus carefully, and to give particular attention to the section entitled "RISK FACTORS" before making any decision to purchase any of the shares being offered for sale.

NORTH BAY AND THE BANKS

North Bay Bancorp. North Bay, headquartered in Napa, California, became the bank holding company of Vintage Bank on November 1, 1999 through a corporate reorganization. In the reorganization, Vintage Bank became the wholly-owned subsidiary of North Bay and the shareholders of Vintage Bank before the reorganization became shareholders of North Bay. Currently all operations of North Bay are conducted through Vintage Bank.

Vintage Bank. Vintage Bank is a California corporation organized as a state chartered bank in 1984. It engages in commercial banking business in Napa County, from its main banking office located at 1500 Soscol Avenue in Napa, California and from its two branches located at 3271 Browns Valley Road and at 3626 Bel Aire Plaza, Napa, California. Vintage Bank is a member of the Federal Reserve System and its deposits are insured by the FDIC to the maximum extent permitted by law. As of September 30, 1999, Vintage Bank had total assets of $197.7 million, total loans of $117.2 million, and total deposits of $173.9 million.


Solano Bank (Proposed). North Bay has filed an application with the California Department of Financial Institutions for permission to organize a new state chartered bank in Solano County, California. If approved, Solano Bank will be a member of the Federal Reserve System and headquartered in Vacaville, California with branches in Fairfield and Benicia, California. It will be a wholly-owned subsidiary of North Bay.


THE OFFERING

Class of Securities. . . . . . . . . . . .         Common stock, no par value

Common stock outstanding
prior to this Offering . . . . . . . . . .         1,536,568 shares

Number of Shares Available
 in this Offering  . . . . . . . . . . . .         200,000 shares

Maximum Common stock to be outstanding
upon completion of this Offering . . . . .         1,736,568 shares

Offering Price Per Share . . . . . . . . .         $25.00

Minimum Purchase . . . . . . . . . . . . .         200 shares ($5,000)

Maximum Purchase . . . . . . . . . . . . .         4,000 shares ($100,000)

Anticipated Use of Proceeds  . . . . . . .         The  net   proceeds  of  this
                                                   offering  will be utilized by
                                                   North  Bay  to  provide,   in
                                                   part,       the       initial
                                                   capitalization    of   Solano
                                                   Bank.  To the  extent  of any
                                                   excess  proceeds,  and if the
                                                   Solano Bank is not  approved,
                                                   such  proceeds  will  be used
                                                   for     general     corporate
                                                   purposes.

Subscription Procedures . . . . . . . . . .        Delivery   of   an   executed
                                                   subscription application, IRS
                                                   Form   W-9   and   the   full
                                                   subscription price to Vintage
                                                   Bank  as  subscription  agent
                                                   prior  to April  15,  2000 or
                                                   such  later date as the Board
                                                   of Directors  may  designate,
                                                   but not  later  than June 30,
                                                   2000.

Plan of Distribution . . . . . . . . . . . .       Preference  will be  given to
                                                   subscribers who are residents
                                                   of Solano  County or who have
                                                   the  potential to do business
                                                   with, or to direct  customers
                                                   to, Solano Bank. See "Plan of
                                                   Distribution."

                        SELECTED FINANCIAL AND OTHER DATA


The following tables provide selective financial information for Vintage Bank as North Bay Bancorp did not commence operations until November 1, 1999. These tables should be read in conjunction with Vintage Bank's MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, and with the financial statements included elsewhere in this prospectus.


         The following  table presents  selected  financial data of Vintage Bank for the nine month  periods  ended  September 30, 1999 and 1998 and for the five years ended December 31, 1998.
                                                           (In 000's), except share and per share data
                                                           -------------------------------------------

                                          Nine Months Ended
                                            September 30,                           Year Ended December 31
                                        ----------------------   ----------------------------------------------------------

                                               1999   1998           1998          1997      1996        1995       1994
                                               ----   ----           ----          ----      ----        ----       ----
       STATEMENTS OF OPERATIONS DATA:
         Interest income                    $10,043    $8,667     $11,907       $10,085    $9,154      $8,309     $6,894
         Interest expense                     3,171     2,919       3,992         3,141     2,982       2,641      1,795
                                              -----     -----       -----         -----     -----       -----      -----
         Net interest income                  6,872     5,748       7,915         6,944     6,172       5,668      5,099
         Provision for loan losses              180       180         240           240       240         180        275
                                                ---       ---         ---           ---       ---         ---        ---
         Net interest income after
           provision for loan losses          6,692     5,568       7,675         6,704     5,932       5,488      4,824

         Noninterest income                   1,286       990       1,397         1,443       776         320        485

         Noninterest expense                  4,688     4,022       5,660         5,050     3,989       3,648      3,365

         Provision for income taxes           1,252       975       1,301         1,243     1,073         792        695
                                              -----       ---       -----         -----     -----         ---        ---


         Net income                          $2,038    $1,561      $2,111        $1,854    $1,646      $1,368     $1,249
                                             ======    ======      ======        ======    ======      ======     ======

       BASIC PER SHARE DATA: (1)
         Earnings per share                $1.34        $1.04        $1.41       $1.30        $1.17       $1.00       $1.18
         Average shares outstanding    1,518,641    1,502,787    1,496,266    1,429,785   1,405,051   1,365,101   1,054,698

       DILUTED PER SHARE DATA: (1)
         Earnings per share                $1.31        $1.01       $1.37        $1.26        $1.15        $.98       $1.10
         Average shares outstanding    1,572,118    1,545,898   1,542,776    1,475,895    1,429,041   1,388,945   1,128,318

       BALANCE SHEET DATA:
         Net loans                      $115,285      $88,456     $94,775      $80,991      $70,780     $63,370     $50,094
         Total assets                    197,655      175,611     180,291      146,982      122,740     110,124      92,387
         Total deposits                  173,595      158,283     162,173      131,390      109,849      96,488      83,824
         Shareholders' equity             17,786       16,265      16,910       14,486       12,116      10,458       8,045

(1) All per share amounts have been adjusted to reflect the 5% stock dividends declared February 22, 1994, February 27, 1995, January 22, 1996, January 27, 1997, January 26, 1998 and January 28, 1999 as well as a two-for-one stock split effective October 1, 1997.

                                       3

                       WHO CAN HELP ANSWER YOUR QUESTIONS


          If you have questions about the Offering, you should contact:


                                North Bay Bancorp
                               1500 SOSCOL AVENUE
                             NAPA, CALIFORNIA 94559
       Attention: Terry L. Robinson, President and Chief Executive Officer
                                 (707) 258-3969

                                       or


                             Solano Bank (Proposed)
                           1300 Oliver Road, Suite 180
                           Fairfield, California 94520
                  Attention: Glen C. Terry, Proposed President
                                 (707) 423-2053

                                  RISK FACTORS

Risks Related to the Offering

Limited Trading Market. There has been limited trading in North Bay's common stock. Additionally, while North Bay's common stock is quoted on the OTC Bulletin Board, it is not listed on any exchange or on NASDAQ. While North Bay's common stock will not be subject to any specific restrictions on transfer, it is not anticipated that an active trading market in North Bay's common stock will develop as a result of this offering, and no assurance can be given that any active trading market will develop in the future. See "MARKET INFORMATION."


Dividends. At the present time, the ability of North Bay to pay dividends is solely reliant on the receipt of dividends and fees from Vintage Bank. Similar to Vintage Bank's policy, the Board of Directors of North Bay adopted a policy of paying cash and stock dividends subject to the regulatory restrictions on payment of cash dividends, the earnings of North Bay, management's assessment of future capital needs, and other factors. No assurance can be given that North Bay will be able to pay cash dividends. See "DESCRIPTION OF SECURITIES - Dividend Rights."

Anti-Takeover Provisions. For a description of anti-takeover provisions of North Bay's Articles of Incorporation, see "DESCRIPTION OF SECURITIES - Provisions of Articles of Incorporation." These anti-takeover provisions may make North Bay a less attractive target for a takeover bid or merger, potentially depriving shareholders of an opportunity to sell their shares of common stock at a premium over prevailing market prices as a result of any such takeover bid or merger.

If Solano Bank Does Not Open for Business the Proceeds of the Offering will be used for General Corporate Purposes. If Solano Bank does not receive the requisite regulatory approval and accordingly cannot open for business, the net proceeds of the this offering will be utilized by North Bay for general corporate purposes and operating capital, including potential expansion.


Risk Related to Solano Bank

No Prior Operating History. Solano Bank has not yet commenced operations and therefore has no prior operating history. It is anticipated that Solano Bank may incur operating losses during its early years. No assurance can be given as to the ultimate success of Solano Bank, or as to the return, if any, which North Bay may receive on its investment in Solano Bank.


Solano Bank Cannot Open if it Does Not Receive Regulatory Approval. Although the organizers have filed an Application for Authority to Organize a State Bank with the California Department of Financial Institutions and an Application for Federal Deposit Insurance with the Federal Deposit Insurance Corporation, such applications have not as yet been acted upon. Without the approval of the Commissioner and the FDIC, as well as the approval of the Board of Governors of the Federal Reserve System, Solano Bank will not be able to open for business. No assurance can be given that all regulatory approvals will be obtained. See "Risks Related to the Offering - If Solano Bank Does Not Open for Business the Proceeds of the Offering will be used for General Corporate Purposes."

Proposed Directors and Officers Require Regulatory Approval Before Assuming Office. As a condition to assuming office, each proposed director and/or executive officer must be approved, or not disapproved, by the Commissioner, the Federal Reserve and the FDIC. If any director or officer is disapproved, approvable replacements will need to be found.


Risks Related to North Bay's and the Banks' Business and Operations

Deterioration of Local Economic Conditions Could Hurt Profitability of Banks. The operations of Vintage Bank are primarily located in Napa County and surrounding areas. The operations of Solano Bank will primarily be located in Solano County. As a result of this geographic concentration, Vintage Bank's results depend, and Solano Bank's results will depend, largely upon economic conditions in these areas. Adverse local economic conditions in Napa and Solano counties may have a material adverse effect on the financial condition and results of operations of North Bay and the Banks.

Financial Services Business is Highly Competitive Which Could Adversely Affect the Banks' Earnings and Profitability and the Stock Price of North Bay. The banking and financial services business in California, and in Vintage Bank's market area, and Solano Bank's proposed market area, is highly competitive. These banks compete, or will compete, for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Vintage Bank or Solano Bank.

There can be no assurance that Vintage Bank or Solano Bank will be able to compete effectively in their markets, and the results of operations of North Bay and the Banks could be materially and adversely affected if the nature or level of competition changes. See "COMPETITION."


Loan and Lease Losses Could Hurt Banks' Operating Results. A significant source of risk for financial institutions like North Bay and the Bank arises from the possibility that losses will be sustained because borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. North Bay and the Banks have adopted underwriting and credit monitoring procedures and credit policies, including establishment and review of the allowance for credit losses; tracking loan performance; and diversifying their credit portfolios. These policies and procedures, however, may not prevent unexpected losses which could materially adversely affect their results of operations. For information about Vintage Bank's loan loss experience, see "VINTAGE BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Provision and Allowance For Loan Losses."

Deterioration of Real Estate Market Could Hurt Banks' Performance. At September 30, 1999, approximately 50% of Vintage Bank's loans were secured by real estate. The ability of Vintage Bank to continue to originate real estate secured loans may be impaired by adverse changes in local and regional economic conditions in the real estate market, increasing interest rates, or by acts of nature, including earthquakes and flooding. Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral resulting in losses to Vintage Bank. For information about Vintage Bank's real estate loans, see "BUSINESS - Vintage Bank-Loan Portfolio."

Interest Rate Fluctuations Could Hurt Operating Results. The income of North Bay and Vintage Bank depends, and the income of Solano Bank will depend, to a great extent on "interest rate differentials" and the resulting net interest margins; that is, the difference between the interest rates earned on their interest-earning assets such as loans and investment securities, and the interest rates paid on their interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond the Banks' control, including general economic conditions and the policies of various government and regulatory agencies, in particular, the Federal Reserve. In addition, changes in monetary policy, including changes in interest rates, influence the origination of loans, the purchase of investments and the generation of deposits and affect the rates received on loans and investment securities and paid on deposits, which could have a material adverse effect on business, financial condition and results of operations. For a discussion of Vintage Bank's interest rate sensitivity, see "VINTAGE BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--REGULATORY MATTERS--Interest Rate Sensitivity."

Government Regulation and Legislation Could Hurt Business and Prospects of North Bay and the Banks. North Bay and Vintage Bank are, and Solano Bank will be, subject to extensive state and federal regulation, supervision and legislation which govern almost all aspects of their respective operations. Their businesses are particularly susceptible to the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. These laws are subject to change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds and not for the protection of shareholders of bank holding companies or banks. North Bay cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on its business and prospects, but it could be material and adverse. For information about supervision and regulation of banks, bank holding companies and about recent legislation, see "SUPERVISION AND REGULATION."


Environmental Liability Associated with Commercial Lending Could Result in Losses. In the course of business, Vintage Bank has acquired, and Vintage Bank and Solano Bank may in the future acquire, through foreclosure, properties securing loans they have originated or purchased which are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, an affected bank might be required to remove these substances from the affected properties at its sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. North Bay or the Banks, as the case may be, may not have adequate remedies against the prior owner or other responsible parties or could find it difficult or impossible to sell the affected properties. This could have a material adverse effect on North Bay's and the Banks' business, financial condition and operating results.

Banks Rely Heavily on Technology and Computer Systems and Computer Failure Could Result in Loss of Business and Adversely Affect the Stock Price of North Bay. Advances and changes in technology can significantly impact the business and operations of North Bay and the Banks. They may face many challenges including the increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. North Bay's and each of the Bank's ability to compete depends on their ability to continue to adapt technology on a timely and cost-effective basis to meet these demands. In addition, the businesses and operations of North Bay and the Banks are susceptible to negative impacts from computer system failures, communication and energy disruption, and unethical individuals with the technological ability to cause disruptions or failures of their respective data processing systems.


Many computer programs were designed and developed utilizing only two digits in the date field, which means those computers are unable to recognize the year 2000 and the following years. This year 2000 issue creates risks for North Bay and the Banks from unforeseen or unanticipated problems in their respective internal computer systems as well as from computer systems of the Federal Reserve Bank of San Francisco, correspondent banks, customers and vendors. Failures of these systems or untimely corrections could have a material adverse impact on North Bay's and each of the Bank's ability to conduct their businesses and on their results of operations. For a discussion of Vintage Bank's Year 2000 readiness, see "VINTAGE BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--2000 Readiness Disclosure." To date, since December 31, 1999, neither North Bay nor Vintage Bank has experienced any problems as a result the year 2000 issue. No assurance can be given, however, that problems will not arise in the future, either because of North Bay's and Vintage Bank's computer system or the systems of their customers.

                           Forward-Looking Statements


We have made forward-looking statements in this prospectus, including statements containing the words "believes," "anticipates," "intends," "expects," "considers" and words of similar import. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of North Bay or the Banks to be materially different from the future results expressed or implied by forward-looking statements. These factors include, among others, the factors discussed in the section entitled "Risk Factors" on page 5 of this prospectus.


Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Potential investors should not rely heavily on the forward-looking statements.

                            ------------------------


You should rely only on the information in this prospectus or other information referred to in this document. North Bay has not authorized anyone to provide you with other or different information. This prospectus is dated February 9, 2000. You should not assume that the information contained in this prospectus is accurate as of any date other than that date, and neither the distribution of this prospectus nor the issuance of shares of North Bay common stock in the offering shall create any implication to the contrary.

                               MARKET INFORMATION


On November 1, 1999, North Bay's common stock began trading over-the-counter on the OTC "Bulletin Board" under the symbol NBAN. Prior to November 1, 1999,
Vintage Bank's common stock was quoted on the OTC "Bulletin Board" under the symbol VTGB. The firm of Hoefer & Arnett serves as primary market maker in North Bay's common stock.


The following table (adjusted for the 1998, 1999 and 2000 stock dividends) summarizes the common stock high and low bid prices based upon transactions of which the Bank is aware:


            ------------------------ ----------------- ----------------
            Quarter ended (1)              High              Low
            ------------------------ ----------------- ----------------
            December 31, 1999                  $25.71           $24.05
            ------------------------ ----------------- ----------------
            September 30, 1999                  25.71            21.90
            ------------------------ ----------------- ----------------
            June 30, 1999                       22.86            19.05
            ------------------------ ----------------- ----------------
            March 31, 1999                      22.86            20.00
            ------------------------ ----------------- ----------------
            December  31, 1998                  18.59            16.10
            ------------------------ ----------------- ----------------
            September 30, 1998                  19.72            16.32
            ------------------------ ----------------- ----------------
            June 30, 1998                       20.86            18.14
            ------------------------ ----------------- ----------------
            March 31, 1998                      24.49            20.86
            ------------------------ ----------------- ----------------


(1) Price information for 1998 and the first three quarters of 1999 reflect trades in Vintage Bank common stock. Information for the quarter ended December 31, 1999 includes trades in North Bay common stock commencing on November 2, 1999.


The last sales price of North Bay common stock on or before February 4, 2000, the last practicable date before printing of this prospectus, was $24.25, which reflects a sale that occurred on February 4, 2000 (might not reflect the effect of the 5% stock dividend payable March 20, 2000).

There may be other transactions of which North Bay is not aware and accordingly, they are not reflected in the range of actual sales prices stated. Further, quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Additionally, since trading in North Bay's common stock is limited, the range of prices stated is not necessarily representative of prices which would result from a more active market.

Vintage Bank paid cash dividends of $0.20 per share in 1998 and $0.20 per share in 1999. The holders of common stock of North Bay are entitled to receive cash dividends when and as declared by the Board of Directors, out of funds legally available for the payment of dividends.

On January 18, 2000, the Board of Director of North Bay declared a $0.20 per share cash dividend and a 5% stock dividend payable March 20, 2000 to shareholders of record as of March 1, 2000. The cash dividend and stock dividend will not be paid on shares offered by this prospectus.

North Bay is restricted in its ability to pay dividends to its shareholders as a matter of law. For a discussion of restrictions imposed by law, see "SUPERVISION and REGULATION - Payment of Dividends."

As of January 31, 2000, there were 892 holders of record of North Bay's common stock.

                                  THE OFFERING


North Bay is offering up to 200,000 shares of its common stock, no par value at a cash purchase price of $25.00 per share for an aggregate consideration of $5,000,000. See "CAPITALIZATION."

Subscriptions will be accepted until 5:00 o'clock p.m., Pacific Time, April 15, 2000 unless the expiration date is extended by the Board of Directors. North Bay reserves the right to extend the expiration date for periods of up to thirty
(30) days each without notice to subscribers, but no later than June 30, 2000.

It is not contemplated that any person would be permitted to purchase more than 4,000 shares of the common stock being offered through this prospectus. However, depending upon the availability of shares and the relative value of a particular subscriber to Solano Bank, as determined by the Board of Directors of North Bay, the maximum may be increased. The officers and directors of North Bay, Vintage Bank and the proposed Solano Bank have indicated an intention to subscribe for approximately 22,000-24,000 shares of the common stock offered in the offering or approximately 11% of the 200,000 shares of common stock being offered for sale in this offering. If all 200,000 shares are sold in this offering, the directors and officers of North Bay and its subsidiaries will own approxiamtely 28% of the outstanding shares of North Bay common stock, not including presently exercisable options. See "SECURITY OWNERSHIP OF MANAGEMENT."


North Bay is not obligated to obtain or accept subscriptions for the maximum number of shares being offered by this prospectus, and North Bay may, in its sole discretion, terminate this offering by accepting all or a portion of the subscriptions.

No discounts or commissions will be paid in connection with the sale of the shares. The offering will be made by the officers and directors of North Bay, Vintage Bank, and the proposed directors of Solano Bank who will solicit subscriptions from prospective shareholders. No promotional stock (stock sold at a discount or for services or other non-cash consideration) will be issued to anyone, including officers and directors.

Method of Subscription


Applications for stock subscriptions can be made by completing and signing the enclosed Application for Subscription for common stock and mailing both copies of the Application, the enclosed IRS Form W-9, and the full subscription price to North Bay c/o Vintage Bank, 1500 Soscol Avenue, Napa California 94559. North Bay reserves the right to reject any Application in whole or in part. No subscriptions will be accepted until just prior to the close of the offering, which in the discretion of North Bay may be earlier than the expiration date, or any extension of the expiration date.


IMPORTANT: THE FULL SUBSCRIPTION PRICE FOR SHARES MUST BE INCLUDED WITH THE APPLICATION. THE PURCHASE PRICE MUST BE PAID IN UNITED STATES CURRENCY BY CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO "NORTH BAY BANCORP -STOCK SUBSCRIPTION ACCOUNT." FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE APPLICATION SHALL GIVE NORTH BAY THE RIGHT TO DISREGARD THE APPLICATION.

In the event North Bay rejects all or a portion of a requested subscription, North Bay will refund to the applicant all or the appropriate portion of the amount remitted with the Application without interest or deduction. See "HANDLING OF STOCK SUBSCRIPTION FUNDS." North Bay will decide which Applications to accept and all appropriate refunds will be mailed no later than 30 days after the expiration of the offering or the extension period during which the application was received by North Bay, whichever is later.

                              PLAN OF DISTRIBUTION

North Bay is offering its common stock through its and Vintage Bank's officers and directors and the proposed directors of Solano Bank on a best efforts basis and will not seek the assistance of securities dealers in connection with this offering. In soliciting subscriptions North Bay intends to emphasize prospective shareholders who are residents of Solano County as well as a subscriber's potential to do business with, or to direct customers to, Solano Bank in order to establish a significant shareholder constituency in Solano County. Subject to limitations on the minimum and maximum numbers of shares that may be purchased in the offering and the right of North Bay to accept or reject subscriptions in its sole and absolute discretion, preference will be given to subscribers who are residents of Solano County or have the potential to do business with, or to direct customers to, Solano Bank.

                      HANDLING OF STOCK SUBSCRIPTION FUNDS


All stock subscription funds are to be sent by the subscriber to Vintage Bank as subscription agent. Upon receipt of the funds by North Bay, they will be placed in the subscription account, and the funds so deposited may be invested in short-term government obligations, short-term certificates of deposit of Vintage Bank, and in the Federal funds market.


All questions concerning the timeliness, validity, form and eligibility of any subscription in the offering will be determined by North Bay, whose determination will be final and binding. North Bay, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any rights or of any submitted subscription application. Applications will not be considered as received or accepted until all irregularities have been waived or cured within the time that North Bay determines, in its sole discretion. Neither North Bay nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of any subscription or incur any liability for failure to give such notification. North Bay reserves the right to reject any subscription if a subscription is not in accordance with the terms of the offering or not in proper form or if the acceptance of an offer or the issuance of the common stock to a subscriber could be deemed unlawful. See "Regulatory Limitation."


All questions or requests for assistance concerning the method of subscribing for shares and requests for additional copies of this prospectus should be directed to:


Terry L.  Robinson,  President and Chief  Executive  officer,  North Bay Bancorp
(707) 258-3969; or to Glen C. Terry, Senior Vice President of Vintage Bank and proposed president and chief executive officer of Solano Bank (707) 423-2053.

Subscription Agent

Subscription applications and payment of the subscription price must be delivered, whether by mail, hand or overnight courier, to the subscription agent at the following address:

Vintage Bank
North Bay Bancorp - Stock Subscription Account
1500 Soscol Avenue
Napa, California 94559
Attn. Pansy Smith,  Assistant Corporate Secretary

The subscription agent's telephone number is (707) 258-3971

Delivery of Common Stock Certificates

Certificates representing shares of common stock subscribed for (to the extent that North Bay has accepted such subscriptions) and issued pursuant to the offering shall be mailed as soon as practicable after expiration of the offering.

Other Offering Information

North Bay may, in its sole and absolute discretion, terminate this offering at any time, without delivering notice to any person. Early termination of the offering will not affect the status of subscriptions accepted by North Bay before termination. Additionally, North Bay reserves the right to cancel all or any portion of the offering at any time. In the event North Bay cancels the offering, North Bay will refund the entire amount remitted by subscribers. In the event this offering is terminated or canceled by North Bay, the expenses of the offering will be borne by North Bay.

Regulatory Limitation


North Bay will not be required to issue shares of common stock in the offering to any person who, in North Bay's sole judgment and discretion, is required to obtain prior clearance, approval or nondisapproval from any state or federal bank regulatory authority to own or control shares of North Bay common stock unless, prior to the expiration of the offering, evidence of such clearance, approval or nondisapproval has been provided to North Bay.

The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act (such as the North Bay common stock) would constitute the acquisition of control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a bank or a bank holding company unless the California Commissioner of Financial Institutions has approved such acquisition of control. A person would be considered to have acquired control of North Bay under this state law if that person, directly or indirectly, has the power:

     o   to vote 25% or more of the voting power of North Bay; or

     o to direct or cause the direction of the management and policies of North Bay.

For purposes of this law, a person who directly or indirectly owns or controls 10% or more of North Bay's common stock would be presumed to control North Bay.

In addition, any "company" would be required to obtain the approval of the FRB under the Bank Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an a company that is a bank holding company) or more of the outstanding common stock of, or such lesser number of shares as constitute control over North Bay.

                         FEDERAL INCOME TAX CONSEQUENCES

The following is a brief description of federal income tax consequences which may be realized by persons acquiring shares of common stock. This discussion is only a summary and is not intended as a substitute for careful tax planning, particularly because the income tax consequences are complex and may not be the same for all holders of the shares of common stock. Shareholders should consult their own tax advisers as to the tax consequences to them of a purchase of the shares of common stock, including the applicability of state, local and other tax laws.

Cash Distributions on the Shares

Cash distributions paid on the shares of common stock will be taxable as ordinary dividend income to the extent of the company's current or accumulated earnings and profits. To the extent distributions exceed the holder's allocable share of North Bay's current or accumulated earnings and profits, the distributions will be treated as a return of capital, reducing the adjusted basis of the shares of common stock to the holder and increasing the amount of gain (or reducing the amount of loss) which may be realized by the holder upon sale or exchange of the shares. Any distribution which exceeds the sum of the dividend amount and the adjusted basis of the shares to the holder will be treated as capital gain, if the shares are held as a capital asset. In that case, if the shares are held by an individual shareholder for more than one year, the capital gain will be treated as a long-term capital gain eligible for favorable federal income tax treatment.

Dividends deemed to have been paid out of earnings and profits will be eligible for the 70% dividends received deduction allowable to corporations under Section 243, subject to the 45-day or 90-day holding period requirement and debt financed portfolio stock limitations contained in Sections 246 and 246A. Corporate holders also should consider the application of the "extraordinary dividend" rules of Section 1059 as well as the possible reduction or elimination of the benefit of the dividends received deduction by the corporate alternative minimum tax.


Under current law, an individual is subject to a maximum 39.6% federal income tax rate on ordinary income (including dividends), and a maximum 20% federal tax rate on long-term capital gains from the sale of stock held for more than one year. Generally, a corporation is subject to a maximum 35% federal income tax rate on all taxable income.


Redemption

Generally, a redemption by North Bay of the shares of common stock for cash will be taxable as a dividend to the extent of North Bay's current or accumulated earnings and profits unless the redemption

o is "not essentially equivalent to a dividend" with respect to the stockholder (that is, unless the redemption results in a meaningful reduction of the stockholder's proportionate interest in North Bay),

o        is "substantially disproportionate" with respect to the stockholder, or

o results in a "complete termination" of the stockholder's stock interest in North Bay.

If a redemption is treated as a dividend, holders of the shares will recognize ordinary income in the amount of cash or the fair market value of property received, and any basis in the shares will be transferred to the holder's remaining holdings in North Bay. If the redemption is not treated as a dividend, the holder of the shares will recognize gain or loss based on the difference between the amount realized and the holder's tax basis in the shares redeemed. Provided that the shares are held as a capital asset, this gain or loss will be capital gain or loss (and will be long-term capital gain or loss if held for more than one year).

Sale of the Shares

If a holder sells its shares, the seller will realize a gain or loss equal to the difference between the amount realized on the sale and the seller's tax basis in the shares sold. If the shares are held as a capital asset, this gain or loss will be capital gain or loss.

Backup Withholding

A holder of shares may be subject to federal backup withholding at the rate of 31% on dividends or the proceeds of a sale of the shares if

o the shareholder fails to furnish a taxpayer identification number ("TIN") to the payor;

o the IRS notifies North Bay that the TIN furnished by the shareholder is incorrect;

o        there has been a "notified shareholder under reporting;" or

o there has been a failure of the shareholder to certify under penalty of perjury that the shareholder is not subject to withholding.

If any one of these events occurs, North Bay may be required to withhold a tax equal to 31% from any dividend payment made with respect to the shares or, in certain cases, from the proceeds of a sale of the shares.

Foreign Withholding

If a holder of the shares is a foreign individual or foreign corporation not engaged in business in the U.S., such holder may be subject to a 30% withholding tax on any dividend received with respect to those shares. The withholding tax may be decreased if the holder qualifies for a reduced withholding rate on dividends under an applicable U.S. tax treaty.

                                 USE OF PROCEEDS


The net proceeds of the sale of this offering will be utilized by North Bay to invest in Solano Bank. Any excess proceeds not required to capitalize Solano Bank will be used for general corporate purposes and working capital. Such purposes would include, but not be limited to, the payment of operating expenses. If Solano Bank does not receive the requisite regulatory approval, all net proceeds will be used for general corporate purposes and working capital.

North Bay's expenses in connection with this offering are anticipated to aggregate $135,000, including legal fees, accounting fees, the fees of financial consultants and advisors, printing costs and mailing costs.

                         DETERMINATION OF OFFERING PRICE


The subscription price for the shares of common stock was determined by management and approved by [the] North Bay Board of Directors based upon information which they believed to be relevant, including an opinion from its financial advisors that the $25.00 subscription price is fair to the existing holders of North Bay. Management and the Board also considered the recent trading history of the common stock, North Bay's and Vintage Bank's financial condition and earnings as well as the per share book value of the common stock.

The primary objectives in establishing the subscription price were to maximize net proceeds obtainable from the offering and to enhance the success of the offering.

No assurance can be given that the market price of North Bay's common stock will not decline during the offering to a level below the subscription price or that a shareholder will be able to sell shares purchased in the offering at a price equal to or greater than the subscription price.


Opinion of  Financial  Advisor

North Bay's Board of Directors retained Hoefer & Arnett, Incorporated as its financial advisor to assist it in establishing the subscription price. Hoefer & Arnett delivered its written opinion dated January 18, 2000 to North Bay that the subscription price is fair, from a financial point of view, to the shareholders of North Bay. North Bay did not impose any limitations on Hoefer & Arnett with respect to its opinion.

Hoefer & Arnett is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. North Bay selected Hoefer & Arnett to render the opinion on the basis of its experience and expertise and its reputation in the banking and investment communities.

On January 18, 2000, Hoefer & Arnett delivered its oral opinion to North Bay's Board of Directors that the subscription price was fair, from a financial point of view, to the shareholders of North Bay. At the January 18, 2000 meeting of North Bay's Board of Directors, Hoefer & Arnett also delivered its written opinion.

In rendering its opinion in connection with the offering, Hoefer & Arnett relied upon information and materials provided by North Bay. In addition, Hoefer & Arnett met with the directors and management of North Bay and reviewed other data relating to the economics for the relevant area and conducted tests of the market value of North Bay common stock. Hoefer & Arnett also reviewed drafts of this prospectus, compared North Bay from a financial point of view with other selected companies in the financial services industry, and considered other information that it considered appropriate. Hoefer & Arnett has not independently verified the information and documents provided by the directors and management of North Bay.

Hoefer & Arnett was paid a fee in the amount of $4,000 in connection with its advisory services to North Bay, including the preparation of its opinion and report.

                                 CAPITALIZATION



The following tables set forth the consolidated  capitalization  of North Bay at
September 30, 1999 and the pro forma consolidated capitalization of North Bay at that date,  as  adjusted to give effect to the  offering,  assuming  the sale of
200,000 shares and net proceeds of $4,865,000 after deducting estimated costs of the offering of $135,000.
                                                          Pro Forma Consolidated
                                                              Capitalization
                                                          ----------------------
                                                            September 30, 1999
                                                                (in 000's)
                                                                     As adjusted
                                                                       for this
                                                            Actual     Offering
                                                            ------     --------
Contributed Capital -

Preferred Stock:
500,000 Shares of Preferred Stock authorized, issued and outstanding - None

Common Stock:
20,000,000 Shares of Common Stock
authorized, no par value issued and  outstanding:  At
September 30, 1999 - 1,533,992; 1,733,992
if maximum number of shares sold in offering               $ 12,294    $ 17,159

Retained earnings                                             6,171       6,171

Accumulated other comprehensive (loss)                         (679)       (679)
                                                           --------    --------

Total Shareholders" Equity                                 $ 17,786    $ 22,652
                                                           ========    ========

Book value per share                                       $  11.59    $  13.06

Statistical Data



The following statistical data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and the financial statements and notes thereto included in 1998 audited financial statements and interim financial statements as of September 30, 1999 incorporated herein by reference.



Distribution of Average Assets, Liabilities, and Shareholders Equity; Interest Rates and Interest Differential

The following table sets forth average daily balances of assets, liabilities, and shareholders' equity during 1998 and 1997, along with total interest income earned and expense paid, and the average yields earned or rates paid thereon and the net interest margin for the years ended December 31, 1998 and 1997. Also shown is September 30, 1999, annualized.


                                                          Sept. 30, 1999,                 December 31, 1998
                                                          ---------------                 -----------------
                                                            Annualized
                                                 Average      Income/        Average     Average      Income/
ASSETS                                           Balance      Expense       Yield/Rate   Balance      Expense
                                              -------------------------------------------------------------------
 Loans  (1)  (2)                              $105,663,517    $8,806,156      8.33%     $89,057,414  $8,465,003
                                              ------------    ----------               ------------  ----------
 Investment securities:
   Taxable                                      48,909,725     3,226,533      6.60%     38,917,590    2,472,704
   Non-taxable (3)                              13,503,893       884,648      6.55%     10,056,956      655,165
                                              ------------    ----------               ------------  ----------

TOTAL LOANS AND  INVESTMENT SECURITIES         168,077,135    12,917,337      7.69%     138,031,960  11,592,872

 Due from banks, time                              137,407         7,548      5.49%         200,000      11,018
 Federal funds sold                              3,178,086       157,201      4.95%      12,355,606     461,039
                                              ------------    ----------               ------------  ----------

TOTAL EARNING ASSETS                          171,392,628    $13,082,086     7.63%      150,587,566 $12,064,929
                                              ------------   -----------               ------------  ----------
 Cash and due from banks                        8,580,667                                10,107,541
 Allowance for loan losses                     (1,841,526)                               (1,639,488)
 Premises and equipment, net                    2,806,241                                 2,837,042
 Accrued interest receivable
   and other assets                             5,697,478                                 5,280,858
                                              -----------                              ------------

TOTAL ASSETS                                 $186,635,488                              $167,173,519
                                             ============                              ============

LIABILITIES AND SHAREHOLDERS' EQUITY

 Deposits:
   Interest bearing demand                     $58,740,273    $1,336,424      2.28%     $48,570,740  $1,104,570
   Savings                                      15,842,553       294,887      1.86%      13,572,370     246,590
   Time                                         52,181,019     2,427,190      4.65%      50,422,099   2,640,666
                                               -----------    ----------                -----------  ----------

 TOTAL DEPOSITS                                126,763,845     4,058,501      3.20%     112,565,209   3,991,826

   Short-term borrowings                         2,971,653       169,395      0.00%              0            0

TOTAL INTEREST BEARING
 LIABILITIES                                   129,735,498    $4,227,896      3.26%     112,565,209  $3,991,826
                                               -----------    ----------                -----------  ----------

 Noninterest bearing DDA                        38,272,970                               37,870,860
 Accrued interest payable
   and other liabilities                           989,746                                1,100,279
 Shareholders' equity                           17,637,274                               15,637,171
                                               -----------                              -----------

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                         $186,635,488                             $167,173,519
                                              =============                            ============

NET INTEREST INCOME                                           $8,854,190                             $8,073,103
                                                              ===========                           ============
NET INTEREST INCOME TO
AVERAGE EARNING ASSETS
(Net Interest Margin (4))                                          5.17%                                  5.36%

                                                  December 31, 1997
                                                  -----------------


                                             Average     Average      Income/      Average
ASSETS                                      Yield/Rate   Balance      Expense     Yield/Rate
                                            ------------------------------------------------
 Loans  (1)  (2)                               9.51%   $78,975,833   $7,537,434       9.54%
                                                       -----------   ----------
 Investment securities:
   Taxable                                     6.35%    32,603,372    2,144,912       6.58%
   Non-taxable (3)                             6.51%    4,153,167      327,404        7.88%
                                                       -----------   ----------

TOTAL LOANS AND  INVESTMENT SECURITIES         8.40%   115,732,372   10,009,750       8.65%

 Due from banks, time                          5.51%       200,000       11,443       5.72%
 Federal funds sold                            3.73%    3,232,170      142,480        4.41%
                                                       -----------   ----------

TOTAL EARNING ASSETS                           8.01%   119,164,542   $10,163,673      8.53%
                                                       -----------   ----------
 Cash and due from banks                                 9,615,681
 Allowance for loan losses                              (1,617,445)
 Premises and equipment, net                             3,031,847
 Accrued interest receivable
   and other assets                                      3,111,061
                                                       ------------

TOTAL ASSETS                                          $133,305,686
                                                      ============

LIABILITIES AND SHAREHOLDERS' EQUITY

 Deposits:
   Interest bearing demand                     2.27%   $32,836,482     $595,046       1.81%
   Savings                                     1.82%    12,577,868      254,568       2.02%
   Time                                        5.24%    43,766,802    2,265,651       5.18%
                                                       -----------   ----------

 TOTAL DEPOSITS                                3.55%    89,181,152    3,115,265       3.49%

   Short-term borrowings                       0.00%       942,133       26,240       2.79%

TOTAL INTEREST BEARING
 LIABILITIES                                   3.55%    90,123,285   $3,141,505       3.49%
                                                       -----------   ----------

 Noninterest bearing DDA                                29,196,839
 Accrued interest payable
   and other liabilities                                   904,053
 Shareholders' equity                                   13,081,509
                                                        ----------

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                                 $133,305,686
                                                      =============

NET INTEREST INCOME                                                  $7,022,168
                                                                     ===========
NET INTEREST INCOME TO
AVERAGE EARNING ASSETS
(Net Interest Margin (4))                                                 5.89%

                                       19

(1) Average loans include nonaccrual loans.

(2) Loan interest income includes loan fee income of $699,540 in 1998 and $452,288 in 1997 and $708,697 for September 30, 1999, annualized.

(3) Average yields shown are taxable-equivalent. On a non-taxable basis, 1998 interest income was $496,666 with an average yield of 4.94%; in 1997 non-taxable income was $249,000 and the average yield was 6.00% and in 1996 non-taxable income was $277,984 and the average yield was 6.00% and for the period of 1999, annualized non-taxable income was $685,607 and the average yield was 5.08%

(4) Net interest margin is calculated by dividing net interest income by the average balance of total earning assets for the applicable year.

        VINTAGE BANK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


FORWARD-LOOKING STATEMENTS


In addition to the historical information, this prospectus contains forward-looking statements. The reader of this prospectus should understand that all forward-looking statements are subject to various uncertainties and risks that could affect their outcome. Vintage Bank's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned as well as other factors. This entire prospectus should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in Vintage Bank's business.

Moreover, wherever phrases such as or similar to "in management's opinion" or, "management considers" are used, these statements are as of and based upon the knowledge of management at the time made and are subject to change by the passage of time and/or subsequent events, and accordingly these statements are subject to the same risks and uncertainties noted above with respect to forward-looking statements.


NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998



OVERVIEW

Net income was $2,038,000 or $1.31 per share for the nine months ended September 30, 1999, compared with $1,561,000 or $1.01 per share for the nine months ended September 30, 1998. On an annualized basis, the 1999 results equated to a return of 1.44% on average assets and 15.5 % on average shareholders' equity.

Total assets were $197,655,000 as of September 30, 1999; equating to a 13% growth in assets during the twelve months ended September 30, 1999. Assets have increased 10% since December 31, 1998.

SUMMARY OF EARNINGS

NET INTEREST INCOME

Net interest income represents the amount by which interest earned on earning assets (primarily loans and investments) exceeds the amount of interest paid on deposits and borrowings. Net interest income is a function of volume, interest rates and level of non-accrual loans. Non-refundable loan origination fees are deferred and amortized into income over the life of the loan. Net interest income before the provision for loan losses for the nine months ended September 30, 1999 and September 30, 1998 was $6,872,000 and $5,748,000, respectively.
These results equate to a 20% increase in net interest income before provision for the first nine months of 1999 compared to the first nine months of 1998. The increase in net interest income resulted primarily from increases in levels of total earning assets; this increase in earning assets was funded primarily by deposits that have lower effective rates than earning assets. Management does not expect a material change in Vintage Bank's net interest margin during the next twelve months as the result of a modest increase or decrease in general interest rates. Loan fee income, which is included in interest income, was $532,000 for the nine months ended September 30, 1999, compared with $499,000 for the nine months ended September 30, 1998.

Analysis of Net Interest Income

The following table presents  information  regarding yields on  interest-earning
assets,   expense   on   interest-bearing   liabilities,   and  net   yields  on
interest-earning assets for the periods indicated:

                                             Nine Months Ended
(Dollars in 000's)                             September 30,          Increase
------------------                          1999          1998       (Decrease)       Change
                                     -------------------------------------------------------
Interest and fee income ...........   $    10,043    $     8,667    $    1,376        15.88%
Interest expense ..................         3,171          2,919           252         8.63%
                                      -----------    -----------    ----------        -----

Net interest income ...............   $     6,872    $     5,758    $    1,124        19.55%
                                      ===========    ===========    ==========        =====


Average interest earning
     assets .......................   $   173,205    $   144,143    $   29,062        20.16%
Average interest bearing abilities
     liabilities ..................   $   128,164    $   107,501    $   20,663        19.22%
Average interest earning assets/
     interest bearing liabilities .        134.14%        134.09%         1.06%
Average yields earned (1) .........          7.73%          8.02%        (0.29)%
Average rates paid (1) ............          3.30%          3.62%        (0.32)%
Net interest spread (1) ...........          4.43%          4.40%         0.04%
Net interest margin (1) ...........          5.29%          5.32%        (0.03)%


(1) These ratios for the nine months ended September 30, 1999 and 1998 have been annualized.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

Vintage Bank maintains an allowance for loan losses at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by the provision for loan losses and reduced by net charge-offs. The allowance for loan losses is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and as adjustments become necessary they are reported in earnings in the periods in which they become known. Vintage Bank makes credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience and other factors in determining the adequacy of the allowance balance. This evaluation establishes a specific allowance for all classified loans over $50,000 and establishes percentage allowance requirements for all other loans, according to the classification as determined by Vintage Bank's internal grading system. As of September 30, 1999 the allowance for loan losses of $1,940,000 represented 1.65% of loans outstanding. As of September 30, 1998, the allowance represented 1.88% of loans outstanding. For the nine months ended September 30, 1999 and September 30, 1998 the loan loss provision expense was $180,000.

NON-INTEREST INCOME

Non-interest income was $1,276,000 for the nine months ended September 30, 1999 compared with $936,000 for the nine months ended September 30, 1998, a 36% increase. The increase in non-interest income resulted primarily from an increase in the number of deposit accounts, transaction volumes and directly related service charges.

GAIN ON SECURITIES

Gains of $10,000 and $54,000 for the nine months  ended  September  30, 1999 and
September   30,  1998,   respectively,   resulted   from  the  sale  of  several
available-for-sale securities.

NON-INTEREST EXPENSE


Non-interest expense was $4,688,000 for the nine months ended September 30, 1999 compared with $4,022,000 for the nine months ended September 30, 1998. The 17% increase in 1999 was primarily in salaries and employee benefit expense. Salaries and employee benefits expense for the nine months ended September 30, 1999 and 1998 was $2,558,000 and $2,188,000, respectively, a 17% increase. The increase in 1999 resulted from increased salary rates paid to Bank officers and employees, and an increase of approximately six full-time equivalent employees during the twelve months ended September 30, 1999 to a total of 79 full-time equivalent employees. Other expenses for the nine months ended September 30, 1999 and September 30, 1998 were $1,492,000 and $1,196,000, respectively, a 25%
increase. The increase is primarily due to costs associated with hiring consultants for bankwide sales training, costs associated with an increased advertising campaign and additional legal costs associated with formation of a bank holding company.

INCOME TAXES

The provision for income taxes for the nine months ended September 30, 1999 was $1,252,000, compared with $975,000 for the nine months ended September 30, 1998. Both the 1999 and 1998 provisions reflect tax accruals at maximum rates for both federal and state income taxes, adjusted for the effect of Vintage Bank's investments in tax-exempt municipal securities.

BALANCE SHEET

Total assets as of September 30, 1999 were $197,655,000 compared with $175,611,000 as of September 30, 1998 and $180,291,000 at December 31, 1998
equating to a 13% increase during the twelve months ended September 30, 1999 and an increase of 10% for the nine months ended September 30, 1999. Total deposits as of September 30, 1999 were $173,595,000 compared with $158,283,000 as of September 30, 1998 and $163,381,000 at December 31, 1998, representing a 10% increase during the twelve months ended September 30, 1999 and an increase of 6% for the nine months ended September 30, 1999. Loans outstanding as of September 30, 1999 were $117,225,000 compared with $90,147,000 as of September 30, 1998 and $96,527,000, equating to a 30% increase during the twelve months ended September 30, 1999 and a 21% increase for the nine month ended September 30, 1999.

LIQUIDITY AND CAPITAL ADEQUACY


Vintage Bank's liquidity is determined by the level of assets (such as cash, Federal funds, and investments in marketable securities not pledged as security for public deposits) that are readily convertible to cash to meet customer withdrawals and borrowings. Management reviews Vintage Bank's liquidity position on a regular basis to ensure that it is adequate to meet projected loan funding and potential withdrawal of deposits. Vintage Bank has a comprehensive Asset/Liability Management and Liquidity Policy, which it uses to determine adequate liquidity. As of September 30, 1999, liquid assets were 36% of total assets, compared with 37% as of September 30, 1998.


The Federal Deposit  Insurance  Corporation  Improvement Act established  ratios used to determine whether a bank is "Well Capitalized," "Adequately Capitalized," "Undercapitalized," "Significantly Undercapitalized," or "Critically Undercapitalized." A Well Capitalized bank has total risk-based capital of at least 10%, tier 1 risked-based capital of at least 6%, and a leverage ratio of at least 5%.

As the following table indicates, Vintage Bank currently exceeds the regulatory capital minimum requirements and is also considered "Well Capitalized" according to regulatory guidelines.

(Dollars in 000's)
 ----------------                                        September 30, 1999
                                                   -----------------------------
                                                          Amount        Ratio
                                                   -----------------------------
  Tier 1 capital................................       $    18,465      12.57%
  Tier 1 capital minimum requirement............             5,874       4.00%
                                                       -----------      ------
  Excess over minimum Tier 1 capital............       $    12,591       8.57%
                                                       ===========      ======

  Total capital.................................       $    20,302      13.82%
  Total capital minimum requirement                         11,749       8.00%
                                                       -----------      ------
  Excess over minimum total capital.............       $     8,553       5.82%
                                                       ===========      ======

  Risk-adjusted assets..........................       $   146,861
                                                       ===========

  Leverage ratio................................                         9.52%
  Minimum leverage requirement..................                         4.00%
                                                                        ------
  Excess over minimum leverage ratio............                         6.52%
                                                                        ======

  Adjusted total assets.........................       $   197,655
                                                       ===========

YEAR 2000 READINESS DISCLOSURE

The "Year 2000 issue" relates to the fact that many computer programs use only two digits to represent a year, such as "98" to represent "1998," which means that in the Year 2000 such programs could incorrectly treat the year 2000 as the year 1900. This issue has grown in importance as the use of computers and microchips has become more pervasive throughout the economy, and interdependencies between systems have multiplied. The issue must be recognized as a business problem, rather than simply a computer problem, because of the way its effects could ripple through the economy. Vintage Bank could be materially and adversely affected either directly or indirectly by the year 2000 issue. This could happen if any of its critical computer systems or equipment containing embedded logic fail, if the local infrastructure (electric power, phone system, or water system) fails, if its significant vendors are adversely impacted, or it its borrowers or depositors are adversely impacted by their internal systems or those of their customers or suppliers. Failure of Vintage Bank to complete testing and renovation of its critical systems on a timely basis could have a material adverse effect on Vintage Bank's financial condition and results of operations, as could Year 2000 problems faced by others with whom Vintage Bank does business.

Federal banking regulators have responsibility for supervision and examination of banks to determine whether each institution has an effective plan for identifying, renovating, testing, and implementing solutions for Year 2000 processing and coordinating year 2000 processing capabilities with its customers, vendors and payment system partners. Bank examiners are also required to assess the soundness of a bank's internal controls and to identify whether further corrective action may be necessary to assure an appropriate level of attention to Year 2000 processing capabilities.

Vintage Bank has a written plan to address its risks associated with the impact of the Year 2000. The plan directs Vintage Bank's Year 2000 compliance efforts under the framework of a five-step program mandated by the Federal Financial Institution Examinations Council. The FFIEC's five-step program consists of five phases: awareness, assessment, renovation, validation, and implementation. In the awareness phase, which Vintage Bank has completed, the Year 2000 problem is defined and executive level support for the necessary resources to prepare Vintage Bank for Year 2000 compliance is obtained. In the assessment phase, which Vintage Bank has also completed, the size and complexity of the problem and details of the effort necessary to address the Year 2000 issues are assessed. Although the awareness and assessment phases are completed, Vintage Bank continues to evaluate new issues as they arise. In the implementation phase changes to hardware and components are brought on line. The implementation phase is 100% completed. In the renovation phase, which Vintage Bank has substantially completed, the required incremental changes to hardware and software components are tested. In the validation phase, which Vintage Bank has also substantially completed, the hardware and software components are tested. Vintage Bank is utilizing both internal and external resources to identify, correct or reprogram and test its systems for Year 2000 compliance. Vintage Bank has identified 100 vendors and 68 software applications which management believes are material to Vintage Bank's operations. Based on information received from its vendors and testing results, in Management's opinion approximately 95% of such vendors are Year 2000 compliant as of September 30, 1999. Testing of the critical system applications for the core banking product provided by Vintage Bank's primary vendor was completed and the results verified during the first quarter of 1999. Testing of Vintage Bank's non-critical systems was substantially completed during the second quarter of 1999, and concluded in the third quarter of 1999. The core banking product includes software solutions for general ledger, accounts payable, automated clearing houses, certificates of deposit and individual retirement accounts, commercial, mortgage and installment loans, checking and savings accounts, proof of deposit applications and ancillary support products.

Vintage Bank is also making efforts to ensure that its customers, particularly its significant customers, are aware of the Year 2000 problem. Vintage Bank has sent Year 2000 correspondence to its significant deposit and loan customers. A customer of Vintage Bank is deemed significant if the customer possesses any of the following characteristics:

o        Total indebtedness to Vintage Bank of $250,000 or more

o The customer's business is dependent on the use of high technology and/or the electronic exchange of information

o The customer's business is dependent on third party providers of data processing service or products

o        An average ledger deposit balance greater than $250,000

Vintage Bank has amended its credit authorization documentation to include consideration of the Year 2000 problem. Vintage Bank assesses its significant customer's Year 2000 readiness and assigns the customer an assessment of "low", "medium" or "high" risk. Risk evaluation of Vintage Bank's significant customers was substantially completed by December 31, 1998. Any depositor determined to have a high risk is scheduled for an evaluation by Vintage Bank every 90 days until the customer can be assigned a low risk assessment. The few depositors determined by Vintage Bank to have "medium" or "high" risk continue to be monitored.

Because of the range of possible issues and large number of variables involved, it is impossible to quantify the total potential cost of Year 2000 problems or to determine Vintage Bank's worst-case scenario in the event Vintage Bank's Year 2000 remediation efforts or the efforts of those with whom it does business are not successful. In order to deal with the uncertainty associated with the Year 2000 problem, Vintage Bank has developed a contingency plan to address the possibility that efforts to mitigate the Year 2000 risk are not successful either in whole or part. These plans include manual processing of information for critical information technology systems, utilities, and increased cash on hand. The contingency plans were completed during the second quarter of 1999 and substantially tested prior to September 30, 1999.

As of September 30, 1999, Vintage Bank has incurred $45,771 in Year 2000 costs, which have been expensed as incurred. Year 2000-related costs have been funded from the continuing operations of Vintage Bank. Management expects that the outside cost from beginning to end to complete Year 2000 compliance will be approximately $50,000. This estimate includes the costs of consultants, customer awareness programs, contingency plans, and renovation of select software and hardware.

The foregoing Year 2000 discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, anticipated costs, the dates by which Vintage Bank expects to substantially complete programming changes, remediation and testing of systems and the impact of redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third party service providers and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to identify and convert all relevant computer systems, results of Year 2000 testing, adequate resolution of Year 2000 issues by governmental agencies, business or other third parties who are service providers, suppliers, borrowers or customers of Vintage Bank, unanticipated systems costs, the need to replace hardware, the adequacy of and ability to implement contingency plans and similar uncertainties. The forward-looking statements made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and Vintage Bank undertakes no obligation to update any forward-looking statements to reflect the occurrence on unanticipated events.

Vintage Bank's disclosure and announcements herein concerning its Y2K planning and programs are intended to constitute Year 2000 Readiness Disclosures as defined in the Year 2000 Information and Readiness Disclosure Act (the "Act"). The Act provides certain protection from liability for certain public and private statements concerning an entity's Year 2000 readiness and the Year 2000 readiness product and services.

              YEARS ENDED DECEMBER 31, 1998, 1997 and 1996


OVERVIEW

Vintage Bank reported net income of $2,110,736, or $1.37 per share, in 1998 compared with $1,854,076, or $1.26 per share, in 1997 and $1,646,443, or $1.15 per share, in 1996, equating to a return on average assets of 1.29%, 1.39% and 1.38% for 1998, 1997 and 1996, respectively. The return on average equity was 13.45% in 1998 compared with 14.17% and 14.65% in 1997 and 1996, respectively. The increase in net income during 1998 compared with 1997 resulted primarily from growth in net interest income.

As of December 31, 1998, total assets were $180,290,550 compared with total assets of $146,982,232 and $122,739,505 at year end 1997 and 1996, respectively, representing a 23% increase in 1998 and a 20% increase in 1997. Deposits increased 23% in 1998 compared with a 20% increase in 1997. Loans, net of the allowance for loan losses, increased 17% in 1998 compared with a 14% increase in 1997.

SUMMARY OF EARNINGS

Net Interest Income


Net interest income (total interest income less total interest expense), was $7,914,604, $6,943,764 and $6,172,017, in 1998, 1997 and 1996, respectively, representing increases of 14% and 13% in 1998 and 1997, respectively.


Net interest income is impacted by changes in the volume and mix of earning assets and interest-bearing liabilities, and changes in interest rates. The increase in net interest income in 1998 compared with 1997 was primarily the result of volume increases in loans and investments. The net interest margin (defined as net interest income divided by average earning assets) decreased slightly in 1998 as average yields on loans declined while rates paid on deposits remained relatively stable throughout 1998.

Taxable-equivalent interest income increased $1,901,256 in 1998 compared with 1997. Increases in the volume of earning assets accounted for $2,241,994 of this increase, with a decrease of $340,738 attributable to lower rates. An increase of $923,454 in 1997 compared with 1996 consisted of a $1,266,823 increase due to volume growth and a decrease of $343,369 attributable to lower rates.

Interest paid on interest-bearing liabilities increased $850,321 in 1998 compared with 1997. Increases in the volume of deposits and other borrowings accounted for $623,652 of this increase, with a $226,669 increase attributable to an increase in rates. Interest paid on interest-bearing liabilities increased $159,888 in 1997 compared with 1996; the effect of volume increases accounted for $197,756 offset by $37,868 attributable to a decrease in rates.

The net interest margin, using taxable equivalent interest income, was 5.36% in 1998 compared with 5.89% in 1997. Interest rates were relatively stable throughout both years; the decrease in the net interest margin is the result of lower loan rates due to competitive pressures, along with deposit mix changes and a lower average loan-to-deposit ratio in 1998 compared to 1997.

The net interest margin is expected to remain consistent during 1999 unless general rates increase or decrease significantly during the year. Since interest rates have been relatively stable for over two years, the Bank's interest margin should not be significantly impacted by the effects of any "lags" in adjusting rates during 1999 to reflect previous changes in general interest rates as loans and time deposits mature and renew. Assuming there are no dramatic changes in general interest rates or deposit mix, total net interest income is expected to increase during 1999 consistent with volumes of earning assets.

Provision and Allowance for Loan Losses

Vintage Bank maintains an allowance for loan losses at a level considered adequate to provide for probable losses inherent in the existing loan portfolio. The allowance is increased by provisions for loan losses and reduced by net charge-offs. The allowance for loan losses is based on estimates and ultimate losses may vary from current estimates. These estimates are reviewed periodically and as adjustments become necessary they are reported in earnings in the periods in which they become known. Vintage Bank makes credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience and other factors in determining the adequacy of the allowance balance. This evaluation establishes a specific allowance for all impaired loans over $50,000, and establishes percentage allowance requirements for all other loans, according to their classification as determined by Vintage Bank's internal grading system. As of December 31, 1998, the allowance for loan losses of $1,751,693 represented 1.81% of loans outstanding. This compares with an allowance balance of 1.86% and 2.04% of loans outstanding at year end 1997 and 1996, respectively. During 1998, 1997 and 1996, $240,000 was charged to expense each year for the provision for loan losses.


Noninterest Income

Noninterest income was $1,397,158 in 1998 compared with $1,443,473 in 1997 and $775,883 in 1996. Noninterest income for 1997 includes gains and losses on securities transactions of $414,629 and $19,377, respectively, including recoveries on securities previously charged off. Fee income from service charges on deposit accounts increased from the previous year 10% and 16% in years 1998 and 1997, respectively.

Noninterest Expense

Details of noninterest expense are as follows:

                                                       (In 000's)
                                              1998        1997         1996
                                             ------      ------       ------

Salaries & Benefits                          $3,069      $2,636       $2,148
Occupancy                                       392         361          182
Equipment/Data Processing                       450         474          391
Other                                         1,749       1,579        1,268
                                             ------      ------       ------
Total                                        $5,660      $5,050       $3,989
                                             ======      ======       ======

Salaries  and  benefits  expense  increased  16%  and  23%  in  1998  and  1997, respectively, from the previous year. The increases were primarily due to increases in the number of full-time equivalent employees, which has increased from approximately 58 at year-end 1996 to 73 at year-end 1998. The proportionately large increase in personnel during 1997 reflects staffing required for the new Bel Aire Office, as well as the effects of an internal reorganization and relocation of functions intended to position Vintage Bank for future growth. No net increases in personnel are anticipated during 1999.

The increase in occupancy expense during 1998 compared with 1997 was primarily in rent and depreciation. Occupancy expense in 1997 nearly doubled 1996 expense primarily due to the opening of the Bel Aire Office during the first quarter of 1997.

Equipment and Data Processing  expense  decreased 5% in 1998 compared with 1997.
The decrease was primarily due to the core banking system being fully depreciated by mid-year 1998. Equipment is depreciated over periods of 3 to 5 years. Purchases of all types of equipment during 1998 totaled approximately $145,000.

Major anticipated equipment purchases during 1999 include equipment associated with electronic internet banking services, a new voice response system and miscellaneous equipment such as personal computers and software. Expenditures in these areas are anticipated to total approximately $250,000. All other anticipated expenditures for equipment during 1999, including routine purchases of vehicles and miscellaneous equipment, are expected to total less than $200,000. The financial impact of these capital expenditures, if all are made, will be to increase monthly depreciation by approximately $10,000.

The key components of other expense are as follows:

                                                   (In 000's)
                                     1998             1997             1996
                                    ------           ------           ------

Business Promotion                    $274             $236             $191
Professional Services                  350              321              235
ATM Expenses                           109               85               74
Stationery & Supplies                  172              159              126
Insurance                               54               49               45
Other                                  790              729              597
                                    ------           ------           ------
Total                               $1,749           $1,579           $1,268
                                    ======           ======           ======

Business promotion expense increased in both 1998 and 1997 compared to the prior year primarily due to increases in advertising, customer relations expense and donations. The increase in 1998 includes increased promotions associated with the Bank's seeking deposits from customers of branches closed by competitors. Professional services increased in 1998 compared with 1997 due to fees for services provided by the firm hired to manage our investment portfolio beginning in the second quarter of 1996. These fees totaled $79,000 in 1998 compared with $72,000 and $35,000 in 1997 and 1996, respectively. Also, ATM expenses increased by approximately 28% and 15% in 1998 and 1997, respectively, reflecting costs associated with adding two additional ATM's in 1997 and additional expenses associated with the Y2K issue and other maintenance. Stationery and supplies expense increased 8% and 26% in 1998 and 1997, respectively, reflecting overall volume increases; 1997 expense was also higher due to costs associated with opening the Bel Aire Office and relocating functions to the new location. Insurance expenses have remained relatively constant for three years, reflecting the benefits of generally lower premiums resulting from an improving insurance market, offsetting the effects on premiums of the Bank's increasing size and volumes. Other expense increased approximately $61,000 in 1998 compared with 1997, primarily due to increased expenses in telephone, postage, courier services, conferences and other miscellaneous expenses. These expense increases were generally less than proportionate with our overall growth and volume increases.

Management anticipates that total other expense will increase proportionately less than Vintage Bank's overall growth rate during 1999. In order to avoid risking any costly system failure as a result of hardware or software not being operational or compatible after December 31, 1999, Vintage Bank has devoted substantial resources to planning, converting, testing and documenting for Y2K compliance in all systems. During 1997, Management devoted significant personnel resources to addressing this issue, primarily in planning for Year 2000. Most of the "hard dollar" expenditures required to solve this problem were expensed during 1998. For 1999, Vintage Bank budgeted approximately $75,000 for non-recurring expenditures, in addition to the costs of internal human resources required to achieve Y2K compliance. Most of Vintage Bank's "mission critical" systems have been successfully tested. However, unanticipated problems could push actual costs substantially higher.


Vintage Bank reported a provision for income taxes of $1,301,000, $1,243,000 and $1,073,000 for years 1998, 1997 and 1996, respectively. These provisions reflect accrual for taxes at the applicable rates for Federal and California State income taxes based upon reported pre-tax income, adjusted for the beneficial effect of Vintage Bank's investment in qualified municipal securities. Vintage Bank has not been subject to an alternative minimum tax.


BALANCE SHEET


Total  assets  as  of  December  31,  1998  were   $180,290,550   compared  with
$146,982,232  and  $122,739,505  as of year  end 1997  and  1996,  respectively, representing a 23% increase in 1998 and a 20% increase in 1997. Total deposits grew $30,783,007 to $162,173,206 in 1998, representing a 23% increase, compared with a 20% increase in 1997. Total loans, net of allowance for loan losses, grew $13,784,415 to $94,775,177 in 1998, representing a 17% increase; compared with a 14% increase in 1997. Investment securities increased from $39,566,991 at year-end 1997 to $62,018,042 in 1998, a 57% increase, compared with an increase of only 5% during 1997.


Liquidity and Capital Adequacy

Vintage Bank's liquidity is determined by the level of assets (such as cash, federal funds sold, and marketable securities) that are readily convertible to cash to meet customer withdrawal and borrowing needs. Vintage Bank's liquidity position is reviewed by management on a regular basis to verify that it is adequate to meet projected loan funding and potential withdrawal of deposits. Vintage Bank has a comprehensive Asset/Liability Management and Liquidity Policy which it uses to determine adequate liquidity.

Securities classified as "Held-to-Maturity" are reported at amortized cost, and "Available-for-Sale" securities are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of
accumulated   other   comprehensive   income.   As   of   December   31,   1998,
"Held-to-Maturity" securities had an amortized cost of $13,512,384 and "Available-for-Sale" securities had a fair value of $48,505,658, with an unrealized gain, net of income taxes, of $385,106 reflected as a component of accumulated other comprehensive income in the shareholders' equity section of the Balance Sheet.

At year end 1998 liquid assets represented 42% of total assets, as compared with 39% and 37% in liquid assets as of year end 1997 and 1996, respectively. The level of liquid assets at December 31, 1998 exceeds the liquidity required by Vintage Bank's liquidity policy. However, securities could be sold from the "Held-to-Maturity" category only in specific circumstances without requiring the entire portfolio to be reclassified as "Available-for-Sale" and recorded at fair value. Management expects to be able to meet the liquidity needs of the Bank during 1999 primarily through balancing loan growth with corresponding increases in deposits.

Interest Rate Sensitivity

The following table sets forth the repricing  opportunities  for  rate-sensitive assets and  rate-sensitive  liabilities at December 31, 1998.  Rate  sensitivity analysis usually excludes  noninterest-bearing demand deposits.  Including these deposits, which totaled $39,469,756,  would result in a significant shift in the
gap  position.   Rate-sensitive   assets  and  rate-sensitive   liabilities  are
classified by the earliest possible repricing date or maturity,  whichever comes first.
                                                                      (In 000's)

                                         3 Months    Over 3 Mos.      Over 1 Yr.     Over 5
                                         or Less       To 1 Yr.        To 5 Yrs.      Years          Total
                                         --------     --------         -------       -------        -------
  Interest rate-sensitive assets:
     Loans, gross                          $42,315      $6,125         $21,961       $26,126        $96,527
     Interest-bearing deposits in
        other banks                            100         100               0             0            200
     Investment securities                   1,500       2,030          19,994        38,494         62,018
     Federal funds sold                      6,000           0               0             0          6,000
                                          --------     --------        -------       -------        -------
                  Total                     49,915       8,255          41,955        64,620        164,745

  Interest rate-sensitive liabilities:
     Interest-bearing demand
        Deposits                            54,501           0               0             0         54,501
     Time deposits >$100,000                 8,177       7,794           1,366           106         17,443
     Other time deposits                    15,717      16,001           4,500             0         36,218
     Savings deposits                       14,542           0               0             0         14,542
                                          --------     --------        -------       -------        -------
                  Total                     92,937      23,795           5,866           106        122,704
                                          --------     --------        -------       -------        -------

  Interest rate sensitivity gap          ($43,022)    ($15,540)        $36,089       $64,514        $42,041
                                         =========    =========        =======       =======        =======

  Ratio of interest rate  sensitivity
  to earning assets                        (26.11%)      (9.43%)         21.91%        39.16%


This table indicates that Vintage Bank has a "negative" GAP for one year into the future, and a "positive" GAP beyond one year. The implication is that during the negative GAP "horizon" bank earnings will increase in a falling interest rate environment, as interest rates on interest-bearing liabilities reprice downward more rapidly than rates on earning assets; conversely, earnings would decline in a rising rate environment. This traditional analysis does not recognize or assume any "lag" in interest rate changes on earning assets and interest-bearing liabilities, and it assumes that all earning assets and interest-bearing liabilities reprice to the same absolute degree, regardless of the mix of earning assets and interest-bearing liabilities. Vintage Bank utilizes a simulation model to assist with asset/liability management that considers the effects of lags and different ranges of interest rate changes among various classes of earning assets and interest-bearing liabilities. Based on the model, Vintage Bank is free of material interest rate risk for the one-year horizon (i.e., the earnings will not change significantly with an increase or decrease in interest rates), as opposed to being liability-sensitive as indicated by this table using traditional GAP analysis.

Vintage Bank's capital ratios remained relatively steady during 1998 compared with 1997 levels. As of December 31, 1998 Vintage Bank's total risk-based capital ratio, tier I risk-based capital ratio and leverage ratio were 14.4%, 13.1% and 9.3%, respectively. These compare with ratios of 14.6%, 13.4% and 10.0% as of December 31, 1997. Vintage Bank projects average percentage increases in assets during the next few years to be similar to the return on average equity. Consequently, Vintage Bank is positioned to support projected growth while paying modest cash dividends without negatively impacting capital ratios.


In January, 1999, Vintage Bank declared a 5% stock dividend and a $.20 per share cash dividend for shareholders of record as of March 1, 1999. The stock dividend affected Vintage Bank's capital and its capital ratios only to the extent that cash was distributed in lieu of fractional shares. Accordingly, the stock dividend did not materially impact Vintage Bank's overall capital. The cash dividend totaled approximately $290,000, equating to a reduction in Vintage Bank's leverage ratio of approximately .02%.


DESCRIPTION OF OPERATIONS


Vintage Bank is a California corporation organized as a state chartered bank in 1984. The bank engages in the commercial banking business in Napa County from its main banking office located at 1500 Soscol Avenue, Napa, California. Vintage Bank has two other business locations, one located in the Brown's Valley Shopping Center at 3271 Brown's Valley Road, Napa, California and one at 3626 Bel Aire Plaza, Napa, California. The bank has a remote ATM and night drop services at 629 Factory Stores Drive, Suite B, Napa California and at 6498 Washington Street, Yountville, California. On October 1, 1999, Vintage Bank opened a loan production office at 1300 Oliver Road, Suite 180, Fairfield, California. Vintage Bank conducts a commercial banking business, offering a full range of commercial banking services to individuals, businesses and agricultural communities in Napa County. Vintage Bank emphasizes its retail commercial banking operations and accepts checking and savings deposits, issues drafts, sells traveler's checks and provides other customary banking services.

                                    BUSINESS
North Bay Bancorp

North Bay Bancorp, headquartered in Napa, California, became the bank holding company of Vintage Bank on November 1, 1999 through a corporate reorganization. In the reorganization, Vintage Bank became the wholly-owned subsidiary of North Bay and the shareholders of Vintage became shareholders of North Bay. North Bay is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to the regulations of, and examination by, the Board of Governors of the Federal Reserve System. Currently all operations of North
Bay are conducted through Vintage Bank. Subject to receipt of regulatory approval and the completion of this offering, North Bay intends to acquire 100% of the outstanding shares of Solano Bank, a proposed California chartered banking corporation to be headquartered in Fairfield, California.

Solano Bank (Proposed)

North Bay has filed an application with the California Department of Financial Institutions for permission to organize a new state chartered bank in Solano County, California. If approved, Solano Bank will be a member of the Federal Reserve System headquartered in Fairfield, California with branches in Vacaville and Benicia, California. It will be a wholly-owned subsidiary of North Bay.

Bank Organization


In December, 1999 an Application for Permission to Organize Solano Bank was filed with the California Commissioner of Financial Institutions. The Commissioner before approving the application and after completing an investigation to ascertain the matters required by law, must determine that (a) the proposed bank would promote the public convenience and advantage; (b) the proposed capital structure is adequate; and (c) the conditions in Solano County, along with the experience, ability and standing of the proposed directors and officers, afford a reasonable promise of successful operations. This determination by the Commissioner does not constitute a representation or guarantee by the Commissioner that Solano Bank will be successful. Solano Bank cannot proceed to the next stage, including in incorporating under the laws of the State of California until the Commissioner approves the application.

Final  licensing  of  Solano  Bank to  commence  operations  is  dependent  upon compliance with certain conditions and procedures under California law, including completion of this offering, Solano Bank being granted membership in the Federal Reserve System and obtaining federal deposit insurance. An application for federal deposit insurance was filed with the FDIC in January 2000. An application for membership in the Federal Reserve System cannot be filed with the Federal Reserve until preliminary approval is received from the Commissioner.

Assuming receipt of all regulatory approvals, and the satisfaction of any conditions contained in the approvals, it is anticipated that Solano Bank will open for business in the second quarter of 2000, or as soon thereafter as is practicable. However, no assurance can be given that all regulatory approvals will be obtained. Without the approval of the Commissioner, and the FDIC, and the Federal Reserve System, Solano Bank will not be able to open for business.


Business of Solano Bank

General

As of the date of this prospectus, Solano Bank has not conducted or been authorized to conduct a banking business. Upon issuance of a license to conduct a banking business by the Commissioner, Solano Bank will engage in the general commercial banking business, and will accept checking and savings deposits, make commercial, real estate, auto and other installment and term loans, issue drafts, sell travelers' checks and provide other customary banking services, including note collection and safe deposit box rental. Solano Bank anticipates attracting the majority of its loan and deposit business from the residents and numerous small to medium sized businesses and professional firms located in Fairfield, Vacaville, and Benicia, California and nearby communities within Solano County. Solano Bank does not intend to offer international banking or trust services initially or for the foreseeable future, but it will attempt to make such services available to Solano Bank's customers through correspondent institutions. The deposits of Solano Bank will be insured by the FDIC up to applicable limits. Solano Bank will be a member of the Federal Reserve System.


Management intends that Solano Bank will provide the highest possible level of personalized service to residents and a full range of banking services for businesses and professional firms located in Fairfield, Vacaville, and Benicia and nearby communities within Solano County. Solano Bank will offer a wide range of deposit accounts including "Money Market Deposit" accounts which require minimum balances and frequency of withdrawal limitations. Other accounts offered by

Solano Bank will include certificates of deposit of up to 60 months duration, Individual Retirement Accounts and 401(k) and SERP Plans. It is anticipated that Solano Bank will engage in a full range of lending activities, including commercial, consumer/installment and real estate construction loans. It is intended that Solano Bank will direct its commercial lending principally toward businesses whose demands for credit will fall within Solano Bank's lending limit. In the event there are customers whose commercial loan demands exceed Solano Bank 's lending limits, Solano Bank will seek to arrange for such loans on a participation basis with other financial institutions, including Vintage Bank. Solano Bank will offer a variety of consumer loans, including automobile and home equity loans. Solano Bank also anticipates making commercial real estate loans and commercial lines of credit.


Solano Bank further intends to provide some specialized services to its customers. These services will include automated teller machines, courier deposit services to key locations or customers throughout Solano Bank's service area, Small Business Administration loans and extended lobby hours. Solano Bank reserves the right to change its business plan at any time and no assurance can be given that, if Solano Bank's proposed business plan is followed, it will prove successful.

Premises


Solano Bank will operate out of its headquarters office in Vacaville, California and from branches located in Fairfield and Benicia, California.

The headquarters office will be located at 403 Davis Street, Vacaville, California. The proposed lease for the building provides for about 5,000 square feet at a lease cost of $5,210 per month. The initial lease will be for a period of five (5) years, with three five (5) year options to extend. Leasehold improvements are estimated to be $101,100.

The actual location of the Fairfield office has not as yet been determined. However, leasehold improvements are estimated to be $87,500.

The Benicia branch will be located at 1395 E. 2nd Street, Benicia, California. The proposed lease for the building provides for about 2,000 square feet at a lease cost of $2,980 per month. The initial lease will be for a period of five
(5) years , with three five (5) year options to extend. Leasehold improvements are estimated to be $61,400.


Capital Accounts

The initial capitalization of Solano Bank will be $9,000,000 all of which will be provided by North Bay. North Bay's investment will consist of $3,000,000 from funds dividended to North Bay by Vintage Bank and the net proceeds of this offering. The balance will come from financing to be arranged by North Bay from outside sources.


After North Bay's investment, Solano Bank will establish accounts for contributed capital and retained earnings. The following chart shows Solano Bank's initial capitalization. All organizational expenses will be borne by North Bay.


Contributed Capital - 20,000,000 Shares of Common stock           $9,000,000
     authorized, no par value, 900,000 issued
500,000 Shares of Preferred Stock authorized, no shares
     issued or outstanding
Retained earnings                                                         -0-
                                                                  ----------
Total Shareholders" Equity                                        $9,000,000




Vintage Bank

Vintage Bank is a California corporation organized as a state chartered bank in 1984. Vintage Bank engages in commercial banking business in Napa County, from its main banking office located at 1500 Soscol Avenue in Napa, California. Vintage Bank has two branches, one located at 3271 Browns Valley Road, Napa, California and the other at 3626 Bel Aire Plaza, Napa, California. Automated teller machines are located at all offices, at the Napa Premium Outlets on Freeway Drive in Napa, and at Ranch Market Too in Yountville, providing 24 hour service. Vintage Bank is a member of the STAR, Interlink and PLUS ATM networks, providing customers with access to Point of Sale and ATM service world-wide. Vintage Bank is a member of the Federal Reserve System. The deposits of each depositor of Vintage Bank are insured by the Federal Deposit Insurance Corporation up to the maximum allowed by law.

Vintage Bank offers a full range of commercial banking services to individuals and the business and agricultural communities in Napa County. Vintage Bank emphasizes retail commercial banking operations. Vintage Bank accepts checking and savings deposits, makes consumer, commercial, construction and real estate loans, and provides other customary banking services. Vintage Bank does not offer trust services and does not plan to do so in the near future. There have been no material changes in services offered by Vintage Bank during the past fiscal year. Commencing in early 1993, Vintage Bank made annuities and mutual funds available to its customers through an unaffiliated corporation, Protective Financial and Insurance Services, Inc. These products are currently being offered through Protective Financial and one of its affiliates, ProEquities, Inc. Under a contractual arrangement, a licensed bank employee appointed and supervised by Protective Financial and ProEquities handles all annuity and mutual fund sales.

At this time, Vintage Bank does not offer internet banking; however, it is currently testing an internet banking product which it intends to offer to its customers in early 2000. The system will support account inquiries, transfers between accounts, and automatic reconciliation and bill payment services.

Lending Activities

Vintage Bank concentrates its lending activities in commercial, installment, construction, and real estate loans made primarily to businesses and individuals located in Napa County. At December 31, 1998, Vintage Bank had total loans outstanding of $96,526,870 resulting in a loan-to-deposit ratio of 59.5%. At September 30, 1999, total loans outstanding were $117,224,456 resulting in a loan to deposit ratio of 67.5%.

As of September 30, 1999, Vintage Bank's loan limits to individual customers were $2,876,281 for unsecured loans and $4,793,802 for unsecured and secured loans combined. As of December 31, 1998, Vintage Bank's lending limits were $2,799,259 for unsecured loans and $4,665,431 for unsecured and secured loans combined. For customers desiring loans in excess of Vintage Bank's lending limits, Vintage Bank may loan on a participation basis with another bank taking the amount of the loan in excess of Vintage Bank's lending limits.


At September 30, 1999, Vintage Bank's commercial loans outstanding totaled $19,132,280 (16.3% of total loans), real estate-secured commercial loans totaled $11,250,476 (9.6% of total loans), construction loans totaled $8,318,628 (7.1% of total loans), real estate loans totaled $58,041,316 (49.5% of total loans), and installment loans totaled $20,481,756 (17.5% of total loans). At December 31, 1998, commercial loans outstanding totaled $14,410,117 (14.9% of total loans), real estate-secured commercial loans totaled $6,062,585 (6.3% of total loans), construction loans totaled $5,950,207 (6.2% of total loans), real estate loans totaled $51,643,406 (53.5% of total loans) and installment loans totaled $18,460,555 (19.1% of total loans). At December 31, 1997, commercial loans outstanding totaled $16,458,361 (19.9% of total loans), real estate-secured commercial loans totaled $9,610,793 (11.7% of total loans), construction loans totaled $6,446,381 (7.8% of the total loans), real estate loans totaled $34,089,199 (41.3% of total loans), and installment loans totaled $15,918,156 (19.3% of total loans).

As of September 30, 1999, the total of undisbursed loans and similar commitments was $38,941,000 as contrasted with $29,548,000 as of December 31, 1998 and $23,549,000 as of December 31, 1997. Vintage Bank expects all but approximately $1,629,000 of its undisbursed loans and similar commitments to be exercised during 1999. Vintage Bank takes real estate, listed securities, savings and time deposits, automobiles, machinery and equipment, inventory and accounts receivable as collateral for loans.


The interest rates charged for the various loans made by Vintage Bank vary with the degree of risk and the size and maturity of the loans involved and are generally affected by competition and by current money market rates.

Commercial Loans

Vintage Bank makes commercial loans primarily to professionals, individuals and businesses in the City of Napa. Vintage Bank offers a variety of commercial lending products, including revolving lines of credit, working capital loans, equipment financing and issuance of letters of credit. Typically, lines of credit have a floating rate of interest based on Vintage Bank's Base Rate and are for a term of one year or less. Working capital and equipment loans have a floating or a fixed rate typically with a term of five years or less. Approximately 63% of Vintage Bank's commercial loans are unsecured or secured by personal property and, therefore, represent a higher risk of ultimate loss than loans secured by real estate. However, as a result of the lending policies and procedures implemented by Vintage Bank, management believes it has adequate commercial loan underwriting and review procedures in place to manage the risks inherent in commercial lending. In addition, commercial loans not secured by real estate typically require higher quality credit characteristics to meet underwriting requirements. The remaining 37% of Vintage Bank's commercial loans are secured by real estate.

Real Estate Loans

Real estate loans consist of loans secured by deeds of trust on residential and commercial properties. The purpose of these loans is to purchase real estate or refinance an existing real estate loan, as compared with real estate secured commercial loans, which have a commercial purpose unrelated to the purchase or refinance of the real estate taken as collateral. Vintage Bank's real estate loans bear interest at rates ranging from 6.00% to 12.00% and have maturities of thirty years or less.

Vintage Bank established a Mortgage Loan Department in 1987 for the purpose of originating and servicing residential mortgage loans. Most of the residential mortgage loans originated by Vintage Bank's Mortgage Loan Department are sold to institutional investors according to their guidelines. Servicing of these loans is not retained by Vintage Bank, but Vintage Bank receives a loan fee. Prior to 1995, Vintage Bank sold the major portion of its residential real estate loans to the Federal Home Loan Mortgage Corporation commonly referred to as Freddie Mac with servicing retained by Vintage Bank. No loans were sold to Freddie Mac in 1998 or 1997. As of September 30, 1999, Vintage Bank's residential mortgage loan portfolio was $18,847,726 of which $7,060,141 constitutes loans sold to Freddie Mac and serviced by Vintage Bank. As of December 31, 1998, Vintage Bank's residential mortgage loan portfolio was $19,688,857 of which $8,204,694 constituted loans sold to Freddie Mac and serviced by Vintage Bank.

Real Estate Construction Loans

Vintage Bank makes loans to finance the construction of commercial, industrial and residential projects and to finance land development. The majority of Vintage Bank's construction loans were made to finance the construction of residential projects. Vintage Bank's construction loans typically have maturities of less than one year, have a floating rate of interest based on Vintage Bank's base rate and are secured by first deeds of trust. Generally, Vintage Bank does not extend credit in an amount greater than 50% of the appraised value of the real estate securing land and land development loans, or in an amount greater than 70% of the appraised value of the real estate securing non-owner occupied residential construction loans and commercial construction loans, or 75% of the appraised value in the case of owner occupied residential construction loans. Commercial loans secured by real estate normally comply with these same guidelines.


Historically, Vintage Bank has maintained a significant percentage of its loans in real estate construction loans. As of September 30, 1999, 7.1% of the total loan portfolio was represented by construction and land development loans, compared with 6.3% as of December 31, 1998 and 7.8% as of December 31, 1997 and higher concentrations in the previous three years. This decline in concentration reflects a change in the construction environment. Although construction activity has increased substantially during the past two years, it is dominated by large scale contractors not using local sources of funding.


Installment Loans

Installment  loans  are made to  individuals  for  household,  family  and other
personal  expenditures.   These  loans  typically  have  fixed  rates  and  have
maturities of five years or less.

Lending Policies and Procedures

Vintage Bank's lending policies and procedures are established by senior management of Vintage Bank and are approved by Vintage Bank's Board of Directors. Vintage Bank's Board of Directors has established internal procedures which limit loan approval authority of its loan officers. The Board of Directors has delegated some lending authority to executive and loan officers and an internal loan committee consisting of two executive officers and selected loan officers.

The Directors' Loan Committee must approve all new loans and loan renewals in excess of specified amounts. This includes any loan in excess of $300,000 if secured by a residential first deed of trust or $150,000 if secured by a commercial first deed of trust, $200,000 if secured by a second deed of trust, $100,000 if secured by readily marketable securities and $50,000 if unsecured or secured by equipment, receivables, inventory, or other personal property. Further, any loan not substantially conforming to Vintage Bank's written loan policy must be approved by the Directors' Loan Committee. Loans to directors and executive officers of Vintage Bank or their affiliates must be approved in all instances by a majority of the Board of Directors. In accordance with law, directors and officers are not permitted to participate in the discussion of or to vote on loans made to them or their related interests. In addition, loans to directors and officers must be made on substantially the same terms, including interest rates and collateral requirements, as those prevailing for comparable transactions with other nonaffiliated persons at the time each loan was made, subject to the limitations and other provisions in California and Federal law. These loans also must not involve more than the normal risk of collectibility or present other unfavorable features.

Deposits

Napa County south of Oak Knoll Avenue constitutes Vintage Bank's primary service area and most of Vintage Bank's deposits are attracted from the Napa area. No material portion of Vintage Bank's deposits has been obtained from a single person or a few persons, the loss of any one or more of which have a material effect on the business of Vintage Bank. Total deposits as of September 30, 1999 were $173,595,824. Total deposits as of December 31, 1998 were $163,380,519. Vintage Bank offers a courier service in the North Napa County area, including Yountville and St. Helena and throughout the City of Napa and Southern Napa County. Management anticipates that this courier service will increase deposits from north of Vintage Bank's current primary market area.

Business Hours

In order to attract loan and deposit business, Vintage Bank maintains lobby hours at its Main Office between 9:00 a.m. and 5:00 p.m. Monday through Thursday, between 9:00 a.m. and 6:00 p.m. on Friday, and between 9:00 a.m. and 1:00 p.m. on Saturday. Drive-up hours are between 8:00 a.m. and 6:00 p.m. Monday through Friday, and between 9:00 a.m. and 1:00 p.m. on Saturday. Both branch offices are open between 9:00 a.m. and 5:00 p.m. Monday through Thursday, between 9:00 a.m. and 6:00 p.m. on Friday, and between 9:00 a.m. and 1:00 p.m. on Saturday.

Employees


At September 30, 1999, Vintage Bank employed ninety (90) persons, nineteen (19) of whom are part-time employees, including six (6) executive officers and eighteen (18) other officers. At December 31, 1998, Vintage Bank employed eighty seven (87) persons, eighteen (18) of whom were part-time employees, including five (5) executive officers and sixteen (16) other officers. None of Vintage Bank's employees is presently represented by a union or covered under a collective bargaining agreement. Management of Vintage Bank believes its employee relations are excellent.

Summary of Changes in Interest Earned and Paid



The following table sets forth a summary of the changes in interest earned and interest paid in September 30, 1999 over 1998 and December 31, 1998 over 1997 and December 31, 1997 over 1996 resulting from changes in assets and liabilities volumes and rates. The change in interest due to both rate and volume has been allocated in proportion to the relationship of absolute dollar amounts of change in each.


                              September 30, 1999 Over 1998 (annualized)                  1998 over 1997
                              -----------------------------------------                 ----------------
                                Volume          Rate           Total          Volume         Rate           Total
                              -----------    -----------    -----------    -----------    -----------    -----------
Increase (Decrease) In
 Interest and Fee Income

   Time Deposits With Other
    Financial Institutions    ($    3,444)   ($       26)   ($    3,470)   $         0    $         0    $         0

   Investment Securities:
     Taxable                      633,064        120,765        753,829        378,506        415,865        (88,073)
     Non-Taxable (1)              223,938          5,545        229,483        (37,715)       465,084       (137,323)
   Federal Funds Sold            (342,496)        38,658       (303,838)      (427,477)       402,402        (83,843)
   Loans                        1,583,597     (1,242,444)       341,153      1,353,509        958,643        (31,074)
                              -----------    -----------    -----------    -----------    -----------    -----------
   Total Interest and Fee
     Income                     2,094,659     (1,077,502)     1,017,157      1,266,823      2,241,994       (340,738)
                              -----------    -----------    -----------    -----------    -----------    -----------
Increase (Decrease) In
 Interest Expense

   Deposits:
     Interest Bearing
     Transaction Accounts         228,834          3,020        231,854         58,580        284,084        225,440
     Savings                       41,744          6,553         48,297         22,458         19,594        (27,572)
     Time Deposits                 93,619       (307,095)      (213,476)       181,737        346,214         28,801
                              -----------    -----------    -----------    -----------    -----------    -----------
   Total Deposits                 364,197       (297,522)        66,675        262,775        649,892        226,669

   Short-term Borrowings                0        169,395        169,395        (65,019)       (26,240)             0
                              -----------    -----------    -----------    -----------    -----------    -----------
   Total Interest Expense         364,197       (128,127)       236,070        197,756        623,652        226,669
                              -----------    -----------    -----------    -----------    -----------    -----------
   Net Interest Income        $ 1,730,462    ($  949,375)   $   781,087    $ 1,069,067    $ 1,618,342    ($  567,407)
                              ===========    ===========    ===========    ===========    ===========    ===========

                                           1997 Over 1996
                                           ---------------
                                 Volume          Rate           Total
                               -----------    -----------    -----------
Increase (Decrease) In
 Interest and Fee Income

   Time Deposits With Other
    Financial Institutions     ($      425)   ($      271)   ($      696)

   Investment Securities:
     Taxable                       327,792         81,119        408,911
     Non-Taxable (1)               327,761            550        328,311
   Federal Funds Sold              318,559        (33,027)       285,532
   Loans                           927,569       (391,740)       535,829
                               -----------    -----------    -----------
   Total Interest and Fee
     Income                      1,901,256       (343,369)     1,557,887
                               -----------    -----------    -----------
Increase (Decrease) In
 Interest Expense

   Deposits:
     Interest Bearing
     Transaction Accounts          509,524        (15,713)       493,811
     Savings                        (7,978)       (10,825)       (18,803)
     Time Deposits                 375,015         16,037        391,052
                               -----------    -----------    -----------
   Total Deposits                  876,561        (10,501)       866,060

   Short-term Borrowings           (26,240)       (27,367)       (53,607)
                               -----------    -----------    -----------
   Total Interest Expense          850,321        (37,868)       812,453
                               -----------    -----------    -----------
   Net Interest Income         $ 1,050,935    ($  305,501)   $   745,434
                               ===========    ===========    ===========


(1) The interest earned is taxable-equivalent. On a non-taxable basis, 1998 interest income was $248,666 more than in 1997. In 1997, taxable interest income was $28,984 less than in 1996. Through September 30, 1999, on an annualized basis, non-taxable interest income was $188,940 more than for the same period in 1998.


Investment Securities

The following tables show the book value of investment securities as of September 30, 1999 and December 31, 1998 and 1997.

                       Book Value as of September 30, 1999
                       -----------------------------------

                                         Held to Maturity     Available-for-Sale
                                         ----------------     ------------------

Securities of the U. S. Treasury and
   Government Agencies                    $         0            $11,498,056
Mortgage Backed Securities                          0             21,063,101
Equity Securities                                   0                857,000
Municipal Securities                       13,389,964             12,546,014
Corporate Debt Securities                           0             11,986,000
                                          -----------            -----------
                                          $13,389,964            $57,950,171
                                          ===========            ===========

                       Book Value as of December 31, 1998
                       ----------------------------------

                                         Held to Maturity     Available-for-Sale
                                         ----------------     ------------------

Securities of the U. S. Treasury and
   Government Agencies                        $     0            $11,703,432
Mortgage Backed Securities                          0             23,572,792
Equity Securities                                   0                777,200
Municipal Securities                       13,512,384                      0
Corporate Debt Securities                           0             12,452,234
                                          -----------            -----------
                                          $13,512,384            $48,505,658
                                          ===========            ===========

                       Book Value as of December 31, 1997
                       ----------------------------------

                                         Held to Maturity     Available-for-Sale

Securities of the U. S. Treasury and
   Government Agencies                       $    0             $7,588,574
Mortgage Backed Securities                        0             18,536,012
Equity Securities                                 0                688,400
Municipal Securities                      4,017,714                      0
Corporate Debt Securities                         0              8,736,291
                                         ----------            -----------
                                         $4,017,714            $35,549,277
                                         ==========            ===========

The following table is a summary of the maturities and weighted average yields of investment securities as of September 30, 1999 and December 31, 1998.

                       MATURITY AND WEIGHTED AVERAGE YIELD
                         OF INVESTMENT SECURITIES AS OF
                    SEPTEMBER 30, 1999 and DECEMBER 31, 1998

                                                        AFTER ONE         AFTER FIVE
                                      IN ONE YEAR         THROUGH           THROUGH             AFTER
                                        OR LESS         FIVE YEARS         TEN YEARS          TEN YEARS             TOTAL
                                     AMOUNT   YIELD    AMOUNT   YIELD   AMOUNT    YIELD     AMOUNT    YIELD    AMOUNT     YIELD
                                     ------   -----    ------   -----   ------    -----     ------    -----    ------     -----
AVAILABLE FOR SALE SECURITIES:

Securities of the US Treasury
   and other
   US Government Agencies          $4,019,770  6.29% $7,478,286  5.26% $        0   0.00% $        0   0.00% $11,498,056    5.62%
Mortgage-Backed Securities                  0  0.00%  1,031,750  6.70%    296,034   6.66% 19,735,317   6.56%  21,063,101    6.57%
(1)
Equity Securities                           0  0.00%          0  0.00%          0   0.00%    857,000   5.65%     857,000    5.65%
Municipal Securities (2)              132,055  9.18%  1,501,273  7.73%  4,912,712   6.48%  5,999,974   6.64%  12,546,014    6.73%
Corporate Debt Securities           2,071,574  6.78%  5,061,583  5.98%  1,972,040   6.01%  2,880,803   6.56% 11,986,000     6.26%
                                    ---------  -----  ---------  ----- ----------   -----  ---------   ----- -----------    -----
TOTAL                              $6,223,399  6.51% $15,072,892 5.85% $7,180,786   6.36% $29,473,094  6.55% $57,950,171    6.33%

HELD TO MATURITY SECURITIES:

Municipal Securities (2)                   $0  0.00%         $0  0.00%        $0    6.56% $1,389,964   8.58% $1,389,964     8.58%
                                           --  -----         --  -----        --    ----- ----------   ----- -----------    -----
TOTAL                                      $0  0.00%         $0  7.75%        $0    8.74% $1,389,964   7.55%  $1,389,964    8.58%

(1) The maturity of mortgage-backed securities is based on contractual maturity. The average expected life is approximately four and one half years.
(2) Yields shown are taxable-equivalent.

                                                      MATURITY AND WEIGHTED AVERAGE YIELD
                                                            OF INVESTMENT SECURITIES AS OF
                                                                   DECEMBER 31, 1998

                                                         AFTER ONE     AFTER FIVE
                                      IN ONE YEAR         THROUGH      THROUGH                  AFTER
                                        OR LESS         FIVE YEARS     TEN YEARS              TEN YEARS              TOTAL
                                     AMOUNT   YIELD    AMOUNT   YIELD   AMOUNT    YIELD     AMOUNT    YIELD    AMOUNT      YIELD
                                     ------   -----    ------   -----   ------    -----     ------    -----    ------      -----

AVAILABLE FOR SALE SECURITIES:

Securities of the US Treasury
   and other
   US Government Agencies          $2,029,688  6.31% $9,673,744  5.79%        $0    0.00%         $0   0.00% $11,703,432   5.88%
Mortgage-Backed Securities (1)              0  0.00%  1,627,649  6.74%   666,154    6.41% 21,278,989   6.64%  23,572,792   6.64%
Equity Securities                           0  0.00%          0  0.00%         0    0.00%    777,200   5.66%     777,200   5.66%
Corporate Debt Securities           1,499,700  5.29%  6,364,305  6.29% 1,034,590    6.19%  3,553,639   6.61% 12,452,234    6.25%
                                    ---------  -----  ---------  ----- ---------    -----  ---------   ----- -----------   -----
TOTAL                              $3,529,388  5.88% $17,665,698 6.06% $1,700,744   6.28% $25,609,828  6.61% $48,505,658   6.34%

HELD TO MATURITY SECURITIES:

Municipal Securities (2)                   $0  0.00% $1,513,655  8.13% $4,839,580   6.56% $7,159,149   6.67% $13,512,384   6.79%
                                           --  ----- ----------  ----- ----------   ----- ----------   ----- ------------  -----
TOTAL                                      $0  0.00% $1,513,655  7.75% $4,839,580   8.74% $7,159,149   7.55% $13,512,384   6.79%


(1) The maturity of mortgage-backed securities is based on contractual maturity. The average expected life is approximately four and one half years.
(2)  Yields shown are taxable-equivalent.

                                 LOAN PORTFOLIO
Composition of Loans

The following table shows the composition of loans as of September 30, 1999 and December 31, 1998 and 1997.

                               September 30, 1999     1998            1997
                               ------------------ ------------    ------------
Commercial Loans                 $ 19,132,280     $ 14,410,117    $ 16,458,361
Commercial Loans Secured by
    Real Estate                    11,250,476        6,062,585       9,610,793
Installment Loans                  20,481,756       18,460,555      15,918,156
Real Estate Loans                  58,041,316       51,643,406      34,089,199
Construction Loans                  8,318,628        5,950,207       6,446,381
                                 ------------     ------------    ------------
                                  117,224,456       96,526,870      82,522,890
Less - Allowance  for
 Loan Losses                        1,939,818        1,751,693       1,532,128
                                 ------------     ------------    ------------

                                 $115,284,638     $ 94,775,177    $ 80,990,762
                                 ============     ============    ============

Maturity, Distribution, and Interest Rate Sensitivity of Loans


The following table shows maturity distribution of loans and sensitivity to changes in interest rates as of December 31, 1998.



                                                           AFTER ONE
                                               IN ONE       THROUGH        AFTER
                                              YEAR OR        FIVE          FIVE
                                               LESS          YEARS         YEARS         TOTAL
                                            -----------   -----------   -----------   -----------
Commercial (Including
Real Estate Secured)                        $ 7,858,123   $ 8,937,976   $ 3,676,603   $20,472,702
Installment                                  14,621,340     2,859,787       979,428    18,460,555
Real Estate                                   4,743,037    16,997,897    29,902,472    51,643,406
Construction                                  3,938,274       629,543     1,382,390     5,950,207
                                            -----------   -----------   -----------   -----------
                                            $31,160,774   $29,425,203   $35,940,893   $96,526,870
                                            ===========   ===========   ===========   ===========

Sensitivity To Changes in Interest Rates:

Loans With Fixed Interest Rates             $ 9,163,727   $21,961,090   $26,125,581   $57,250,398
Loans With Floating Interest Rates           21,997,048     7,464,113     9,815,311    39,276,472
                                            -----------   -----------   -----------   -----------
                                            $31,160,775   $29,425,203   $35,940,892   $96,526,870
                                            ===========   ===========   ===========   ===========

The following table shows maturity distribution of loans and sensitivity in interest rates as of September 30, 1999


                                        AFTER ONE
                         IN ONE YEAR     THROUGH         AFTER
                           OR LESS      FIVE YEARS     FIVE YEARS       TOTAL
                        ------------   ------------   ------------   ------------
Commercial (Including
 Real Estate Secured)   $ 12,912,853   $  8,739,102   $  3,810,423   $ 25,462,378
Installment               24,026,503      2,796,156      1,015,077     27,837,736
Real Estate                7,793,992     16,619,687     30,990,856     55,404,535
Construction               6,471,565        615,536      1,432,706      8,519,807
                        ------------   ------------   ------------   ------------
                        $ 51,204,913   $ 28,770,481   $ 37,249,062   $117,224,456
                        ============   ============   ============   ============

The following table shows maturity sensitivity to changes in interest rates as of September 30, 1999.


Loans With Fixed Interest Rates      $  7,276,100   $ 25,717,400   $ 37,249,062   $ 70,242,562
Loans With Floating Interest Rates     43,928,813      3,053,081              0     46,981,894
                                     ------------   ------------   ------------   ------------
                                     $ 51,204,913   $ 28,770,481   $ 37,249,062   $117,224,456
                                     ============   ============   ============   ============

Nonaccrual, Past Due and Restructured Loans

Nonaccrual loans were $12,648 as of September 30, 1999 and $88,694 and $466,051 as of year-end 1998 and 1997 respectively. Vintage Bank held no OREO at September 30, 1999 or at year-end 1998 or 1997.

Loans are placed on a nonaccrual basis and any accrued but unpaid interest income is reversed and charged against income when interest or principal is 90 days or more past due, except when loans are well secured and in the process of collection. There were no loans accruing interest 90 days past due as of September 30, 1999 or December 31, 1998 or 1997.

Vintage Bank believes its procedures for administering and reviewing its loan portfolio are effective in identifying loans where significant repayment problems exist. There are no loans upon which principal and interest payments were current at September 30, 1999 and with respect to which serious doubt existed as to the ability of the borrower to comply with the present loan payment terms.

                         Summary of Loan Loss Experience

The following table provides a summary of Vintage Bank's loan loss experience as of September 30, 1999 and December 31, 1998 and 1997.

                                                                               December 31,
                                                                               ------------
                                                 September 30, 1999        1998            1997
                                                 ------------------        ----            ----
Average loans for the period                       $ 105,663,517     $  89,057,414    $  78,975,833
Loans outstanding at end
    of  period                                       117,224,456        96,526,870       82,522,890

Allowance for Loan Losses

Balance, beginning of period                           1,751,693         1,532,128        1,474,437

Less loans charged off:
    Real Estate loans                                        -0-             7,300          155,079
    Commercial loans                                         -0-            38,030           35.806
    Installment loans                                     11,194            13,880            5,018
                                                   -------------     -------------    -------------
Total loans charged off                                   11,194            59,210          195,903

Recoveries:
    Real Estate loans                                        -0-               700              800
    Commercial loans                                       6,617            36,592           12,365
    Installment loans                                     12,702             1,483              429
                                                   -------------     -------------    -------------
Total recoveries                                          19,319            38,775           13,594

Net loans charged off (recovered)                         (8,125)           20,435          182,309

Provision for loan losses                                180,000           240,000          240,000
                                                   -------------     -------------    -------------

Balance, end of period                             $   1,939,818     $   1,751,693    $   1,532,128
                                                   =============     =============    =============

Net loans charged off to average loans by types:
       Real Estate loans                                     -0-              .007%            .195%
       Commercial loans                                      -0-              .002%            .030%
       Installment loans                                    .055%             .014%            .006%

Net losses  to average loans outstanding                    .011%             .023%            .231%

In evaluating the allowance for loan losses, Vintage Bank considers such factors as:

o        historical loan loss experience,

o        the projected size and composition of the loan portfolio,

o other economic conditions and their impact on specific industries and individual borrowers, evaluation of the collateral for secured loans, and

o levels of loans classified by bank regulators and Vintage Bank's internal classification system.

Loans are charged to the allowance for loan losses when the loans are deemed uncollectible within a reasonable time period. It is the policy of management to make additions to the allowance for loan losses so that it remains adequate to cover all anticipated loan charge-offs that exist in the portfolio at that time.

Vintage Bank does not make an allocation of the allowance for loan losses by type of loan in the portfolio.

                                  TIME DEPOSITS

The following  table sets forth the maturity of time  certificates of deposit of
$100,000 or more at September 30, 1999 and December 31, 1998 and 1997.
                                                                           December 31,
                                                                           ------------
                               September 30, 1999                 1998                        1997
                               ------------------                 ----                        ----

3 Months or Less            $6,116,239          32%      $8,177,036    46.9%         $7,258,193     49.2%

Over 3 through
6  Months                    9,613,138          50%       5,514,648    31.6%          4,330,679     29.3%

Over 6 Months through
12 Months                    2,031,606          11%       2,279,043    13.1%          1,930,251     13.1%

Over 12 Months               1,382,683           7%       1.472,686     8.4%          1,246,253      8.4%
                           -----------         ---      -----------     ---         -----------      ---
                           $19,143,666         100%     $17,443,413     100%        $14,765,376      100%
                           ===========         ====     ===========     ====        ===========      ====


                              SHORT TERM BORROWINGS

As of September 30, 1999, Vintage Bank has borrowed funds from the Federal Home Loan Bank of San Francisco on the following terms:

              Borrowings          Rate                 Due
              ----------          ----                 ---
              $2,900,000          5.46%         January 18, 2000
               2,100,000          5.50%         January 18, 2000


                           RETURN ON EQUITY AND ASSETS

The following sets forth key ratios for the periods ending September 30, 1999 and December 31, 1998 and 1997.



                                   September 30,           December 31,
                                   -------------           ------------
                                     1999 (1)          1998            1997
                                     --------          ----            ----
Net Income as a Percentage of
    Average Assets                     1.44%          1.29%            1.39%
Net Income as a Percentage of
    Average Equity                    15.50%         13.45%           14.17%
Average Equity as a Percentage
    of Average Assets                  9.45%          9.59%            9.81%
Dividends Declared Per Share
    as a Percentage of Net
    Income Per share                  11.17%         14.18%           14.71%


(1) Annualized

Properties

Vintage Bank's main office is located in a two-story building at 1500 Soscol Avenue, Napa, California. The real property on which the building is located was acquired by Vintage Bank in 1988, and construction of the building was completed in 1989. In 1993 an additional 2,500 square feet of previously unoccupied space in the Main Office was remodeled, thereby increasing usable space from approximately 7,500 to 10,000 square feet. The real property and all improvements at the Main Office are owned by Vintage Bank. In January, 1996 Vintage Bank purchased approximately 11,000 square feet of land adjacent to the Main Office to facilitate expansion of Vintage Bank's motor banking facility. The land was purchased at a cost of $87,375. The expanded autobanking facility was completed in June, 1996 at a cost of $345,000 including related equipment purchases.

Vintage Bank leases the premises for its Browns Valley Office, consisting of approximately 2,000 square feet, located at 3271 Browns Valley Road, Napa, California. The lease commenced on October 22, 1990 for a term of five years, with three successive options to renew for five years each. To exercise an option, the lease requires three months prior notice of the bank's intent to renew. The lease was renewed for an additional five years in October, 1995. Rent is subject to adjustment in accordance with increases in the Consumer Price Index. Effective January 1, 1996, the lease rate was $3,207 per month. By the terms of the lease Vintage Bank is required to (i) maintain and repair the leased premises, (ii) maintain combined single limit, bodily injury and property damage insurance, and (iii) pay its pro rata share of real property taxes and common area maintenance expenses.


Vintage Bank leases the premises for its Bel Aire Shopping Center Office, consisting of approximately 5,850 square feet, located at 3626 Bel Aire Plaza, Napa, California. The lease term commenced on January 1, 1997, for a term of ten years, with two successive options to renew for five years each upon at least 180 days' notice. Monthly rental was fixed at $5,850 per month for the first year of the term of the lease. Thereafter rent is subject to adjustment in accordance with a schedule for the second through the sixth year on the terms set forth in the lease and thereafter in accordance with increases in the Consumer Price Index. By the terms of the lease Vintage Bank is required to:


o       maintain and repair the leased premises;
o       pay for all utilities used;
o       maintain public liability insurance;
o       pay its pro rata share of common area maintenance; and
o pay its pro rata share of all real property taxes assessed against the shopping center.


Effective April 1, 1995, Vintage Bank entered into a five year license agreement with Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership, for the installation and operation of an automatic teller machine (ATM) and a vaulted deposit drop box at the Napa Factory Outlet Stores. Vintage Bank pays a monthly license fee equal to the greater of $200 per month or one hundred dollars ($100) for each set of one thousand (1,000) ATM transactions.


Vintage also maintains a Solano County loan production office at 1300 Oliver Road, Suite 180, Fairfield, California. Vintage Bank leases the premises for its Solano Loan Center, consisting of approximately 1,480 square feet, located at 1300 Oliver Road, Suite 180, Fairfield, CA 94533. The term of the lease is listed as six (6) months from approximately October 1, 1999 to February 28, 2000. The rent for the property is $2,000 per month. By the terms of the lease Vintage Bank is required to (i) maintain and repair the leased premises, (ii) pay its pro rata share of real property tax and common area operating expenses,
(iii) pay its pro rata share of utility expenses, and (iv) maintain property insurance covering tenant improvements, workers' compensation and employer's liability insurance and commercial general liability insurance with a combined single limit for bodily injury, personal injury and property damage. Upon opening of Solano Bank, the loan production office will be closed.


Vintage Bank owns certain leasehold improvements and furniture, fixtures and equipment located at its offices, all of which are used in the banking business.

Legal Proceedings

Vintage Bank is not a party to, nor is any of its property the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to Vintage Bank's business, nor are any of such proceedings known to be contemplated by government authority. No director, officer, affiliate, more than 5% shareholder of Vintage Bank or any associate of these persons is a party adverse to Vintage Bank or has a material interest adverse to Vintage Bank in any material legal proceeding.

                                   COMPETITION

As of December 31, 1998, the Napa area contained twenty six (26) competitive banking offices (including Vintage Bank), four (4) offices of savings banks and savings and loan associations and five (5) offices of credit unions.


As of December 31, 1998, Fairfield contained eleven (11) competitive banking, no offices of savings banks and savings and loan associations and eight (8) offices of credit unions; Vacaville contained thirteen (13) competitive banking, no offices of savings banks and savings and loan associations and five (5) offices of credit unions; and Benicia contained seven (7) competitive banking, no offices of savings banks and savings and loan associations and no offices of credit unions.


Vintage Bank relies, and Solano Bank will rely, substantially on local promotional activity, personal contacts by its officers, directors and employees, referrals by its customers and shareholders, personalized service and its reputation in the communities it serves to compete effectively.

The banking business in California, including Vintage Bank's primary service area, and Solano Bank's proposed primary service area, is highly competitive with respect to both loans and deposits and is dominated by major banks with billions of dollars in deposits and extensive branch systems over a wide geographic area within California. These major banks offer certain services (such as trust, investment, interstate and international bank services) which Vintage Bank does not, and Solano Bank will not, offer directly. By virtue of their higher total capitalization, the major banks have substantially higher lending limits than Vintage Bank has and Solano Bank will have.


Further, Vintage Bank competes directly with one other community bank, Napa National Bank. On November 19. 1999, Napa National announced its acquisition by Wells Fargo Bank to be completed during the first quarter of 2000, subject to satisfaction of conditions. A sale of Napa Valley Bank to WestAmerica Bancorp, consummated in 1993, contributed to Vintage Bank's growth in 1993 and 1994. Vintage Bank's broad community ownership, low employee turnover and emphasis on personalized and prompt service contributed to Vintage Bank's deposit growth in 1998 and these attributes are expected to support continued growth of Vintage Bank.

Vintage Bank competes, and Solano Bank will compete, directly with respect to loan business with other commercial banks, savings and loan associations and other financial institutions, including finance companies, insurance companies, mortgage companies, pension funds, credit unions and other consumer and commercial lenders doing business in Napa County. As of December 31, 1998, Vintage Bank held an estimated 19.2% of the total bank deposits in its primary market.


From time to time, legislation is proposed or enacted which has the effect of increasing the cost of doing business, limiting permissible activities or affecting the competitive balance between banks and other financial institutions. The recent enactment of interstate banking in California and the more recent elimination of statutory barriers separating the banking, insurance and securities industries provide further competition for North Bay, Vintage Bank and Solano Bank. It is difficult to predict the competitive impact these and other changes in legislation will have on commercial banking in general or on the businesses of North Bay and the Banks in particular. See "SUPERVISION AND REGULATION."

                           SUPERVISION AND REGULATION

North Bay


North Bay, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is registered with and subject to the supervision of the Board of Governors of the Federal Reserve System. It is the policy of the Federal Reserve that each bank holding company serve as a source of financial and managerial strength to its subsidiary banks. The Federal Reserve has the authority to examine North Bay and the Banks.


The Bank Holding Company Act requires North Bay to obtain the prior approval of the Federal Reserve before acquisition of all or substantially all of the assets of any bank or ownership or control of the voting shares of any bank if, after giving effect to such acquisition, North Bay would own or control, directly or indirectly, more than 5% of the voting shares of such bank. However, recent amendments to the Bank Holding Company Act expand the circumstances under which a bank holding company may acquire control of or all or substantially all of the assets of a bank located outside the State of California.


North Bay may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries, with the exception of certain activities which, in the opinion of the Federal Reserve, are so closely related to banking or to managing or controlling banks as to be incidental to banking. North Bay is also generally prohibited from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless that company is engaged in such activities and unless the Federal Reserve approves the acquisition.


North Bay and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or provision of services. For example, with certain exceptions, the Banks may not condition an extension of credit on a customer obtaining other services provided by it, North Bay or any other subsidiary, or on a promise by the customer not to obtain other services from a competitor. In addition, federal law imposes certain restrictions on transactions between the Banks and their affiliates. As affiliates, the Banks and North Bay are subject, with certain exceptions, to the provisions of federal law imposing limitations on and requiring collateral for loans by the Bank to any affiliate.


The Banks



As a California state-licensed bank, Vintage Bank is subject, and Solano Bank will be subject, to regulation, supervision and periodic examination by the California Department of Financial Institutions. Vintage Bank also is, and Solano Bank will be, a member of the Federal Reserve System. Member banks are subject to regulation, supervision and periodic examination by the Federal Reserve. Vintage Bank's deposits are, and Solano Bank's deposits will be, insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. Insured banks are subject to FDIC regulations applicable to all insured institutions.



The regulations of these state and federal bank regulatory agencies govern most aspects of each of the Bank's businesses and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the maximum rates of interest allowed on certain deposits. The Banks are also subject to the requirements and restrictions of various consumer laws and regulations.

Payment of Dividends

North Bay



The shareholders of North Bay are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available, subject to the dividends preference, if any, on preferred shares that may be outstanding and also subject to the restrictions of the California Corporations Code. At September 30, 1999, North Bay had no outstanding shares of preferred stock. See "DESCRIPTION OF SECURITIES - Common Stock - Dividend Rights."



The principal sources of cash revenue to North Bay will be dividends and management fees received from Vintage Bank and Solano Bank. The Banks' ability to make dividend payments to North Bay is subject to state and federal regulatory restrictions.

The Banks

Under state law, the Board of Directors of a California state chartered bank may declare a cash dividend, subject to the restriction that the amount available for the payment of cash dividends is limited to the lesser of the bank's retained earnings, or the bank's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the Commissioner of Financial Institutions, to the greater of the retained earnings of the bank, the net income of the bank for its last fiscal year or the net income of the bank for its current fiscal year.

Federal Reserve regulations also govern the payment of dividends by a state member bank. Under Federal Reserve regulations, dividends may not be paid unless both capital and earnings limitations have been met. First, no dividend may be paid if it would result in a withdrawal of capital or exceed the member bank's net profits then on hand, after deducting its losses and bad debts. Exceptions to this limitation are available only upon the prior approval of the Federal Reserve and the approval of two-thirds of the member bank's shareholders.
Second, a state member bank may not pay a dividend without the prior written approval of the Federal Reserve if the total of all dividends declared in one year exceeds the total of net profits for that year plus the preceding two calendar years, less any required transfers to surplus under state or federal law.


The Federal Reserve has broad authority to prohibit a bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of the bank in question and other factors, that the Federal Reserve may assert that the payment of dividends or other payments by a member bank is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice.


Accordingly, the future payment of cash dividends by Vintage Bank or Solano Bank to North Bay will generally depend not only on the Banks' earnings during any fiscal period but also on the Banks' meeting certain capital requirements and the maintenance of adequate allowances for loan and lease losses.

Impact of Monetary Policies


The earnings and growth of Vintage Bank and Solano Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment. The earnings of the Banks are affected not only by general economic conditions but also by the monetary and fiscal policies of the United States and federal agencies, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in United States Government securities and by its control of the discount rates applicable to borrowings by banks from the Federal Reserve System. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and affect the interest rates charged on loans and paid on deposits. The Federal Reserve's policies have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The nature and timing of any future changes in monetary policies are not predictable.


Recent and Proposed Legislation

The operations of North Bay and the Banks are subject to extensive regulation by federal, state, and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. North Bay believes that it is in substantial compliance in all material respects with applicable federal, state, and local laws, rules and regulations. Because the business of North Bay and the Banks is highly regulated, the laws, rules and regulations applicable to each of them are subject to regular modification and change.


From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. Most recently, President Clinton signed into law the Gramm-Leach-Bliley Act. This legislation eliminates many of the barriers that have separated the insurance, securities and banking industries since the Great Depression. As a result, these three industries may more freely compete with each other. The likelihood of any major change and the impact such change may have on North Bay and the Banks is impossible to predict.

                                   MANAGEMENT

Directors

         The Bylaws of North Bay authorize not less than six (6) nor more than eleven (11) directors with the exact number within that range to be fixed by resolution of the Board of Directors. The number of directors of North Bay has been fixed at eight (8) and the following persons currently serve as directors:


         David B. Gaw                                Conrad W. Hewitt


         Harlan R. Kurtz                             Richard S. Long


         Thomas H. Lowenstein                        Thomas F. Malloy


         Terry L. Robinson                           James E. Tidgewell


         Each director was elected to serve as a director of North Bay until the year 2000 annual meeting of shareholders of North Bay and until his successor is elected and qualified.


Executive Officers

         The following officers of Vintage Bank have been appointed as the initial officers of North Bay:


                                  Position Held             Position Held
Name                             With Vintage Bank          with North Bay
----                             -----------------          --------------

Thomas F. Malloy............   Chairman of the Board      Chairman of the Board

Terry L. Robinson ..........   President, Chief           President and Chief
                                Executive Officer          Executive Officer

Kathi Metro ................   Executive Vice President   Executive Vice
                               and Senior Loan Officer    President and Credit
                                                          Administrator

Lee-Ann Almeida ............   Vice President and Chief   Vice President and
                               Financial Officer          Chief Financial
                                                          Officer

Wyman G. Smith III..........   Corporate Secretary        Corporate Secretary

Information is provided below regarding the individual directors and executive officers of North Bay and Vintage Bank, each of whom serves on an annual basis. Executive officers must be selected by the Board of Directors annually as required by the bylaws of North Bay. As used throughout the prospectus, the term "Executive Officer" means the President, Executive Vice President/Senior Loan Officer, Executive Vice President/Credit Administrator, Vice President/Loan Officer, Vice President/Operations, Vice President/Chief Financial Officer and Vice President/Marketing. The ages stated are as of December 31, 1999.


Lee-Ann Almeida, age 35, is Vice President and Chief Financial Officer of North Bay and Vintage Bank and has been employed by the Bank since 1987. Prior to becoming employed by the Bank, Ms. Almeida served as Operations Manager for Lamorinda National Bank. Ms. Almeida is past treasurer of the Napa Valley D.A.R.E. Foundation and a member of the board of directors of the Banker Executive Council of Northern California and of the Napa Valley Safe School Foundation.

Sandra H. Funseth, age 58, has served as a director of Vintage Bank since 1984 and has devoted a substantial amount of her time serving on the Bank's Marketing Committee. Mrs. Funseth has served as Chairwoman of Pro Hospitality for the Transamerica Seniors Tournament, held at Silverado Country Club & Resort. Mrs. Funseth is Treasurer for the Napa Yacht Club Women's Alliance and Port Captain of the Napa Valley Yacht Club.


David B. Gaw, age 54, has served as a director of Vintage Bank since 1984 and served as Chairman of the Board of Directors from 1992 to 1994. He is also a Director of North Bay. Mr. Gaw has been engaged in the practice of law in Napa and Solano Counties for more than twenty-seven years and is one of the founding members of Gaw, Van Male, Smith, Myers & Miroglio, a professional law corporation with offices in Napa, Fairfield, Vacaville and Redlands. Mr. Gaw is certified by the California State Board of Legal Specialization in Probate,
Estate Planning, and Trust Law, and a Certified Elder Law Attorney by the National Elder Law Foundation. Mr. Gaw has served as President of the Napa County Bar Association. He is a member of The Queen of the Valley Hospital Foundation Board of Trustees, and is a member of both North Bay Hospital Foundation and the Solano Community Foundation's Board of Directors. Vintage Bank has retained the legal services of Mr. Gaw's law firm since the Bank's organization and expects to retain the firm's services in 2000.



Houghton Gifford, M.D., age 79, has served as a Director of Vintage Bank since 1984 and served as Chairman of the Board of Directors from 1995 to 1997. He presently is retired after practicing medicine in Napa for more than forty years and law for approximately twenty years. Dr. Gifford is Past President of the Napa County Democratic Caucus and is a Past Treasurer of the Napa Chamber of Commerce and Napa County Bar Association. He formerly served as a director of the Community Foundation of the Napa Valley. Dr. Gifford will retire as a Vintage Bank director at the 2000 annual meeting of shareholders.


Conrad W. Hewitt, age 63, is a consultant and joined the Board of North Bay in November, 1999. He is a member of the Board of Directors of Global Intermodal Systems, Inc., Chairman of the Audit Committee; and member of the Compensation Committee, ADPC, Inc., Renaissance Inc., Chairman of the Audit Committee; Crazy Shirts, Inc., Chairman of the Audit Committee and member of the Compensation Committee; Golden Gate University, Chairman of the Finance and Operations Committee and a member of the Executive Committee and the San Francisco Council, Boy Scouts of America, Chairman of the Audit Committee and a member of the Executive Committee. Also, he is an advisory director for Compensation Resource Group, Inc. and Private Capital Corporation. Mr. Hewitt served as Superintendent of Banks and Commissioner, Department of Financial Institutions, State of California from 1995 to 1998. Prior to 1995, Mr. Hewitt was the Managing Partner, North Bay Area, Ernst & Young and was employed by Ernst & Young for thirty-three years until his retirement. Mr. Hewitt is a Certified Public Accountant. Mr. Hewitt received a B.S. in Finance and Economics from the University of Illinois and did post-graduate work at the University of Southern California.


William L. Kastner, age 58, has served as a Director of Vintage Bank since 1984 and served as Chairman of the Board of Directors from 1989 to 1991. He is the owner of Kastner Pontiac-Olds-GMC-Honda, an automobile dealership in Napa, serves as the secretary-treasurer of the North State G.M.C. Truck Dealers Association and is a member and secretary of the Board of Trustees of Tulocay Cemetery Association.


Harlan Kurtz, age 68, is a Director of North Bay and has served as a Director of Vintage Bank since 1988 and has devoted a substantial amount of his time serving as Chairperson of the Bank's Site Committee. He is a general contractor and President of K-H Development Corporation.



Richard S. Long, age 55, is a director of North Bay and presently serves as President and Chief Executive Officer of Regulus. Mr. Long has over twenty five years of entrepreneurial and executive management experience. Regulus is a remittance processor for major banks and corporations with over twenty locations in the United States and Canada. In 1998 Mr. Long sold his company, Quantum Information Corporation, to Regulus. Quantum, which has now been merged into Regulus, is an information distribution management company that outsources the processing, printing and distribution of time critical financial documents. Prior to Quantum, Mr. Long spent seventeen years in the industrial gas and equipment business. Starting in sales and moving through management to CEO and owner of Bayox, Inc., he sold this business to Union Carbide Corporation in 1983. Mr. Long then bought out the investment group that started Boboli and subsequently sold the United States and Canadian segments of this business to General Foods in 1998. The international segment of this business was sold in 1995.



Thomas H. Lowenstein, age 56, is Vice-Chairman of the Board of Directors of North Bay and Vintage Bank and has served as a Director of the Bank since 1988. He is President of North Bay Plywood, a company engaged in the manufacture and sale of building materials. Mr. Lowenstein has been active in the affairs of St. Apollinaris School, Product Services Incorporated (PSI) and the Justin High Foundation, having served on the boards of St. Apollinaris School and PSI and as a Past President of St. Apollinaris School Board.

Joen M. McDaniel, age 40, is Vice President of Retail Operations of Vintage Bank and has been employed by Vintage Bank since 1988. She is currently Board President of the Boys and Girls Club and a member of the Santa Rosa Diocesan Education Board. Prior to her employment by Vintage Bank, Ms. McDaniel was Assistant Vice President and Branch Manager of Independent Savings and Loan.


Thomas F. Malloy, age 56, is Chairman of the Board of Directors of North Bay and Vintage Bank and has served as a Director of the Bank since 1984. He is an insurance broker and a Member in Malloy Imrie & Vasconi Insurance Services LLC with offices in Napa and St. Helena. Mr. Malloy is a member and Past President of the Napa County Independent Insurance Agents Association and Past President of the Napa Active 20-30 Club.



Kathi Metro, age 44, is the Executive Vice President and Credit Administrator of North Bay and Executive Vice President and Senior Loan Officer of Vintage Bank and has been employed by the Bank since 1985. Prior to becoming employed by the Bank, Ms. Metro was an Assistant Vice President and Branch Manager of Napa Valley Bank. She is an alumnus of Leadership Napa Valley and is a former member of the Leadership Napa Valley Foundation Committee. In addition, Ms. Metro is a former Director of C.O.P.E. and former member of the Napa County Commission on the Status of Women and the Professional Business Services Committee of the Napa Chamber of Commerce. She is currently a member of the North Napa Rotary Club and the Board of Directors of the Napa Valley College Foundation and former member of the Board of Directors of Napa Valley Economic Development Corporation.


Andrew Nicks, M.D., age 56, was appointed a Director of Vintage Bank effective December 1, 1999. He is currently Chief of Diagnostic Radiology at Queen of the Valley Hospital in Napa, California and has been in practice there since 1976. Prior to 1976, he was employed at Letterman Army Hospital, Presidio, San Francisco, California as Chief of Diagnostic Radiology. Dr. Nicks is President and CEO of the Northern California Imaging and Oncology and President of the Radiology Group of Napa. He is a member of the American College of Radiology, Radiological Society of North America and the Society of Cardiovascular and Interventional Radiology. He has been an active volunteer for various fund raiser events for the past twenty-three years, including Queen of the Valley Hospital Foundation, Justin-Sienna High School, and PGA Seniors Golf Tournament.



Mark C. Richmond, age 36, is Vice President of Marketing for Vintage Bank and has been employed by the Bank since January 17, 1995. From December of 1992 until becoming employed by the Bank, Mr. Richmond served as a managing partner for Protective Financial Insurance Services, Inc. His experience in the banking industry comes from sales and management responsibilities with both community banks and statewide financial institutions. Mr. Richmond has worked with Union Federal Savings, Santa Barbara Savings, American Savings Bank and WestAmerica Bank.


Terry L. Robinson, age 52, is President and Chief Executive Officer of North Bay and Vintage Bank, as well as a Director, and has been employed by the Bank since 1988. Mr. Robinson recently concluded his term as president of the Western Independent Bankers. Prior to joining the Bank, Mr. Robinson served as Executive Vice President and a member of the Board of Directors of American Bank of Commerce in Boise, Idaho. Mr. Robinson is a Past President of the Napa Valley Symphony Association, a Trustee of the Queen of the Valley Hospital Foundation, a member of the board of directors of the Community Foundation of the Napa Valley, is a member of the Napa Rotary Club and currently serves as co-chair of the Napa Boys and Girls Club capital campaign. Mr. Robinson holds a B.S. of Business in Accounting from the University of Idaho and a M.B.A. in finance from U.C. Berkeley.



Carolyn D. Sherwood, age 55, has served as a Director of Vintage Bank since 1988. She is a real estate broker and part owner of Caldwell Banker - Brokers of the Valley, a Napa real estate brokerage company. Mrs. Sherwood is a member of the Napa County Board of Realtors, the California Association of Realtors and National Association of Realtors.



Glen C. Terry, age 48, is the Senior Vice President and Solano Region Manager of Vintage Bank and has been employed by the Bank since 1999. Prior to being employed by the Bank, Mr. Terry was President of the Solano Region of Sierra
West Bank, President & CEO of Napa Valley Bank, and previously held other positions at WestAmerica Bank. Mr. Terry has also worked with First Interstate Bank and Zions First National Bank. Mr. Terry is an alumnus of Leadership Santa Rosa, has served on the Santa Rosa Design Review Board, the Santa Rosa Chamber of Commerce, the Napa Chamber of Commerce, Clinic Ole, and is a member of the Vacaville Noon Rotary Club. Mr. Terry received a B.S. in Political Science from Utah State University and an M.B.A. from the University of Utah.


James E. Tidgewell, age 53, a Director of North Bay and Vintage Bank, has served as a Director of the Bank since 1988. He is a certified public accountant and partner in the accounting firm of G & J Seiberlich & Co LLP, with which he has been associated since 1975. Mr. Tidgewell received a B.S. degree in accounting from the University of Notre Dame in 1968 and thereafter spent approximately five years as an accountant with Price Waterhouse & Co. Mr. Tidgewell is a member of the

American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He is a Past President of the Napa Active 20-30 Club, a member of the Napa Rotary Club and a member and president of The Queen of the Valley Hospital Foundation Board of Trustees.

                        SECURITY OWNERSHIP OF MANAGEMENT


         The  following  table sets forth  information  as of December 31, 1999, pertaining to beneficial  ownership of North Bay's common stock by directors and the executive  officers listed in the Summary Executive  Compensation  Table set forth  hereinafter,  as well as with  respect  to all  directors  and  executive officers as a group.  The information  contained in this table has been obtained from  North  Bay's  records  or  from  information  furnished  directly  by  the individuals to North Bay. The numbers in the column  entitled  "Number of Shares
Beneficially  Owned"   reflect stock dividends paid through March 22, 1999.1 The
table should be read with the understanding that more than one person may be the beneficial owner of, or possess certain attributes of beneficial  ownership with respect to, the same shares.



                                                             Number of Shares
        Name                    Nature of Position           Beneficially Owned      Ownership      Percent(2)
------------------------------ -------------------------- ----------------------- ----------------- ------------------
Sandra H. Funseth              Director of Vintage Bank            57,470                3                3.74%

David B. Gaw                   Director of North Bay and           15,652                4                1.02%
                               Vintage Bank

Houghton Gifford, M.D.         Director of Vintage Bank           109,127                5                7.10%

Conrad W. Hewitt               Director of North Bay                  200                6,9              0.01%

William L. Kastner             Director of Vintage Bank            62,878                6,7              4.09%



---------------------------------

1 Upon the payment of a stock dividend, all unexercised stock options are automatically adjusted so that the aggregate purchase price and the fractional proportion of outstanding stock represented by the options remain unchanged.


2 In computing the percentage of outstanding Common Stock owned beneficially by each director, the number of shares beneficially owned has been divided by the number of outstanding shares on the Record Date after (i) giving effect to stock dividends paid through March 22, 1999, and (ii) assuming options exercisable by the director within 60 days have been exercised.


3 Included in the total for Mrs. Funseth are 30,122 shares held in the name of the Funseth Family Trust dated September 8, 1992, of which Mrs. Funseth is trustee; 1,491 shares held as custodian for minors under the California Uniform Transfer to Minors Act; and 1,323 shares as to which Mrs. Funseth holds an option exercisable on May 1, 1999.


4 Included in the total for Mr. Gaw are 9,005 shares held in the name of the Gaw Family Trust dated September 22, 1999, of which Mr. Gaw is trustee, and 144 shares as custodian for minors under the California Uniform Transfers to Minors Act.


5 Included in the total for Dr. Gifford are 614 shares held as custodian for a minor under the California Uniform Transfers to Minors Act; 107,190 shares held in the name of the Gifford Family Trust dated April 8, 1985, of which Dr. Gifford is trustee; and 1,323 shares as to which Dr. Gifford holds an option exercisable on May 1, 1999.


6 Pursuant to California law, personal property held in the name of a married person may be community property as to which either spouse has the power and ability to manage and control in its entirety.


7 Included in the total for Mr. Kastner are 39,321 shares held in the name of the Kastner Family Trust dated September 21, 1988, of which he is a trustee and as to which he has shared voting power; 19,141 shares held in the name of the Kastner Pontiac Olds GMC Retirement Plan Trust, of which Mr. Kastner is a trustee and as to which he has shared voting power; and 1,323 shares as to which Mr. Kastner holds an option exercisable on May 1, 1999.




                                                             Number of Shares
        Name                    Nature of Position           Beneficially Owned      Ownership      Percent(2)
------------------------------ -------------------------- ----------------------- ----------------- ------------------
Harlan R. Kurtz                Director of North Bay             32,203                  6,8              2.09%
                               and Vintage Bank

Richard S. Long                Director of North Bay                                     9

Thomas H. Lowenstein           Director of North Bay             22,877                  6,10             1.49%
                               and Vintage Bank

Thomas F. Malloy               Chairman of the Board             46,695                  6,11             3.04%
                               of North Bay and
                               Vintage Bank

Kathi Metro                    Executive V.P. of North           12,280                  6,12              .80%
                               Bay and Vintage Bank

Andrew Nicks, M.D.             Director of Vintage Bank                                  9

Terry L. Robinson              Director, CEO of North            84,398                  6,13             5.49%
                               Bay and Vintage Bank

Carolyn D. Sherwood            Director of Vintage Bank          17,314                  6,14             1.13%

James E. Tidgewell             Director of North Bay             11,142                  6                0.72%
                               and Vintage Bank



---------------------------------

8 Included in the total for Mr. Kurtz are 28,358 shares held in the name of the Kurtz Family Trust dated February 25, 1992, of which Mr. Kurtz is trustee; 2,522 shares are held as custodian for minors under the California Uniform Transfers to Minors Act; and 1,323 shares as to which Mr. Kurtz holds an option exercisable on May 1, 1999.

9 Messrs. Hewitt, Long, and Nicks intend to purchase at least 2,000 shares each in the offering.


10 Included in the total for Mr. Lowenstein are 18,463 shares held in the name of the Lowenstein Family Trust dated October 8, 1992, of which he is a trustee and as to which he has shared voting power; 3,091 shares held in the name of North Bay Plywood Profit Sharing Trust, of which he is a trustee and as to which he has shared voting power and 1,323 shares as to which Mr. Lowenstein holds an option exercisable on May 1, 1999.

11 Included in the total for Mr. Malloy are 32,908 shares held in the name of the Malloy Family Trust dated August 31, 1990 and 12,244 shares held in the name of the Malloy Imrie & Vasconi Insurances Services LLC 401(k) Profit Sharing Plan of which he is not a trustee but as to which he may indirectly have shared voting power.


12 Included in the total for Ms. Metro are 2,205 shares as to which Ms. Metro holds an exercisable option.


13 Included in the total for Mr. Robinson are 46,335 shares held in the name of the Robinson Family Trust dated January 24, 1994, of which he is a trustee and as to which he has shared voting power and 31,019 shares held in the name of Snake River Honey Co., Inc., of which he is a director and to which he has shared voting power.


14 Included in the total for Mrs. Sherwood are 1,323 shares as to which Mrs. Sherwood holds an option exercisable on May 1, 1999.


15 In computing the percentage of outstanding Common Stock owned beneficially by all current Executive Officers and Directors as a group, it is assumed that those options granted to any member of the group which are exercisable within 60 days have been exercised and that, therefore, the total number of outstanding shares of the class has been increased by 14,112, the number of shares subject to such exercisable options by all members of the group.




                                                             Number of Shares
        Name                    Nature of Position           Beneficially Owned      Ownership      Percent(2)
------------------------------ -------------------------- ----------------------- ----------------- ------------------

All Current Executive
Officers and Directors as a
group (total of 14)                                             472,236                                   30.73%(15)

                             EXECUTIVE COMPENSATION


Summary Executive Compensation Table

The following table provides a summary of the compensation paid during each of Vintage Bank's last three completed fiscal years for services rendered in all capacities to Terry Robinson, the President and Chief Executive Officer of the Bank and to Kathi Metro, the only other executive officer of Vintage Bank whose annual compensation exceeded $100,000 during 1998.

                                  VINTAGE BANK


                      Summary Executive Compensation Table
==============================================================================================================
        Name and                            Annual Compensation             Long Term
       principal                                                          Compensation         All Other
        position           Year                                                               Compensation
                                                                                                  ($)
                                   ======================================================
                                    Salary    Bonus        Other           Awards:
                                      ($)      ($)         Annual        Securities
                                                        Compensation     Underlying
                                                            ($)          Options (#)
--------------------------------------------------------------------------------------------------------------
Terry Robinson,            1998    164,333    47,000         -0-             -0-              363,396
President and CEO          1997    156,292    39,569         -0-             -0-              346,644
                           1996    147,375    33,403         -0-             -0-              326,891


                                                                             -0-
--------------------------------------------------------------------------------------------------------------
Kathi Metro,               1998     86,989    24,760        -0-              -0-                6,307
Executive                  1997     83,500    19,622        -0-             5,250               6,054
Vice                       1996     77,417    18,000        -0-              -0-                5,032
President

==============================================================================================================


The value of perquisites and other personal benefits are disclosed in other annual compensation if they exceed, in the aggregate, the lesser of $50,000 or 10% of salary and bonus. No amounts are reported in this column for Mr. Robinson or Ms. Metro since the value of perquisites and other personal benefits did not exceed the reporting threshold.


All Other Compensation for each year includes contributions to Vintage Bank's Profit Sharing and Salary Deferral 401(k) Plan. Contributions to the Bank's 401(k) Plan for Mr. Robinson were $11,914 in 1998, and $11,332 in 1997, and $9,579 in 1996. Contributions to the Bank's 401(k) Plan for Ms. Metro were $6,307 in 1998, and $6,054 in 1997, and $5,032 in 1996.

All Other Compensation for each year also includes the full amount of Vintage Bank's share of life insurance premiums paid pursuant to a split dollar life insurance plan and agreement with Mr. Robinson. By the terms of the Split Dollar Agreement dated November 21, 1994, Vintage Bank has agreed to pay $23,312 of the policy's total annual premium of $24,922 for a period of ten years. On the tenth anniversary of the Split Dollar Agreement, or sooner on the occurrence of certain other events, Mr. Robinson is required to repay the total amount of premiums paid by the bank pursuant to the Agreement. In order to secure repayment of the total amount of premiums paid by Vintage Bank, the policy has been collaterally assigned to the bank.

All Other Compensation for each year also includes amounts that would be payable on account of corporate changes specified in Mr. Robinson's employment agreement as described in the section of this prospectus entitled "Termination of Employment and Change of Control Arrangements." The amount payable to Mr. Robinson ranges from

o one year's base salary or the remainder of his base salary under his Employment Agreement if less than one year remains in the case of a corporate change approved by a majority of those directors who are unaffiliated with the person initiating the corporate change, to

o two year's base salary in the case of a multistep corporate change not approved by a majority of those directors unaffiliated with the person initiating the corporate change.

The maximum amount payable under Mr. Robinson's current employment agreement in connection with any corporate change is two years' base salary which for the years 1996, 1997 and 1998 was $294,000.00, $312,000.00 and $328,000
respectively. Director fees for 1996 and 1997 in the amount of $5,400 and for 1998 in the amount of $5,800 were deferred by Mr. Robinson pursuant to the Deferred Fee Plan described in the section of this prospectus entitled "Compensation of Directors" and are not included in All Other Compensation for the years 1996, 1997 and 1998. All Other Compensation for 1998 includes $170 which is the taxable benefit of Mr. Robinson's benefits under the Director Supplemental Retirement Program described in the section of this prospectus entitled "Compensation of Directors."

                        Option Grants in Last Fiscal Year

There were no transactions in 1998 which required disclosure in a table for option grants in the Fiscal Year ending December 31, 1998. Effective March 1, 1999, contemporaneous with Mr. Robinson's new five (5) year Employment Agreement under "Termination of Employment and Change of Control Arrangements," Mr. Robinson was granted an option to purchase 10,000 shares of the Vintage Bank's common stock at an initial exercise price of $22.00 per share. As a result of North Bay becoming the bank holding company for Vintage Bank, these options were assumed by North Bay. This option vests and becomes exercisable in five (5) equal annual installments at the first, second, third, fourth, and fifth anniversaries of the date of grant. Accordingly, the first installment will become exercisable March 1, 2000.

In January 2000, Glen Terry, Senior Vice President of Vintage Bank and proposed President of Solano Bank was granted options to purchase 10,000 shares of North Bay Common Stock at a price of $25.00 per share. This option vests and becomes exercisable in five (5) equal annual installments at the first, second, third, fourth, and fifth anniversaries of the date of grant. Accordingly, the first installment will become exercisable February 1, 2001.

    Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values
==========================================================================================================
                             Shares       Value            Number of             Value of unexercised
          Name             acquired on   realized          Securities                in-the-money
                          exercise (#)     ($)             underlying              options at Fiscal
                                                          unexercised                  Year End
                                                           options at                exercisable/
                                                      Fiscal Year-end (#)            unexercisable
                                                          exercisable/
                                                         unexercisable
----------------------------------------------------------------------------------------------------------
Terry Robinson,               None         None      Exercisable for 5,834       Exercisable $128,348
President and CEO                                   Unexercisable for 1,459      Unexercisable $32,098

----------------------------------------------------------------------------------------------------------
Kathi Metro,                  None         None      Exercisable for 1,050        Exercisable $23,100
Executive                                           Unexercisable for 4,200      Unexercisable $92,400
Vice
President
==========================================================================================================

For purposes of calculating the value of unexercised stock options as of December 31, 1998, it is assumed that the fair market value of the shares as of December 31, 1998, was $22.00 per share. While the Board of Directors believes this to be a fair value, it is not necessarily indicative of the price at which shares may be bought or sold, since there is no established public trading market for the shares.

Long Term Incentive Plans - Awards in Last Fiscal Year

There were no transactions in 1998 which require disclosure in a table for long-term incentive plan awards.

Termination of Employment and Change of Control Arrangements

Effective March 1, 1999, Vintage Bank entered into a new five (5) year Employment Agreement with Mr. Robinson as President and Chief Executive Officer of the bank. The Agreement provides that in the event of a termination by the bank without cause, Mr. Robinson must be paid severance pay equal to six months' base salary. In the event of certain specified corporate changes, including a merger, sale, transfer of Vintage Bank's assets or an effective change in control of the bank, the bank may assign the Agreement to any successor entity, continue the Agreement or terminate the Agreement, provided that if the bank assigns or continues the Agreement, Mr. Robinson may either consent to such assignment or continuance or may elect to terminate the Agreement. If the Agreement is terminated by either party in connection with a corporate change meeting certain requirements, including approval by a majority of those directors who are unaffiliated with the person initiating the corporate change, Mr. Robinson must be paid severance pay equal to one year's base salary or equal to the remainder of his base salary under the Agreement if less than one year remains. If the Agreement is terminated in connection with any other corporate change, Mr. Robinson must be paid severance pay equal to two years' base salary.

Upon certain changes in control of Vintage Bank, any outstanding stock options granted under North Bay's Stock Option Plan become immediately exercisable.


Upon certain changes in control of Vintage Bank, director's fees deferred pursuant to the Deferred Fee Plan described in the section of this proxy statement entitled "Compensation of Directors," including accrued interest, will be paid to the participating directors in a lump sum.


Compensation of Directors

Directors Fees

The Board of Directors of North Bay has adopted a plan for the payment of fees to directors for attendance at meetings of the Board, meetings of the Board of Directors of Vintage Bank or Solano Bank of which they are members, and committees of which they are members. In accordance with that plan, directors of North Bay are eligible to be paid a monthly fee of $800 for attendance at regular Board meetings and meetings of the committees on which they sit; provided, however, that Directors of North Bay also serving as directors of Vintage Bank are eligible to be paid an aggregate monthly fee of $1,200 for attendance at regular Board meetings and meetings of the committees on which they sit. However, under the plan, Terry L. Robinson, President and Chief Executive Officer of North Bay and Vintage Bank, receives a monthly payment of $500 per month. Directors serving only on the Board of Directors of Vintage Bank are eligible to be paid a monthly fee of $1,100 for attendance at regular monthly Board meetings and meetings of committees on which they sit. Persons who will be serving only on the Board of Directors of Solano Bank will initially not be eligible to paid a monthly fee for attendance at regular Board meetings or meetings of committees on which they sit. In all instances, the payment of fees to directors is subject to reduction for failure to attend the minimum number of meetings of the board and committees as specified in the plan.


Director Stock Options


It is intended that each non-employee serving on the Board of Directors of Solano Bank, with the exception of persons also serving on either the North Bay or Vintage Bank Board of Directors, will be granted options to purchase 6,000 shares of North Bay's common stock pursuant to the North Bay Stock Option Plan (formerly Vintage Bank Amended and Restated 1993 Stock Option Plan). In January 2000, Messrs. Long and Hewitt, newly elected non-employee directors of North Bay, and Dr. Nicks, a newly elected non-employee director of Vintage Bank, were granted options to purchase 6,000 shares of North Bay's common stock pursuant to the North Bay Stock Option Plan at a price of $25.00 per share. These options become vested and exercisable in five equal installments at the first, second, third, fourth and fifth anniversaries of the date of the grant. The first installment will become exercisable on February 1, 2001.

In 1997, each non-employee director of Vintage Bank (which includes all of the directors except for Mr. Robinson) was granted an option to purchase an additional 3,000 shares of the Bank's common stock, pursuant to the Amended and Restated 1993 Stock Option Plan approved at the 1998 Annual Shareholders Meeting on April 29, 1998. These options become vested and exercisable in five equal installments at the second, third, fourth, fifth and sixth anniversaries of the date of grant. Accordingly, the first installment became exercisable on May 1, 1999.

The number of shares subject to purchase pursuant to each non-employee director's option is subject to adjustment upon the occurrence of any changes in capitalization of North Bay including stock splits and stock dividends. After giving effect to the stock split effective October 1, 1997, and stock dividends paid through March 22, 1999, the aggregate number of shares subject to each such director's option is 6,615, and the effective price per share is $14.059.

Directors' Deferred Fee Plan

In August 1995, Vintage Bank established a Deferred Fee Plan for the directors of Vintage Bank including Mr. Robinson. The deferral program, provides for deferral, at the election of each director, of up to $10,000 of annual director fees from Vintage Bank. The deferral program commences at the time the director elects to participate and continues for a period which continues until the director completes ten years of service and attains retirement age. At the end of the deferral program or earlier in the event of disability, the deferred compensation, including accrued interest, is paid to the director in a lump sum or periodic payments over a specified period of time as selected by the director upon enrollment in the plan. If the director terminates his or her relationship with Vintage Bank during the plan period for reasons other than death or disability, all amounts deferred, including accrued interest, will be paid in the manner selected by the director but accrued interest on the deferred compensation shall be calculated at an interest rate that is two-hundred basis points lower than the rate established by Vintage Bank's Board of Directors in accordance with the plan.

In the event of death while a member of the Board of Directors, the director's beneficiary will receive the amount that would have been paid to the director had he or she remained in the program and attained his or her specified retirement age.


In 1995 Vintage Bank paid an aggregate single premium of $1,040,000 to purchase life insurance policies on each director participating in the plan to fund the death benefit. Vintage Bank owns and is the beneficiary of the policies and earns a rate of return on the invested premiums which is reflected by an increase in the cash value of the policies. The directors participating in the


Management of Vintage Bank believes that the premium investment, after consideration of the non-taxable nature of earnings on certain insurance investments, produces a higher return than other taxable investments made in the normal course of business. Therefore, the net cost of this deferred compensation program to Vintage Bank is believed to be nominal.

Director Supplemental Retirement Program

Effective January 1, 1999, Vintage Bank established a Director Supplemental Retirement Program for the directors of Vintage Bank including Mr. Robinson and Vintage Bank's corporate secretary, Wyman G. Smith. Under the program and a retirement policy adopted by Vintage Bank's Board of Directors, non-employee directors attaining age sixty-five are no longer eligible for re-election to the Board of Directors. Upon attaining retirement age and provided the participant has served on Vintage Bank's Board of Directors or as an officer of Vintage Bank for not less than ten years, participants are entitled to receive the balance in a pre-retirement liability reserve account established by Vintage Bank under the program in annual installments commencing thirty days following their retirement.

In order to fund its liability under the program and minimize the impact of the program on Vintage Bank's earnings, in 1998 Vintage Bank paid an aggregate single premium of $2,462,000 to purchase life insurance policies to fund the retirement and death benefits. Vintage Bank owns and is the beneficiary of the policies and earns a rate of return on the invested premiums which is reflected by an increase to the cash value of the policies. The directors participating in the program have no rights in the policies other than an endorsement for a portion of the death benefit.

Amounts credited to and the balance in a participant's pre-retirement account are based on the excess of the earnings on the life insurance policy over the opportunity costs on the premiums paid by the bank. Opportunity cost consists of the lost earnings, after tax, which would have been earned by Vintage Bank had it invested the funds used to pay premiums for the life insurance policies. The program returns this cost to Vintage Bank before any amount is credited to a participant's pre-retirement account or post retirement benefit.

In  addition,   after   retirement,   participants   are  entitled,   until  the
participant's death, to receive the annual earnings on the life insurance policy in excess of the opportunity costs.

In some instances life insurance policies have not been purchased on participants. These participants are provided a defined retirement benefit of $8,500 per year which is substantially equivalent to the expected benefit for participants whose pre-retirement account balance is tied to a life insurance policy. Amounts credited to a participant's pre-retirement account in these cases is determined in accordance with generally accepted accounting principles.

Participants with less than five (5) years of service on the Board of Directors or to Vintage Bank are not eligible to participate in the program. Participants who served for more than five years, but less than ten years, are entitled to receive a percentage of post retirement benefits determined by multiplying twenty percent (20%) times years of service in excess of five years.

The program also provides that a deceased participant's named beneficiaries shall receive a death benefit equal to the then unpaid balance of his or her pre-retirement account, as well as that portion of the death benefit on his or her life insurance policy in excess of the cash value of the policy. On the death of a participant, Vintage Bank receives a tax-free death benefit sufficient to fully recover all premiums paid on the deceased participant's specific life insurance policy.

Management believes that the premium investment, after consideration of the non-taxable nature of earnings on certain insurance investments, produces a higher return than other taxable investments made in the normal course of business. Therefore, the net cost of the program to Vintage Bank is believed to be nominal. Directors Houghton Gifford, M.D. and Harlan R. Kurtz are more than sixty-five years of age. The retirement policy of Vintage Bank's Board of Directors provides that Director Gifford will first become ineligible for re-election as director in 2000, and Director Kurtz in 2001. The retirement policy of the Board of Directors is subject to exceptions and amendment.

                     OTHER INFORMATION REGARDING MANAGEMENT

Management Indebtedness

Certain provisions of the California Financial Code and federal regulations enable state chartered banks to make loans to officers, directors and employees up to certain specified limits. From time to time Vintage Bank has made loans to such persons in the ordinary course of business. These loans were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing for comparable transactions with other nonaffiliated persons at the time each loan was made, subject to the limitations and other provisions in California and Federal law. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Certain Business Relationships

Mr. Gaw, a Director of North Bay and Vintage Bank, is a member and shareholder of the law firm of Gaw, Van Male, Smith, Myers & Miroglio, a professional law corporation which Vintage Bank has retained since its organization in 1985 and proposes to retain for specific matters during 2000.

MANAGEMENT OF Solano Bank

Officers and Directors

         The following chart shows the proposed officers and directors of Solano Bank, their ages, and their relationships to Solano Bank.

                                Relationship
Name                            to Solano (1)                                Age
----                            ----------------------                       ---

Thomas N. Gavin                 Proposed Director                             47
David B. Gaw                    Proposed Director                             54
Fred J. Hearn                   Proposed Director                             46
Michael D. O'Brien              Proposed Director                             47
Terry L. Robinson               Proposed Director                             52
Kenneth B. Ross                 Proposed Director                             40
Denise Suihkonen                Proposed Director                             42
Glen C. Terry                   Proposed President, CEO and Director          48
Robert J. Wood                  Proposed Director                             42
Kathi Metro                     Proposed Chief Credit Officer                 44
Lee-Ann Almeida                 Proposed Chief Financial Officer              36

-------------------------------------------------------

(1) As a condition to assuming office, each proposed director and/or executive officer must be approved, or not disapproved, by the Commissioner, the Federal Reserve and the FDIC. If any director or officer is disapproved, approvable replacements will need to be found.

Share Ownership. Thomas N. Gavin, Fred J. Hearn, Michael D. O'Brien, Kenneth Ross, Denise Suihkonen, Glen C. Terry, and Robert J. Wood have each agreed to purchase at least 2,000 shares ($50,000) in the offering.

For  information  concerning  the  stock  ownership  of David B.  Gaw,  Terry L.
Robinson,   Kathi  Metro  and  Lee-Ann   Almeida  see  "SECURITY   OWNERSHIP  OF
MANAGEMENT."


Background and Business Experience of Officers and Directors

Thomas N. Gavin is the owner of Gavin and Associates, a benefit planning company started in 1995. He is also an insurance agent for New York Life, where he has been affiliated for over twenty five years. Mr. Gavin earned his Associate of Arts degree from Solano Community College and a B.A. in sociology from the University of California at Davis. He completed his insurance agent education and was awarded his CLU from American College. Mr. Gavin has been active in professional and local civic and social organizations, including the Benicia Rotary Club (President 1994-1995), the Benicia Chamber of Commerce (President
1987); St. Patrick -St. Vincent High School Board of Regents (President 1996); and the Benicia Mainstreet Program Board of Directors (President 1988). He is also a member of the Sutter-Solano Hospital Foundation Board and the Board of Directors for St. Dominic's Church in Benicia, where he has also coached basketball and softball for PAL.

Fred J. Hearn is President of Hearn Pacific Construction, a real estate general contracting company headquartered in Vacaville for more than twenty five years. Mr. Hearn is an active member of both the Fairfield and Vacaville Chambers of Commerce, the Solano Commercial Brokers, and the Solano Economic Development Corporation. He has also served on the Notre Dame Parochial School Board as secretary and vice president for two terms and as a member of the Green Valley Country Club where he served on the Building and Grounds Committee. Mr. Hearn helped organize the Vacaville Homeless Shelter and presently serves on the Vacaville Chamber of Commerce Economic Development Committee.

Michael  D.  O'Brien is the  President  and  operator  of  O'Brien  Builders,  a full-service commercial construction company located in Suisun Valley since 1989. Mr. O'Brien graduated from St. Mary's College in Moraga with a B.A. degree in political science. He holds a general contractor license B classification and also has completed a variety of construction management courses from both U.C. Berkeley Extension and Diablo Valley College. Mr. O'Brien is a member of the Fairfield-Suisun Chamber of Commerce, a member of the Solano Economic Development Corporation, a member of the Vallejo Chamber of Commerce, and a volunteer for Advocates for the Arts located in Fairfield. He has also been a coach for the Fairfield-Suisun Youth Soccer League and the Cordelia Tri-Valley Little League.

Kenneth B. Ross is the owner of Team Chevrolet-Oldsmobile-Hyundai, a automobile dealership located in Vallejo. Mr. Ross has twenty-two years experience in the automotive industry. Mr. Ross completed various business and law classes at Consumnes River College and Sacramento City College. He is a graduate of General Motors College located in Warren, Michigan. Mr. Ross is a member of the Vallejo Chamber of Commerce and the Chevrolet National Dealer Council. Previously he has served as a Director of the Hyundai National Dealer Council and as a Mentor on the Napa Academic Mentor Program.

Denise C. Suihkonen has been a partner in the firm of Suihkonen Certified Public Accountants & Consultants, LLP, located in Vacaville, since 1997. Prior to 1997, she worked as an accountant for Christensen/Suihkonen CPAs, also in Vacaville. Ms. Suihkonen graduated from California State University of Sacramento with a B.S. degree in business administration/accounting and earned her certified public accountant's license in 1989. Currently, Ms. Suihkonen is a Housing and Redevelopment Commissioner for the City of Vacaville; a member of the Board of Directors of the Police Activities League of Vacaville; and Treasurer for Vacaville Ballet Theatre and "On Stage Vacaville," a non-profit organization supporting the Vacaville Performing Arts Theatre. In addition she is a member of the American Institute of Certified Public Accountants; the California Society of Certified Public Accountants; and the Soroptimist International of Vacaville, where she served as President from 1991-1992. Ms. Suihkonen also served as the Treasurer for the Alamo Elementary School P.T.A. from 1994 to 1996.

Robert J. Wood is the owner and operator of five independent automobile service stations that are primarily located in Solano County. Wood Oil Company currently operates gas stations in Fairfield, Vacaville, Benicia and Pleasanton. A new service station is also under development in Rio Vista. The Company was established in 1981 and presently employs approximately 50 persons. Robert Wood is a long-time resident of the northern Bay Area. After graduating from De Anza High School in 1975, Mr. Wood enrolled in Contra Costa College where he earned his Associate of Arts degree in Automotive Services. Mr. Wood has also been active in a variety of civic activities over the last decade. Over the last two years, Mr. Wood has served as a Vacaville City Councilman and as Vice Mayor of Vacaville. Between 1996 and 1999, Mr. Wood was chairman of the Board for the Vacaville Chamber of Commerce. Other important involvements include: Board Member of the Solano Business Education Alliance; Past Board Member of the Vacaville Rotary Club; Advisory Board Member of the Salvation Army; Advisory Board Member of the Summerfield House; and Major sponsor of the Special Olympics.

For biographical information about David B. Gaw, Terry L. Robinson, Glen C. Terry, and Kathi Metro, and Lee-Ann Almeida, see "MANAGEMENT - Directors and
- Executive Officers."

                             PRINCIPAL SHAREHOLDERS

         As of December 31, 1999, the following  persons were known by North Bay to  beneficially  own more than five  percent  (5%) of North  Bay's  outstanding common stock:
-------------------------------------------------------------------------------------------------------------------

                               Relationship                     No. of Shares               Percent of Class(1)
Name and Address               with North Bay or Vintage        Beneficially Owned          Beneficially Owned
                               Bank
-------------------------------------------------------------------------------------------------------------------
Houghton Gifford, M.D.         Director, Vintage Bank           109,127(2)                  7.10%
3219 Vichy Avenue
Napa, CA  94558
-------------------------------------------------------------------------------------------------------------------

Terry L. Robinson              Director and CEO,                84,398(3)                   5.49%
1500 Soscol Avenue             North Bay and Vintage Bank
Napa, CA  94559
-------------------------------------------------------------------------------------------------------------------

(1) In computing the percentage of outstanding Common Stock owned beneficially, the number of shares beneficially owned has been divided by the number of outstanding shares on December 31, 1999, assuming options exercisable by the named person within 60 days have been exercised.

(2) See the footnote references under "SECURITY OWNERSHIP OF MANAGEMENT" for information regarding the nature of Dr. Gifford's beneficial ownership.

(3) See the footnote references under "SECURITY OWNERSHIP OF MANAGEMENT" for information regarding the nature of Mr. Robinson's beneficial ownership.

DESCRIPTION OF SECURITIES

General

North Bay currently has an authorized capitalization of 10,000,000 shares of common stock and 500,000 shares of preferred stock. Of these authorized capital shares, 1,536,568 shares of common stock and no shares of preferred stock are currently issued and outstanding. An additional 337,211 shares of North Bay's common stock is reserved for issuance pursuant to North Bay Bancorp's Stock Option Plan.


Common Stock


The balance of North Bay's authorized common stock will be available to be issued when and as the Board of Directors of North Bay determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The Board of Directors of North Bay has the authority to issue common shares to the extent of the present number of authorized unissued shares, without obtaining the approval of existing holders of common shares. If additional shares of North Bay's Common Stock were to be issued, the existing holders of North Bay shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.

Dividend Rights

The shareholders of North Bay are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

o       the corporation's assets equal at least 1 1/4 times its liabilities, and

o the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.


Vintage Bank has in the past paid cash and stock dividends on its common stock. It is contemplated that North Bay will follow Vintage Bank's policy of paying cash and stock dividends subject to the restrictions on payment of cash dividends as described above, the earnings of North Bay, management's assessment of the future capital needs, and other factors. Initially, the funds for payment of dividends and expenses of North Bay are expected to be obtained from dividends paid by Vintage Bank.

Voting Rights

All voting rights with respect to North Bay are vested in the holders of North Bay 's common stock.


Holders of North Bay common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Preemptive Rights

Shareholders of North Bay common stock have no preemptive rights. Also there are no applicable conversion rights, redemption rights or sinking fund provisions.

Liquidation Rights

Upon liquidation of North Bay the shareholders of North Bay's common stock have the right to receive their pro rata portion of the assets of the Bank distributable to shareholders. This is subject, however, to the preferential rights, if any, of the holders of any outstanding senior securities. Presently there are no senior securities outstanding.

Preferred Stock

North Bay is authorized to issue 500,000 shares of preferred stock. The Board of Directors has the authority to establish preferred stock in one or more series and to fix the dividend rights (including sinking fund provisions), redemption price or prices, and liquidation preferences, and the number of shares constituting any series or the designation of such series. Holders of preferred stock will not be held individually responsible, as such holders, for any debts, contracts or engagements of North Bay, and will not be liable for assessments to correct impairments of the contributed capital of North Bay. Holders of preferred stock, when and if issued, may become senior to holders of common stock as to dividend, voting, liquidation or other rights. The Board of Directors has no present intention to issue shares of preferred stock.

Provisions of Articles of Incorporation


Certain provisions of the Articles of Incorporation and the Bylaws of North Bay may have the effect of delaying, deferring or preventing a change in control of North Bay in certain circumstances. Certain of these provisions, which do not contemplate a specific or particular attempt to gain control of North Bay, are described below. The Articles of Incorporation and the Bylaws are available upon request of North Bay. The following discussion is qualified in its entirety by the specific provisions the Articles of Incorporation.


Consideration of Factors Other Than Price

North Bay"s Articles of Incorporation provide that, in connection with the exercise of its judgment in determining what is in the best interest of North Bay and of the shareholders, when evaluating a "Business Combination" or a proposal by another person or persons to make a business combination or a tender or exchange offer, the Board of Directors of North Bay shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it may deem relevant:

o The social and economic effects of the transaction on North Bay and its subsidiaries, employees, depositors, loan and other customers, creditors, and other elements of the communities in which North Bay and its subsidiaries operate or are located;

o The business and financial condition and earning prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or persons, and the possible effect of such condition upon North Bay and its subsidiaries and the other elements of the communities in which North Bay and its subsidiaries operate or are located;

o The competence, experience and integrity of the acquiring person or persons and its or their management;

o Whether the proposed transaction might violate federal or state law; and

o Not only the consideration being offered in a proposed transaction and its relation to the current market price for the outstanding capital stock of North Bay but also to the market price for the capital stock of North Bay over a period of years, the estimated price that might be achieved in a negotiated sale of North Bay as a whole or in part, and North Bay's future value as an independent entity.

This provision could, under certain circumstances, permit the Board of Directors to disapprove a tender offer or other business combination transaction that might otherwise be beneficial to the shareholders of North Bay, particularly if such a transaction would have a strong adverse impact on the employees of North Bay or the communities in which North Bay has operations.

Issuance of Additional Securities

The Articles of Incorporation permit the Board of Directors to issue shares of preferred stock without the prior approval of the holders of North Bay common stock. The issuance of preferred stock or such other securities as permitted by the Articles of Incorporation at some future date may have the effect of delaying, deferring or preventing a change in control of North Bay.

Approval of Certain Business Combinations

The Articles of Incorporation provide that certain business combinations must be approved by holders of 66-2/3% of the outstanding shares of North Bay common stock, unless approved by a majority of disinterested directors, certain minimum price requirements are met, or state regulatory authorities having jurisdiction over the matter have approved the fairness of the proposed transaction. This provision can only be amended or repealed by the affirmative vote of the holders of 66-2/3% of the outstanding shares of North Bay common stock.

Restrictions on Resales by Affiliates

North Bay's common stock issuable in this offering has been registered under the Securities Act of 1933, as amended, but this registration does not cover resales of shares acquired by any North Bay shareholder who is deemed to be an "affiliate" of North Bay, that is one who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with North Bay. Affiliates may not sell the shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

                                LEGAL PROCEEDINGS

In the normal course of its banking business, either North Bay or Vintage Bank occasionally could be made a party to actions seeking to recover damages from North Bay or Vintage Bank. As of the date of this prospectus, neither North Bay nor Vintage Bank is a defendant in any material litigation.


                                  LEGAL MATTERS

The validity of the shares being offered has been reviewed for North Bay by Lillick & Charles LLP, Two Embarcadero Center, Suite 2700, San Francisco,
California 94111. However, subscribers should not construe such review as constituting an opinion as to the merits of the offering.


                                     EXPERTS

The audited balance sheets of Vintage Bank as of December 31, 1998 and 1997 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years ended December 31, 1998 included in this prospectus and elsewhere in the Form SB-2 registration statement have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report (dated February 23, 1999) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                          INDEX TO FINANCIAL STATEMENTS



Interim Financial Statements

(i)    Balance Sheets, September 30, 1999 and 1998............................69


(ii)   Income Statements for the nine months
       ended September 30, 1999 and 1998......................................70

(iii)  Statements of Cash Flows for the nine months
       ended September 30, 1999 and 1998......................................71

(iv)   Notes to Interim Financial Statements..................................72


Audited Financial Statements

(i)    Balance Sheets, December 31, 1998 and 1997.............................74

(ii)   Income Statements for the years
       ended December 31, 1998, 1997 and 1996.................................75

(iii)  Statements of Changes in Shareholders'
       Equity for the years ended December 31,
       1998 and 1997..........................................................76

(iv)   Statements of Cash Flows for the years
       ended December 31, 1998, 1997 and 1996.................................77

(v)    Notes to Financial Statements..........................................78

(vi)   Report of Independent Public
       Accountants............................................................90


Schedules

Schedules have been omitted as inapplicable or because the information required is included in the financial statements or notes thereto.

Interim Financial Statements
                                            Vintage Bank - Balance Sheets
                                            -----------------------------

                                                                                  September 30,      September 30,
Assets                                                                                1999               1998
                                                                                   (Unaudited)        (Unaudited)
                                                                                -----------------   ----------------
Cash and due from banks                                                             $  8,418,000       $  7,936,000
Federal funds sold                                                                     5,000,000         13,000,000
Time deposits with other financial institutions                                          100,000            200,000
Held-to-maturity investment securities (market value of
   $1,390,000 at September 30, 1999, and $13,071,000 at
   September 30, 1998)                                                                 1,390,000         12,721,000
Available-for-sale investment securities                                              57,950,000         44,707,000
Loans, net of allowance for loan losses of $1,940,000
   at September 30, 1999 and $1,691,000, at September 30, 1998                       115,285,000         88,456,000
Bank premises and equipment, net                                                       2,813,000          2,777,000
Accrued interest receivable and other assets                                           6,699,000          5,814,000
                                                                                -----------------   ----------------
                                 Total assets                                       $197,655,000       $175,611,000
                                                                                =================   ================

Liabilities and Shareholders' Equity
Deposits
   Demand                                                                           $ 39,971,000       $ 41,469,000
   Interest bearing                                                                   59,324,000         64,190,000
   Time and saving                                                                    74,300,000         52,624,000
                                                                                -----------------   ----------------
                                Total deposits                                       173,595,000        158,283,000
Short term borrowings                                                                  5,000,000                  0
                                                                                -----------------   ----------------
Accrued interest payable and other liabilities                                         1,274,000          1,063,000
                                                                                -----------------   ----------------
                               Total liabilities                                     179,869,000        159,346,000
                                                                                -----------------   ----------------

Shareholders' equity Preferred stock - no par value:
Authorized, 500,000 shares;
Issued and outstanding - none
Common stock - no par value:
Authorized, 2,000,000 shares;
Issued and outstanding - 1,533,922 shares
   at September 30, 1999, and 1,437,491 shares at September 30, 1998                  12,294,000         10,523,000
Retained earnings                                                                      6,171,000          5,215,000
Accumulated other comprehensive (loss) income                                          (679,000)            527,000
                                                                                -----------------   ----------------
                          Total shareholders' equity                                  17,786,000         16,265,000
                  Total liabilities and shareholders' equity                        $197,655,000       $175,611,000
                                                                                =================   ================

The accompanying notes are an integral part of these statements

                                                                Vintage Bank
                                                             Income Statements

                                                    September 30,          September 30,
                                                        1999                   1998
                                                 -------------------   --------------------
                                                     (Unaudited)            (Unaudited)
Interest Income
   Loans (including fees)                                 $7,136,000             $6,234,000
   Federal funds sold                                        118,000                345,000
   Investment securities                                   2,789,000              2,088,000
                                                          ----------             ----------
Total Interest income                                     10,043,000              8,667,000

Interest Expense                                           3,171,000              2,919,000
                                                          ----------             ----------

Net interest income                                        6,872,000              5,748,000

Provision for loan losses                                    180,000                180,000
                                                          ----------             ----------

Net interest income after
   provision for loan losses                               6,692,000              5,568,000

Non interest income                                        1,276,000                936,000

Gains on securities transactions, net                         10,000                 54,000

Non interest expenses
   Salaries and employee benefits                          2,558,000              2,188,000
   Occupancy                                                 289,000                288,000
   Equipment                                                 349,000                350,000
   Other                                                   1,492,000              1,196,000
                                                          ----------             ----------
Total non interest expense                                 4,688,000              4,022,000
                                                          ----------             ----------

Income before provision for
   income taxes                                            3,290,000              2,536,000

Provision for income taxes                                 1,252,000                975,000
                                                          ----------             ----------

Net income                                                $2,038,000             $1,561,000
                                                          ==========             ==========

Basic earnings per common share:                          $     1.34             $     1.04
                                                          ==========             ==========
Diluted earnings per common share:                        $     1.31             $     1.01
                                                          ==========             ==========

The accompanying notes are an integral part of these statements

                                                                       Vintage Bank
                                                                  Statement of Cash Flows
                                                           For The Nine Months Ended September 30,
                                                                         (In 000's)
                                                              (Unaudited)            (Unaudited)
                                                                 1999                   1998
                                                                 ----                   ----
Cash Flows From Operating Activities:
Net income                                                        $ 2,038            $ 1,561
Adjustment to reconcile net income to net cash
   provided by operating activities:
  Depreciation and amortization                                       260                297
  Provision for loan losses                                           180                180
  Amortization of deferred loan fees                                 (191)              (119)
  Premium (discount accretion), net                                   (12)               (53)
  Net (gain) on investment securities                                 (10)               (54)
  Gain on sale of assets                                              (15)                 0
  Changes in:
    Interest receivable and other assets                              219               (347)
    Interest payable and other liabilities                             67                (43)
                                                           ---------------      -------------
     Total adjustments                                                498               (139)
                                                           ---------------      -------------
   Net cash provided by operating activities                        2,536              1,422
                                                           ---------------      -------------

Cash Flows From Investing Activities:
Investment securities held-to-maturity:
  Proceeds from maturities and principal payments                      10                385
  Purchases                                                        (1,400)            (9,093)
Investment securities available for sale:
  Proceeds from maturities and principal payments                  13,466             14,406
  Proceeds from sales                                               1,005              2,826
  Purchases                                                       (12,202)           (25,899)
Net sale of time deposits with
   other financial institutions                                       100                  0
Net increase in loans                                             (20,499)            (7,526)
Sale of capital assets                                                 21                  7
Capital expenditures                                                 (345)               (98)
                                                           ---------------      -------------
   Net cash used in investing activities                          (19,844)           (24,992)
                                                           ---------------      -------------
Cash Flows From Financing Activities:
Net increase in deposits                                           11,422             26,893
Issuance of notes payable                                           5,000                  0
Stock options exercised                                               199                273
Dividends paid                                                       (297)              (281)
                                                           ---------------      -------------
   Net cash provided by financing activities                       16,324             26,885
                                                           ---------------      -------------
Net increase (decrease) in cash and cash equivalents                 (984)             3,315
Cash and cash equivalents at beginning of year                     14,402             17,621
                                                           ---------------      -------------
Cash and cash equivalents at end of period                        $13,418            $20,936
                                                           ===============      =============

Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                   $ 3,168            $ 2,894
  Income taxes paid                                               $   830            $   838

        The accompanying notes are an integral part of these statements

                                  VINTAGE BANK

                      Notes to Interim Financial Statements
                                   (Unaudited)
                           September 30, 1999 and 1998


NOTE 1 - Basis of Presentation

The accompanying financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and in management's opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for such interim periods. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to SEC rules or regulations; however, management believes that the disclosures made are adequate to make the information presented not misleading. The interim results for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of results for the full year. It is suggested that these interim financial statements be read in conjunction with the financial statements for the years ended December 31, 1998, 1997 and 1996 and as of December 31, 1998 and 1997 included elsewhere in this prospectus.

NOTE 2 - Commitments

The Bank has outstanding standby Letters of Credit of approximately $1,629,000, undisbursed real estate and construction loans of approximately $19,829,000, and undisbursed commercial and consumer lines of credit of approximately $17,438,000, as of September 30, 1999.

NOTE 3 - Earnings Per Common Share

The Bank declared 5% stock dividends on January 26, 1998 and January 28, 1999. As a result of the stock dividends the number of common shares outstanding and earnings per share data was adjusted retroactively for all periods presented.

The following  table  reconciles the numerator and  denominator of the basic and diluted earnings per share computations:
                                                            Weighted Average        Per-Share
                                     Net Income             Shares                  Amount
                                     ----------             ------                  ------
                                         For the nine months ended September 30, 1999
                                         --------------------------------------------
  Basic earnings per share           $2,038,000             1,518,641               $1.34
  Stock options                                                53,477
  Diluted earnings per share                                1,572,118               $1.31

                                         For the nine months ended September 30, 1998
                                         --------------------------------------------

  Basic earnings per share           $1,561,000             1,502,787               $1.04
  Stock options                                                43,111
  Diluted earnings per share                                1,545,898               $1.01

NOTE 4 - Comprehensive Income

As of January  1,  1998,  Vintage  Bank  adopted  FASB  Statement  of  Financial
Accounting Standards No. 130, Reporting Comprehensive Income, (SFAS 130). This Statement established standards for the reporting and display of comprehensive income and its components in the financial statements. For the Bank, comprehensive income includes net income reported on the statement of income and changes in the fair value of its available-for-sale investments reported as a component of shareholders' equity. The following table presents net income adjusted by the change in unrealized gains or losses on the available-for-sale investments as a component of comprehensive income (in thousands).

                                                    Nine months ended
                                                      September 30,
                                                 1999               1998
                                           ------------------ -----------------

Net income                                       $2,038            $1,561

Net change in unrealized gains
     on available-for-sale investments
     net of tax                                  (1,064)              226
                                                 ------            ------
Comprehensive income                               $974            $1,787
                                                 ======            ======




NOTE 5 - Segment Reporting

Effective January 1, 1998, the Bank adopted Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information, (SFAS 131). This Statement establishes standards for the reporting and display of information about operating segments and related disclosures. The Bank's only operating segment consists of its traditional community banking activities provided through its branches. Community banking activities include the Bank's commercial and retail lending, deposit gathering and investment and liquidity management activities. As permitted under the Statement, the Bank has aggregated the results of the branches into a single reportable segment. The combined results are reflected in the financial statements.


ACCOUNTING AND REPORTING CHANGES

In 1998, the Financial Accounting Standards Board issued SFAS NO. 133, Accounting for Derivative Instruments and Hedging Activities (*SFAS 133). The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value.

Effective July 1, 1999, the Bank adopted SFAS NO. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of SFAS 133 did not materially impact the financial position or results of operations. The Bank does not currently utilize derivative instruments in its operations, and does not engage in hedging activities. Under the provisions of SFAS NO. 133, and in connection with the adoption of SFAS 133, the Bank reclassified investment securities carried at $13,506,000 with a market value of $13,242,000 from the held to maturity classification to the available for sale classification. As a result of this transfer, an unrealized loss of $155,000, net of tax, was recognized in accumulated other comprehensive income as a cumulative effect of change in accounting principle.

Audited Financial Statements
--------------------------------------------------------------------------------------------------------
BALANCE SHEETS
--------------------------------------------------------------------------------------------------------
December 31, 1998 and 1997
                                                                            1998                  1997
                                                                            ----                  ----
                             ASSETS
CASH AND DUE FROM BANKS                                              $  8,401,566          $ 12,621,181
FEDERAL FUNDS SOLD                                                      6,000,000             5,000,000
                                                                  ---------------      ----------------
              Cash and cash equivalents                                14,401,566            17,621,181

TIME DEPOSITS WITH OTHER
    FINANCIAL INSTITUTIONS                                                200,000               200,000
INVESTMENT SECURITIES:
     Held-to-maturity (fair value of $13,756,772 in 1998
         and $4,175,745 in 1997)                                       13,512,384             4,017,714
     Available-for-sale                                                48,505,658            35,549,277
                                                                  ---------------      ----------------
TOTAL INVESTMENT SECURITIES                                            62,018,042            39,566,991
LOANS, net of allowance for loan losses of
    $1,751,693 in 1998 and $1,532,128 in 1997                          94,775,177            80,990,762
BANK PREMISES AND EQUIPMENT, net                                        2,733,834             2,976,018
INTEREST RECEIVABLE AND OTHER ASSETS                                    6,161,931             5,627,280
                                                                  ---------------      ----------------

             Total assets                                            $180,290,550          $146,982,232
                                                                  ===============      ================

              LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
   Demand                                                            $ 39,469,756          $ 33,203,445
   Interest-bearing transaction                                        54,500,653            37,353,837
   Time and savings                                                    68,202,797            60,832,917
                                                                  ---------------      ----------------
               Total deposits                                         162,173,206           131,390,199

INTEREST PAYABLE AND OTHER LIABILITIES                                  1,207,313             1,106,151
                                                                  ---------------      ----------------

               Total liabilities                                      163,380,519           132,496,350

COMMITMENTS AND CONTINGENT LIABILITIES (Note 5)

SHAREHOLDERS' EQUITY:

   Preferred stock, no par value - Authorized 1,000,000 shares
       Issued and outstanding - None
   Common stock, no par value - Authorized 2,000,000 shares
     Issued and  outstanding - 1,437,491 shares in 1998
       and 1,326,857 shares in 1997                                    11,003,574             8,824,139
   Retained earnings                                                    5,521,351             5,360,816
   Accumulated other comprehensive income                                 385,106               300,927
                                                                  ---------------      ----------------
              Total shareholders' equity                               16,910,031            14,485,882

              Total liabilities and shareholders' equity             $180,290,550          $146,982,232
                                                                  ===============      ================

The accompanying notes are an integral part of these statements.

Audited Financial Statements
---------------------------------------------------------------------------------------------------------
INCOME STATEMENTS
---------------------------------------------------------------------------------------------------------
For the Years Ended December 31, 1998, 1997 and 1996

                                                            1998               1997                1996
                                                            ----               ----                ----
INTEREST INCOME:
   Interest and fees on loans                        $ 8,465,003         $ 7,537,434         $ 6,575,665
   Interest on federal funds sold                        461,039             142,480             602,984
   Interest on investment securities                   2,472,704           2,144,912           1,685,287
   Interest on tax exempt investment securities          496,666             249,000             277,984
   Interest on time deposits with other
     financial institutions                               11,018              11,443              11,714
                                                   --------------     ---------------     ---------------
              Total interest income                   11,906,430          10,085,269           9,153,634
                                                   --------------     ---------------     ---------------

INTEREST EXPENSE:
   Interest on interest-bearing
     transaction deposits                              1,104,570             595,046             552,179
   Interest on time and savings deposits               2,886,573           2,520,219           2,310,812
   Interest on short term borrowings                         683              26,240             118,626
                                                   --------------     ---------------     ---------------
              Total interest expense                   3,991,826           3,141,505           2,981,617
                                                   --------------     ---------------     ---------------
               Net interest income                     7,914,604           6,943,764           6,172,017

PROVISION FOR LOAN LOSSES                                240,000             240,000             240,000
                                                   --------------     ---------------     ---------------
                       Net interest income after
                          provision for loan           7,674,604           6,703,764           5,932,017

NONINTEREST INCOME:
   Service charges on deposit accounts                   743,291             674,219             582,343
   Gain (loss) on securities transactions, net            65,278             395,252            (63,348)
   Gain (loss) on sale of other real estate owned        (2,512)              24,180                   0
   Other                                                 591,101             349,822             256,888
                                                   --------------     ---------------     ---------------
             Total noninterest income                  1,397,158           1,443,473             775,883
                                                   --------------     ---------------     ---------------

NONINTEREST EXPENSE:
   Salaries and related benefits                       3,068,958           2,636,617           2,147,691
   Occupancy                                             392,357             360,744             181,568
   Equipment                                             450,118             474,141             391,463
   Other                                               1,748,593           1,578,659           1,267,735
                                                   --------------     ---------------     ---------------
            Total noninterest expense                  5,660,026           5,050,161           3,988,457
                                                   --------------     ---------------     ---------------

 Income before provision for income taxes              3,411,736           3,097,076           2,719,443

PROVISION FOR INCOME TAXES                             1,301,000           1,243,000           1,073,000
                                                   --------------     ---------------     ---------------

NET INCOME                                           $ 2,110,736         $ 1,854,076         $ 1,646,443
                                                   ==============     ===============     ===============

BASIC EARNINGS PER SHARE:                            $      1.41         $      1.30         $      1.17

DILUTED EARNINGS PER SHARE:                          $      1.37         $      1.26         $      1.15

  The accompanying notes are an integral part of these statements.

                                            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                        For the Years Ended December 31, 1998, 1997 and 1996

                                                                                      Accumulated
                                                                                            Other            Total
                                                            Common      Retained    Comprehensive     Shareholders'    Comprehensive
                                                             Stock      Earnings           Income            Equity           Income
                                                             -----      --------           ------            ------           ------

BALANCE, DECEMBER 31, 1995                              $ 6,726,026   $ 3,698,372        $ 33,960       $10,458,358

Stock dividend                                              530,968      (537,373)                           (6,405)
Cash dividend                                                            (203,332)                         (203,332)
Comprehensive income:
    Net income                                            1,646,443                                       1,646,443        1,646,443
    Other comprehensive income, net of tax:
       Change in net unrealized gains on
       available-for-sale securities, net of tax of $53,575
       net of reclassification adjustment                                                                                     74,748
                                                                                                                         -----------
(Note 17)
    Total other comprehensive income                                                       74,748            74,748           74,748
                                                                                                                         -----------
Comprehensive income                                                                                                       1,721,191
Stock options exercised                                     146,316                                         146,316
                                                        -----------  -----------      -----------       -----------
BALANCE, DECEMBER 31, 1996                                7,403,310    4,604,110          108,708        12,116,128

Stock dividend                                              872,871     (883,992)                           (11,121)
Cash dividend                                                           (213,378)                          (213,378)
Comprehensive income:
    Net income                                                         1,854,076                          1,854,076        1,854,076
    Other comprehensive income, net of tax:
       Change in net unrealized gains on
       available-for-sale securities, net of tax of
$137,771
       net of reclassification adjustment                                                                                    192,219
                                                                                                                         -----------
(Note 17)
    Total other comprehensive income                                                      192,219           192,219          192,219
                                                                                                                         -----------
Comprehensive income                                                                                                       2,046,295
Stock options exercised                                     547,958                                         547,958
                                                        -----------  -----------      -----------       -----------
BALANCE, DECEMBER 31, 1997                                8,824,139    5,360,816          300,927        14,485,882

Stock dividend                                            1,669,700   (1,681,208)                           (11,508)
Cash dividend                                                           (268,993)                          (268,993)
Comprehensive income:
    Net income                                                         2,110,736                          2,110,736        2,110,736
                                                                     -----------
    Other comprehensive income, net of tax:
       Change in net unrealized gains on
       available-for-sale securities, net of tax of $60,334
       net of reclassification adjustment                                                                                     84,179
                                                                                                                         -----------
(Note 17)
    Total other comprehensive income                                                       84,179            84,179           84,179
                                                                                                                         -----------
Comprehensive income                                                                                                      $2,194,915
                                                                                                                         ===========
Stock options exercised                                     509,735                                         509,735
                                                        -----------                   -----------       -----------
BALANCE, DECEMBER 31, 1998                              $11,003,574   $5,521,351         $385,106       $16,910,031


------------------------------------------------------------------------------------------------------------
                                        STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------
For the Years Ended December 31, 1998, 1997 and                                                 (In 000's)
1996                                                                      (In 000's)
                                                                              1998        1997        1996
                                                                          --------    --------    --------
Cash Flows From Operating Activities:
Net income                                                                  $ 2,111     $ 1,854      $1,646
Adjustments to reconcile net income to net cash
      provided by operating activities:
  Depreciation and amortization                                                 388         404         308
  Provision for loan losses                                                     240         240         240
  Amortization of deferred loan fees                                           (161)       (149)       (187)
  Amortization (accretion) of investment securities
    premiums (discounts), net                                                   (60)        (14)         57
  Provision for deferred income taxes                                             0          47         (11)
  Loss (gain) on sale of OREO                                                     3         (24)          0
  Loss (gain) on sale or retirement of capital assets                             0           0          11
  Net loss (gain) on securities transactions                                    (65)       (395)         63
Changes in:
    Interest receivable and other assets                                       (595)     (2,875)       (524)
    Interest payable and other liabilities                                      102         332          96
                                                                          ----------  ----------  ----------
       Total adjustments                                                       (148)     (2,434)         53
                                                                          ----------  ----------  ----------
    Net cash provided (used) by operating activities                          1,963        (580)      1,699
                                                                          ----------  ----------  ----------

Cash Flows From Investing Activities:
Investment securities held to maturity:
  Proceeds from maturities and principal payments                               540       1,530       1,744
  Purchases                                                                 (10,043)       (749)       (700)
Investment securities available for sale:
  Proceeds from maturities and principal payments                            17,786       2,348       5,210
  Proceeds from sales and recoveries                                          4,341       4,411      14,798
  Purchases                                                                 (34,809)     (8,849)    (29,904)
Net increase in loans                                                       (13,874)    (10,302)     (8,174)
Proceeds from sale of OREO                                                       11         366         369
Capital expenditures                                                           (146)       (702)       (631)
                                                                          ----------  ----------  ----------
   Net cash used in investing activities                                    (36,194)    (11,947)    (17,288)
                                                                          ----------  ----------  ----------

Cash Flows From Financing Activities:
Net increase in deposits                                                     30,783      21,541      13,361
Payments of notes payable                                                         0           0      (2,500)
Stock options exercised                                                         510         548         146
Dividends                                                                      (281)       (224)       (210)
                                                                          ----------  ----------  ----------
   Net cash provided by financing activities                                 31,012      21,865      10,797
                                                                          ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents                         (3,219)      9,338      (4,792)
Cash and cash equivalents at beginning of year                               17,621       8,283      13,075
                                                                          ----------  ----------  ----------
Cash and cash equivalents at end of year                                    $14,402     $17,621      $8,283
                                                                          ==========  ==========  ==========

Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                             $ 3,984     $ 2,987      $2,967
  Income taxes paid                                                         $ 1,254     $ 1,232      $1,217

Supplemental Disclosures of Noncash Investing and Financing Activities:
  Transfer of loan to other real estate owned                               $     0     $     0      $  711
  Retirements of fixed assets                                               $     0     $     0      $   34

--------------------------------------------------------------------------------
                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
December 31, 1998, 1997 and 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Vintage Bank (the "Bank") is a California state chartered bank. The Bank operates three branches in the California County of Napa. The Bank offers a full range of commercial banking services to individuals and the business and agricultural communities of Napa County. Most of the Bank's customers are retail customers and small to medium-sized businesses. The accounting and reporting policies of the Bank conform with generally accepted accounting principles and general practice within the banking industry. The more significant accounting and reporting policies are discussed below.

Use of estimates in the preparation of financial statements The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment securities Investments in debt and equity securities are classified as "held-to-maturity" or "available-for-sale". Investments classified as held-to-maturity are those which the Bank has the ability and the intent to hold until maturity, and are reported at cost, adjusted for the amortization or accretion of premiums or discounts. Investments classified as available-for-sale are reported at fair value with unrealized gains and losses, net of related tax, if any, reported as other comprehensive income and included in shareholders' equity.

Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are computed on the specific identification method. Securities deemed permanently impaired are written down in the period such a determination is made.

Loans Loans are stated at the principal amount outstanding, net of unearned income. Nonrefundable loan origination fees and loan origination costs are deferred and amortized into income over the contractual life of the loan. Interest income is accrued on a simple interest basis.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The Bank's policy is to place loans on nonaccrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that the presumption of collectibility of interest no longer is prudent. In determining income recognition on loans, generally no interest is recognized with respect to loans on which a default of interest or principal has occurred for a period of 90 days or more.

Allowance for loan losses The Bank maintains an allowance for loan losses at a level considered adequate to provide for probable losses inherent in the existing loan portfolio. The allowance is increased by provisions for loan losses and reduced by net charge-offs. The allowance for loan losses is based on estimates and ultimate losses may vary from current estimates. These estimates are reviewed periodically and as adjustments become necessary they are reported in earnings in the periods in which they become known. The Bank makes credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience and other factors in determining the adequacy of the allowance balance.

The Bank defines a loan as impaired when it is probable the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate or based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Other real estate owned Other real estate owned represents real estate acquired through foreclosure and is carried at the lower of cost or fair value, less estimated selling costs.

Bank premises and equipment Bank premises, leasehold improvements, furniture, fixtures and equipment are carried at cost, net of accumulated depreciation and amortization, which are calculated on a straight-line basis over the estimated useful life of the property or the term of the lease (if less). Bank premises are depreciated over forty years, furniture and fixtures are depreciated over five to fifteen years, and equipment is generally depreciated over three to five years.

Income taxes For financial reporting purposes, the Bank records a provision for income taxes using the liability method of accounting. A deferred tax liability or asset is recorded for all temporary differences between financial and tax reporting.

Deferred tax expense or benefit results from the net change during the year of the deferred tax assets and liabilities. The measurement of tax assets and liabilities is based on the provisions of enacted tax laws.

Statements of cash flows The Bank defines cash and due from banks and federal funds sold as cash and cash equivalents for the statements of cash flows.

Stock-based compensation The Bank uses the intrinsic value method to account for its stock option plans (in accordance with the provisions of Accounting
Principles Board Opinion No. 25). Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) permits companies to continue using the intrinsic value method to account for stock option plans. The fair value based method results in recognizing as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Bank has elected to continue to use the intrinsic value method and the pro forma disclosures required by SFAS 123 using the fair value method and are included in Note 12.

Earnings per common share In 1997, the Bank adopted SFAS No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The implementation of this statement had no effect on Vintage Bank's reported financial position or net income. As a result of adopting SFAS No. 128, earnings per share data for all prior periods has been restated.

Segment reporting Effective January 1, 1998, the Bank adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," (SFAS 131). This Statement establishes standards for the reporting and display of information about operating segments and related disclosures. The Bank's only operating segments consist of its traditional community banking activities provided through its branches. Community banking activities include the Bank's commercial and retail lending, deposit gathering and investment and liquidity management activities. As permitted under the Statement, the Bank has aggregated the results of the branches into a single reportable segment. The combined results are reflected in the financial statements.

Future financial accounting standards In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedged accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedge item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

Statement 133 is effective for fiscal years beginning after June 15, 1999 and the Bank plans to adopt its provisions effective January 1, 2000. While the Bank does not currently utilize any traditional derivative instruments (options, swaps, forwards, etc.) in its business, certain of its loans and other financial instruments may have embedded derivatives such as call or put features that would be required to be accounted for differently under this Statement as compared to current accounting principles. The Bank has not yet quantified the impacts, if any, of adopting Statement 133 on its financial statements.

(2) INVESTMENT SECURITIES

The amortized cost and approximate  fair value of  investment  securities  at
December 31, 1998 are as follows:
                                                               Gross             Gross
                                           Amortized         Unrealized        Unrealized      Approximate
                                             Cost              Gains             Losses         Fair Value
                                             ----              -----             ------         ----------
Held-to-maturity:
Municipal securities                    $13,512,384           $289,032          $44,644        $13,756,772
                                        ===========           ========          =======        ===========

Available-for-sale:
Equity securities                       $   777,200           $      0          $     0        $   777,200
Securities of the US Treasury
   and other government agencies         11,531,766            172,189              523         11,703,432
Corporate debt securities                12,272,305            179,936                7         12,452,234
Mortgage-backed securities               23,265,298            340,384           32,890         23,572,792
                                         ----------           --------          -------        -----------
                                        $47,846,569           $692,509          $33,420        $48,505,658
                                        ===========           ========          =======        ===========

The amortized cost and approximate fair value of investment securities at December 31, 1997 are as follows:

                                                               Gross             Gross
                                          Amortized          Unrealized       Unrealized       Approximate
                                             Cost              Gains             Losses         Fair Value
                                             ----              -----             ------         ----------
Held-to-maturity:
Municipal securities                    $ 4,017,714           $158,031          $     0        $ 4,175,745
                                         ==========           ========          =======         ==========

Available-for-sale:
Equity securities                       $   688,400           $      0          $     0        $   688,400
Securities of the US Treasury
   and other government agencies          7,508,676             79,898                0          7,588,574
Corporate debt securities                 8,650,197             86,097                3          8,736,291
Mortgage-backed securities               18,186,983            361,497           12,468         18,536,012
                                         ----------           --------           ------         ----------
                                        $35,034,256           $527,492          $12,471        $35,549,277
                                        ===========           ========          =======        ===========

The following table shows the amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 1998:


                                               Held-to-Maturity                  Available-for-Sale
                                          Amortized            Fair         Amortized             Fair
                                             Cost             Value            Cost              Value
                                             ----             -----            ----              -----

Within one year                         $         0        $         0      $ 3,509,873        $ 3,529,389
After one but within five years           1,513,655          1,578,949       15,762,676         16,038,049
After five but within ten years           4,839,580          4,911,695        1,022,083          1,034,590
Over ten years                            7,159,149          7,266,128        3,509,439          3,553,639
Equity securities                                 0                  0          777,200            777,200
Mortgage-backed securities                        0                  0       23,265,298         23,572,791
                                        -----------        ----------       -----------        -----------
Total                                   $13,512,384        $13,756,772      $47,846,569        $48,505,658
                                        ===========        ===========      ===========        ===========

As of December 31, 1998 and 1997 securities carried at $2,067,813 and $2,028,125, respectively, were pledged to secure public and other deposits as required by law.

Total proceeds from the sale of securities available for sale during 1998 were $4,327,823. Gross gains of $52,600 were realized on those sales. The Bank also recovered $12,678 on previously charged off securities.

Total proceeds from the sale of securities available for sale during 1997 were $4,003,516. Gross gains of $7,699 and gross losses of $19,377 were realized on those sales. The Bank also recovered $406,930 on previously charged off securities.

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

At December 31, 1998 and 1997,  the loan  portfolio  consisted of the following, net of deferred loan fees of $439,302 and $289,570 respectively:
                                                                        1998                     1997
                                                                        ----                     ----
Real estate loans                                                    $51,643,406              $34,089,199
Installment loans                                                     18,460,555               15,918,156
Construction loans                                                     5,950,207                6,446,381
Commercial loans secured by real estate                                6,062,585                9,610,793
Commercial loans                                                      14,410,117               16,458,361
                                                                     -----------              -----------
                                                                      96,526,870               82,522,890
Less allowance for loan losses                                         1,751,693                1,532,128
                                                                     -----------              -----------
                                                                     $94,775,177              $80,990,762
                                                                     ===========              ===========

Nonaccrual loans were $88,694 at December 31, 1998 and $466,051 at December 31, 1997. As a result of being placed on nonaccrual status, approximately $65,905 and $20,595 in interest income was foregone during 1997 and 1996, respectively. There was no interest foregone during 1998. As of December 31, 1998 and 1997, there were no loans 90 days or more past due but still accruing interest.

Changes in the allowance for loan losses are as follows:
                                                 1998                   1997                     1996
                                                 ----                   ----                     ----
Balance, beginning of year                    $1,532,128              $1,474,437               $1,326,186
Provision for loan losses                        240,000                 240,000                  240,000
Loans charged off                                (59,210)               (195,903)                (127,519)
Recoveries of loans
   previously charged off                         38,775                  13,594                   35,770
                                              ----------              ----------               ----------
Balance, end of year                          $1,751,693              $1,532,128               $1,474,437
                                              ==========              ==========               ==========

As of December 31, 1998 and 1997, the Bank's recorded investment in impaired loans was $1,174,054 and $2,146,434, respectively, and the related valuation allowance as of those dates was $120,000 and $140,000. This valuation allowance is included in the allowance for loan losses on the balance sheet. The average record investment in impaired loans was $1,660,000, $1,906,000 and $1,742,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful in which case payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of $106,379, $202,262 and $136,974 in 1998, 1997 and 1996, respectively.

(4) BANK PREMISES AND EQUIPMENT

Bank  premises  and  equipment  at December  31, 1998 and 1997  consisted of the following:
                                                                   Accumulated
                                                                   Depreciation           Net Book
                                                     Cost         & Amortization            Value
                                                     ----         --------------            -----
1998
Land                                             $  706,277          $        0          $  706,277
Bank premises                                     1,611,508             337,419           1,274,089
Furniture, fixtures and equipment                 2,368,523           1,838,755             529,768
Leasehold improvements                              312,335              88,635             223,700
                                                    -------              ------             -------
                                                 $4,998,643          $2,264,809          $2,733,834
                                                 ==========          ==========          ==========

1997
Land                                               $706,277                  $0          $  706,277
Bank premises                                     1,598,570             290,336           1,308,234
Furniture, fixtures and equipment                 2,243,332           1,531,282             712,050
Leasehold improvements                              304,016              54,559             249,457
                                                    -------              ------             -------
                                                 $4,852,195          $1,876,177          $2,976,018
                                                 ==========          ==========          ==========

Depreciation and amortization expense, included in occupancy expense and equipment expense, was $388,632, $403,593 and $307,621 in 1998, 1997 and 1996,
respectively.

(5) COMMITMENTS AND CONTINGENCIES

The Bank leases the premises for its Brown's Valley and Bel Aire Offices. Total rent was $128,043, $113,271 and $38,489 in 1998, 1997 and 1996, respectively, and is included in occupancy and equipment expenses. The total commitments under non-cancelable leases are as follows:

                            Year            Total
                            ----            -----

                            1999           $119,849
                            2000            119,568
                            2001             94,092
                            2002            100,716
                            2003            100,716
                      Thereafter            302,148
                                           --------
                           Total           $837,089
                                           ========


(6) TIME DEPOSITS AND INTEREST ON TIME DEPOSITS

Time  certificates  of deposit in  denominations  of  $100,000  or more  totaled
$17,443,413  and  $14,765,376  at  December  31,  1998 and  1997,  respectively.
Interest expense on these deposits was $831,094, $717,442 and $624,560 for 1998, 1997 and 1996, respectively.

At December 31, 1998, the scheduled maturities of CD's are as follows:

                            Year            Total
                            ----            -----

                            1999        $47,689,225
                            2000          4,071,499
                            2001            870,824
                            2002            390,191
                            2003            639,864
                                        -----------
                                        $53,661,603
                                        ===========

(7) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Bank is exposed to credit loss, in the event of nonperformance by the borrower, in the contract amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, plant and equipment and real property.

The Bank also issues standby letters of credit which are conditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction bonds, private borrowing arrangements and similar transactions. Most of these guarantees are short-term commitments expiring in decreasing amounts through 1999 and are not expected to be drawn upon. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary, as described above.
The contract amounts of commitments not reflected on the Balance Sheet at December 31, 1998 were as follows:

                                               Contract Amounts
                                               ----------------
             Loan Commitments                    $27,964,000
             Standby Letters of Credit           $ 1,584,000

(8) CONCENTRATIONS OF CREDIT RISKS

The majority of the Bank's loan activity is with customers located in Napa County, California. Although the Bank has a diversified loan portfolio, a large portion of its loans is for construction of residences, and many of the Bank's commercial loans are secured by real estate in Napa County. Approximately 82% of the Bank's loans are secured by real estate. This concentration is presented below:

                                               (In 000's)
                                                 As of
                                           December 31, 1998
                                           -----------------
Construction/Land Development:
     Land Development                            $1,640
     Owner Occupied Residential                   3,733
     Non-owner Occupied Residential                 440
     Commercial                                     137
Real Estate                                      51,643
Commercial - Real Estate Secured                  6,063
Installment - Real Estate Secured                15,244
                                                 ------
      Total                                     $78,900
                                                =======

(9) INCOME TAXES

The provision for (benefits from) federal and state income taxes for the years ended December 31, 1998, 1997 and 1996 consisted of:

                              1998                1997                   1996
                              ----                ----                   ----
Current
   Federal                $  926,000           $  873,000            $  776,600
   State                     381,000              323,000               307,100
                          ----------           ----------            ----------
                           1,307,000            1,196,000             1,083,700
Deferred
   Federal                    (1,000)              31,500               (26,600)
   State                      (5,000)              15,500                15,900
                          ----------           ----------            ----------
                             ($6,000)              47,000              ($10,700)
                          ----------           ----------            ----------
Total                     $1,301,000           $1,243,000            $1,073,000
                          ==========           ==========            ==========

Deferred tax assets and liabilities result from differences in the timing of the recognition of certain income and expense items for tax and financial accounting purposes. The sources of these differences and the amount of each are as follows as of December 31, 1998 and 1997:


                                                        1998              1997
                                                        ----              ----
Deferred Tax Assets:
   Tax loan loss provision less than book             $674,000          $642,200
   Other                                               171,000           139,700
                                                      --------          --------
                                                      $845,000          $781,900
                                                      ========          ========

Deferred Tax Liabilities:
   Tax benefit on unrealized securities gains         $274,000          $214,100
   Cumulative difference between cash and
      accrual basis reporting                                                  0
   Accumulated accretion                                36,000            24,800
   Tax depreciation more than book                      60,000            31,600
   Federal tax benefits on state taxes due              65,000            45,800
   Other                                               230,000           233,800
                                                      --------          --------
                                                       665,000           550,100
                                                      --------          --------
   Net Deferred Tax Asset                             $180,000          $231,800
                                                      ========          ========

The Bank had no valuation allowance as of December 31, 1998 or 1997. The total tax differs from the federal statutory rate of 34% because of the following:

                                           1998                     1997                   1996
                                           ----                     ----                   ----

                                       Amount   Rate           Amount   Rate           Amount   Rate
                                       ------   ----            -----   ----           ------   ----
Tax provision at statutory rate    $1,160,000    34%       $1,053,000    34%         $924,600    34%
Interest on obligations of
   states and political
   subdivisions exempt from
   federal taxation                  (154,000)   (3%)         (77,000)   (3%)         (87,600)   (3%)
State franchise taxes                 245,000     7%          221,500     7%          194,400     7%
Other, net                             50,000     2%           45,500     2%           41,600     2%
                                   ----------    ---       ----------    ---       ----------    ---
                                   $1,301,000    40%       $1,243,000    40%       $1,073,000    40%
                                   ==========    ===       ==========    ===       ==========    ===

(10) DIVIDEND RESTRICTIONS

The Bank is regulated by the Board of Governors of the Federal Reserve System and by the State of California Department of Financial Institutions. Federal
Reserve Board regulations prohibit cash dividends, except under limited circumstances, if the distribution would result in a withdrawal of capital or exceed the Bank's net profits then on hand, after deducting its losses and bad debts. Furthermore, cash dividends cannot be paid without the prior written approval of the Federal Reserve Board if the total of all dividends declared in one year exceeds the total of net profits for that year plus the preceding two calendar years, less any required transfers to surplus under state or federal law. California banking laws limit cash dividends to the lesser of retained earnings or net income for the last three years, net of the amount of any other distribution made to shareholders during such period. As of December 31, 1998, the Bank had retained earnings of $5,521,351 eligible for dividends.

(11) SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

The Bank declared 5% stock dividends on January 22, 1996, January 27, 1997, January 26, 1998 and January 28, 1999. As a result of the stock dividends and stock split, the number of common shares outstanding and earnings per share data was adjusted retroactively for all periods presented.

The following table reconciles the numerator and denominator of the Basic and Diluted earnings per share computations:

                                                                  Weighted Average              Per-Share
                                                Net Income             Shares                      Amount
                                                ----------             ------                      ------

                                                              For the year ended 1998
                                                              -----------------------
  Basic earnings per share                      $2,110,736               1,496,266                  $1.41
  Stock options                                                            46,510
  Diluted earnings per share                                             1,542,776                  $1.37

                                                              For the year ended 1997
                                                              -----------------------

  Basic earnings per share                      $1,854,076               1,429,785                  $1.30
  Stock options                                                            46,110
  Diluted earnings per share                                             1,475,895                  $1.26

                                                              For the year ended 1996
                                                              -----------------------

  Basic earnings per share                      $1,646,443               1,405,051                  $1.17
  Stock options                                                            23,990
  Diluted earnings per share                                             1,429,041                  $1.15

(12) STOCK OPTION PLAN

The Bank has a stock option plan. The Bank may grant up to 337,211 options under the plan. The Bank has granted 271,757 options through December 31, 1998. The option exercise price equals the stock's market price on the date of grant. The options become exercisable over five years and expire in five to ten years.

A summary of the status of the Company's stock option plan at December 31, 1998,
1997 and 1996 and stock option activity during the years then ended is presented in the table below:
                                      1998                        1997                        1996
                                      ----                        ----                        ----

                                            Weighted                    Weighted                    Weighted
                                            Exercise                    Exercise                    Exercise
                               Shares        Price        Shares         Price         Shares        Price
                               ------        -----        ------         -----         ------        -----
Outstanding at
    beginning of year         210,111        $11.14       135,256        $ 6.26        163,787       $5.44
Granted                         4,200        $19.88       132,300        $14.16         12,733       $7.99
Exercised                     (46,273)       $ 6.24       (52,213)       $ 5.82        (41,264)      $3.54
Cancelled                           0        $    0        (5,232)       $ 6.47              0       $   0
Outstanding at
   end of year                168,038        $12.96       210,111        $11.14        135,256       $6.26
Exercisable at
   end of year
Weighted-average               30,827        $ 9.56        44,136        $ 6.13         70,450       $6.07
   fair value of
   options granted
   during the year                           $ 6.97                      $ 5.81                      $2.84

                                                       85

The following table summarizes  information  about stock options  outstanding at
December 31, 1998:
                     Options Outstanding                                      Options Exercisable
                     -------------------                                      -------------------
       Range             Number          Weighted-Average       Weighted-      Number Exercisable       Weighted-
        of           Outstanding at          Remaining           Average               at                Average
  Exercise Prices       12/31/98         Contractual Life      Exercise Price        12/31/98           Execise Price
  --------------       --------          ----------------      -------------        --------           -------------
$  6.46 to $ 7.90       31,958                 1.00                $ 7.00            19,340                $ 6.74
$14.06 to  $19.88      136,080                 3.99                $14.36            11,487                $14.29
                       ------
                       168,038

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option   pricing  model  with  the  following   weighted-average
assumptions used for grants in 1998, 1997 and 1996, respectively: risk-free interest rate of 4.62% for options issued in 1998, 6.33% and 6.65% for options issued in 1997 and 5.24% for options issued in 1996; expected dividend yields of
 .94%, 1.01% and 1.81%; expected lives of 6 years and expected volatility of 30.85%.

The Bank  accounts for stock options under APB Opinion No. 25. Had the Bank used the fair value based  method  prescribed  by SFAS No. 123, the Bank's net income and earnings per share  amounts would have been reduced to the pro forma amounts indicated below:
                                                1998                   1997                   1996
                                                ----                   ----                   ----
Net Income:
     As Reported                          $2,110,736             $1,854,076              $1,646,443
     Pro Forma                            $1,984,791             $1,733,004              $1,641,237
Earnings Per Share:
     As Reported:
        Basic                             $     1.41             $     1.30              $     1.17
        Diluted                           $     1.37             $     1.26              $     1.15
     Pro Forma:
       Basic                              $     1.33             $     1.27              $     1.23
       Diluted                            $     1.29             $     1.23              $     1.21

(13) RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank makes loans to directors, officers and principal shareholders on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated persons. An analysis of net loans to related parties for the year ended December 31, 1998 is as follows:
                                            (In 000's)

Balance at beginning of year                 $4,032
     Additions                                1,610
     Repayments                              (1,537)
                                             ------
Balance at end of year                       $4,105
                                             ======

Total undisbursed commitments as of December 31, 1998 were $704,254.

A law firm in which one of the Bank's directors and one of its officers are principals serves as the Bank's general counsel. During 1998, 1997 and 1996 fees of $38,000, $31,000 and $26,000, respectively, were paid to this firm.

(14) RESTRICTIONS

The Bank is required to maintain reserves with the Federal Reserve Bank equal to a percentage of its reservable deposits. Reserve balances that were required by the Federal Reserve Bank were $1,506,000 and $1,072,000 for December 31, 1998 and 1997, respectively.

(15) RETIREMENT PLANS

The Bank has a Profit Sharing and Salary Deferral 401(K) Plan to enable its employees to share in the Bank's profits and to defer receipt of a portion of their salaries. Employees can defer up to 15% of their base pay, up to the maximum amount allowed by the Internal Revenue Code. In addition, the Bank makes discretionary contributions to the profit sharing account and the 401(K) account, which are determined by the Board of Directors each year. Amounts charged to operating expenses under this plan were $120,000, $109,000 and $88,000 for the years ended December 31, 1998, 1997 and 1996, respectively. During 1998, the Bank implemented a Director's Supplemental Retirement Program. The Program contains a non-qualified defined benefit plan and a non-qualified defined contribution plan. Directors and select officers designated by the Board of Directors of the Bank are covered by one or the other of these plans. The plans are unfunded, however the Bank has purchased insurance on the lives of the participants and intends to use the cash values of these policies ($2,540,456 at December 31, 1998) to pay the retirement obligations.

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying  amounts and fair values of the Bank's financial instruments at December 31, 1998 and 1997:
                                         Carrying            Fair              Carrying            Fair
                                         Amounts             Value             Amounts             Value
                                         -------             -----             -------             -----
                                                                  (In 000's)
                                                   1998                                   1997
                                                   ----                                   ----
Financial Assets:
   Cash and cash equivalents            $ 14,402          $ 14,402             $ 17,621          $ 17,621
   Time deposits with other
   Investment securities                  62,018            62,262               39,567            39,725
   Loans, net                             94,775            95,828               80,991            81,542
   Accrued interest receivable             1,335             1,335                  951               951

Financial Liabilities:
   Deposits                             $162,173          $162,385             $131,390          $131,507
   Accrued interest payable                  509               509                  501               501

SFAS No. 107, Disclosures about Fair Value of Financial Instruments - SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents - Cash and cash equivalents are valued at their carrying amounts because of the short-term nature of these instruments.

Investment Securities - Investment securities are valued at quoted market prices. See Note 2 for further analysis.

Loans - Loans with variable interest rates are valued at the current carrying value, because these loans are regularly adjusted to market rates. The fair value of fixed rate loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. The fair value of impaired loans is stated net of the related valuation allowance, if any.

Accrued interest receivable - The balance approximates its fair value.

Accrued interest payable - The balance approximates its fair value.

Deposits, time deposits with other banks - The fair value of demand deposits, savings accounts and interest-bearing transaction accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the contractual cash flows at current rates offered for similar instruments with the same remaining maturities.

(17) COMPREHENSIVE INCOME

As of January 1, 1998, the Bank adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, (SFAS 130). This Statement established standards for the reporting and display of comprehensive income and its components in the financial statements. For the Bank, comprehensive income includes net income reported on the statement of income and changes in the fair value of its available-for-sale investments reported as a component of Stockholders' Equity.

The changes in the components of other comprehensive  income for the years ended
December 31 1998, 1997 and 1996 are reported as follows:
                                                                     1998           1997          1996
                                                                     ----           ----          ----
Holding gain arising during the period, net of tax                 $122,321       $421,412      $37,734
      Reclassification  adjustment  for  net  realized  gains  on
      securities   available-for-sale   included  in  net  income
      during the year,  net of tax expenses of $27,136,  $163,059
      and tax benefits of $26,334, respectively                     (38,142)      (229,193)      37,014
                                                                   --------       --------      -------
Net gain recognized in other comprehensive income                  $ 84,179       $192,219      $74,748

(18) REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory--and possible additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There were no conditions or events since that notification that management believes have changed the institution's category.

The Bank's  actual  capital  amounts and ratios are also  presented in the table below:
                                                                                  To Be Well Capitalized
                                                            For Capital           Under Prompt Corrective
                                            Actual        Adequacy Purposes          Action Provisions
                                            ------        -----------------          -----------------

                                                                    (In 000's)
                               Amount        Ratio       Amount        Ratio         Amount           Ratio
                               ------        -----       ------        -----         ------           -----

As of December 31, 1998:
Total Capital (to Risk
     Weighted Assets)         $18,100        14.39%      $10,065       >8.0%        $12,581          >10.0%
                                                                       -                             -
Tier I Capital (to Risk
     Weighted Assets)          16,525        13.14%        5,032       >4.0%          7,548           >6.0%
                                                                       -                              -
Tier I Capital (to
     Weighted Assets)          16,525         9.25%        7,114       >4.0%          8,892           >5.0%
                                                                       -                              -
As of December 31, 1997:

Total Capital (to Risk
     Weighted Assets)         $15,513        14.53%      $ 8,485       >8.0%        $10,607          >10.0%
                                                                       -                             -
Tier I Capital (to Risk
     Weighted Assets)          14,185        13.37%        4,243       >4.0%          6,364           >6.0%
                                                                       -                              -
Tier I Capital (to
   Average Assets)             14,185        10.01%        5,666       >4.0%          7,083           >5.0%
                                                                       -                              -

--------------------------------------------------------------------------------
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors of Vintage Bank:

We have audited the accompanying balance sheets of Vintage Bank (a California state-chartered Bank) as of December 31, 1998 and 1997 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vintage Bank as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years ended December 31, 1998 in conformity with generally accepted accounting principles.




San Francisco, California
February 23, 1999

                                     PART II

Item 24.  Indemnification of Directors and Officers

Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 as amended.

Article VI. of the Articles of Incorporation of North Bay Bancorp provides for indemnification of agents including directors, officers and employees, through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code. Article V. of North Bay's Articles further provides for the elimination of director liability for monetary damages to the maximum extent allowed by California law

Section 48 of North Bay's Bylaws provides that North Bay shall indemnify its "agents", as defined in Section 317 of the California Corporations Code, to the full extent permitted by said Section, as amended from time to time, or as permitted by any successor statute to said Section.

North Bay maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not North Bay would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of North Bay's Bylaws.

Item 25. Other Expenses of Issuance and Distribution (1).

          All expenses of the Offering will be borne by North Bay. The following table sets forth an itemized estimate of such expenses:


--------------------------------------------------------------------------------
Registration Filing Fees                                                $  1,390
--------------------------------------------------------------------------------
Financial Advisor                                                          4,000
--------------------------------------------------------------------------------
Transfer Agent Fees and Expenses                                           5,000
--------------------------------------------------------------------------------
Blue Sky Filing Fees and Expenses                                          2,500
--------------------------------------------------------------------------------
Printing and Engraving                                                    30,000
--------------------------------------------------------------------------------
Legal Fees and Expenses                                                   75,000
--------------------------------------------------------------------------------
Accounting Fees and Expenses                                              10,000
--------------------------------------------------------------------------------
Miscellaneous                                                              7,110
--------------------------------------------------------------------------------
Total                                                                   $135,000
--------------------------------------------------------------------------------
(1) All expenses listed in the chart are estimates and subject to change prior to effectiveness.


Item 26.   Recent Sales of Unregistered Securities.

On November 1, 1999, Vintage Merger Co. (a wholly-owned subsidiary of Registrant), merged with and into The Vintage Bank resulting in the shareholders of the Bank becoming the shareholders of the Registrant, and further resulting in the Bank becoming the wholly-owned subsidiary of the Registrant. The reorganization took place in accordance with a Plan of Reorganization and Merger Agreement entered into as of July 30, 1999 by and among Registrant, the Bank and Merger Co. Pursuant to the Plan of Reorganization each share of the Bank's outstanding Common Stock was converted into one share of Bancorp's Common Stock, resulting in the issuance of 1,536,568 shares of the Registrant's common stock.

Shares  of   Registrant's   common   stock  issued  in   consideration   of  the
reorganization  were issued pursuant to exemption from registration  provided by
Section 3(a)(12) of the Securities Act of 1933, as amended.

Item 27.  Exhibits

2.1 Plan of Reorganization and Merger Agreement entered into as of July 30, 1999 by and among The Vintage Bank, Vintage Merger Co. and North Bay Bancorp (1)

3.1      Articles of Incorporation of Registrant*

3.2      Bylaws as amended of Registrant*

5.1      Opinion re: legality

10.1     North Bay Bancorp Stock Option Plan*

10.2     Employment Agreement with Terry L. Robinson*

11. Statement re: computation of per share earnings is included in Note 1 to the financial statements to the prospectus included in Part I of this Registration Statement

21. Subsidiaries of Registrant are: The Vintage Bank, a California banking corporation

23.1     Consent of Counsel is included with the opinion re: legality as Exhibit
         5.1 to the Registration Statement

23.2 Consent of Arthur Andersen LLP as independent public accountants for North Bay Bancorp and The Vintage Bank

23.3 Consent of the Hoefer & Arnett [Incorporated] as financial advisor to North Bay Bancorp

24.      Power of Attorney*

27.      Financial Data Schedule*

99.1 Opinion of Hoefer & Arnett Incorporated dated January 18, 2000 as financial advisor to North Bay Bancorp

99.2     Stock Subscription Application


*Previously filed

(1) Attached as Exhibit 7(c)(2) to North Bay Bancorp's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 1999, and incorporated herein by reference.

Item 28.  Undertakings

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) if, in the aggregate, the changes in the volume and represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Napa, State of California, on February 7, 2000.

                     NORTH BAY BANCORP

                     /s/ Terry L. Robinson
                     ---------------------------------------------
                     By: Terry L. Robinson , President & Chief Executive Officer

Pursuant to the  requirements of the Securities Act of 1933,  this  Registration
Statement has been signed by the following  persons in the capacities and on the date indicated.
 /s/ Terry L. Robinson                           ,           Director,                  February 7, 2000
-------------------------------------------------    Principal Executive Officer
Terry L. Robinson



/*/ David B. Gaw                                      ,      Director
------------------------------------------------------
David B. Gaw


/*/ Conrad W. Hewitt                                  ,      Director
------------------------------------------------------
Conrad W. Hewitt


/*/ Harlan R. Kurtz                                   ,      Director
------------------------------------------------------
Harlan R. Kurtz


/*/ Richard S. Long                                   ,      Director
------------------------------------------------------
Richard S.  Long


/*/ Thomas H. Lowenstein                              ,      Director
------------------------------------------------------
Thomas H. Lowenstein


/*/ Thomas F. Malloy                                  ,      Director
------------------------------------------------------
Thomas F. Malloy


/*/ James Tidgewell                                   ,      Director
------------------------------------------------------
James Tidgewell


 /s/ Lee-Ann Almeida                          ,      Principal Financial Officer         February 7, 2000
----------------------------------------------
Lee-Ann Almeida


*/s/ Terry L. Robinson                                                                   February 7, 2000
-----------------------
by Terry L. Robinson as Power of Attorney

                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

2.1 Plan of Reorganization and Merger Agreement entered into as of July 30, 1999 by and among The Vintage Bank, Vintage Merger Co. and North Bay Bancorp. (1)

3.1      Articles of Incorporation of Registrant.*

3.2      Bylaws as amended of Registrant.*

5.1      Opinion re: legality.

10.1     North Bay Bancorp Stock Option Plan.*

10.2     Employment Agreement with Terry L. Robinson.*

11. Statement re: computation of per share earnings is included in Note 1 to the financial statements to the prospectus included in Part I of this Registration Statement.

21. Subsidiaries of Registrant are: The Vintage Bank, a California banking corporation.

23.1     Consent of Counsel is included with the opinion re: legality as Exhibit
         5.1 to the Registration Statement.

23.2 Consent of Arthur Andersen LLP as independent public accountants for North Bay Bancorp and The Vintage Bank.

23.3 Consent of the Hoefer & Arnett Incorporated as financial advisor to North Bay Bancorp.

25.      Power of Attorney*

27.      Financial Data Schedule*

99.1 Opinion of Hoefer & Arnett Incorporated dated Jaunuary 18, 2000 as financial advisor to North Bay Bancorp.

99.2     Stock Subscription Application

*Previously filed

(1) Attached as Exhibit 7(c)(2) to North Bay Bancorp's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 29, 1999, and incorporated herein by reference.